     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 13, 2002

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                               NOBLE CORPORATION
             (Exact name of registrant as specified in its charter)

             CAYMAN ISLANDS                                1381                                  98-0366361
    (State or other jurisdiction of            (Primary Standard Industrial                   (I.R.S. Employer
     incorporation or organization)            Classification Code Number)                 Identification Number)

                                                                                ROBERT D. CAMPBELL
                                                                                    PRESIDENT
                                                                                NOBLE CORPORATION
           13135 SOUTH DAIRY ASHFORD, SUITE 800                        13135 SOUTH DAIRY ASHFORD, SUITE 800
                 SUGAR LAND, TEXAS 77478                                     SUGAR LAND, TEXAS 77478
                      (281) 276-6100                                              (281) 276-6100
   (Address, including zip code, and telephone number,      (Name, address, including zip code, and telephone number,
 including area code, of registrant's principal executive           including area code, of agent for service)
                         offices)

                             ---------------------

                                    COPY TO:
                                David L. Emmons
                               Baker Botts L.L.P.
                          2001 Ross Avenue, Suite 700
                            Dallas, Texas 75201-2980
                                 (214) 953-6500

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger of Noble Drilling Corporation, a Delaware corporation ("Noble-Delaware"), with Noble Cayman Acquisition Corporation, an indirect wholly-owned subsidiary of the registrant pursuant to the Agreement and Plan of Merger attached as Annex A to the Proxy Statement/Prospectus contained herein have been satisfied.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                PROPOSED MAXIMUM       PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF              AMOUNT TO BE          OFFERING PRICE           AGGREGATE              AMOUNT OF
   SECURITIES TO BE REGISTERED(1)           REGISTERED            PER SHARE(2)        OFFERING PRICE(2)     REGISTRATION FEE(3)
---------------------------------------------------------------------------------------------------------------------------------
Ordinary Shares, par value U.S.$0.10
  per share..........................      132,135,326               $36.36             $4,803,779,777            $441,948
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Includes Series A Junior Participating Preferred Share Purchase Rights (the "Rights"). The Rights are associated and will trade with the Ordinary Shares of the registrant. No additional registration fee is required with respect to the Rights.

(2) Reflects the market price of the Common Stock of Noble-Delaware to be exchanged for Ordinary Shares of the registrant in connection with the merger described in this Registration Statement computed in accordance with Rule 457(c) and Rule 457(f)(1) under the Securities Act based upon the average of the high and low prices of the Common Stock of Noble-Delaware as reported by the New York Stock Exchange, Inc. on March 6, 2002 and is estimated solely to determine the registration fee.

(3) A fee of $365,887 was previously paid by Noble-Delaware pursuant to Rule 14a-6 and Rule 0-11 under the Exchange Act in connection with the preliminary Proxy Statement/Prospectus related hereto filed on February 6, 2002. Pursuant to Rule 457(b) under the Securities Act and Rule 0-11(a)(2) under the Exchange Act, such fee is being credited against the registration fee and, accordingly, only an additional $76,061 is being paid in connection with this Registration Statement.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  [NOBLE LOGO]

                           NOBLE DRILLING CORPORATION
                      13135 SOUTH DAIRY ASHFORD, SUITE 800
                            SUGAR LAND, TEXAS 77478

                                 March   , 2002

Dear Stockholder:

     We are pleased to present for your approval at our 2002 annual stockholders' meeting a proposal for restructuring Noble Drilling Corporation (which we refer to as Noble-Delaware) that will effectively change our place of incorporation from Delaware to the Cayman Islands. Noble Corporation, a Cayman Islands company we recently formed (which we refer to as Noble-Cayman), will become the parent holding company of Noble-Delaware and the other companies in the Noble corporate group as a result of the merger of Noble-Delaware with a subsidiary of Noble-Cayman. After completion of the merger, Noble-Cayman and the Noble corporate group will continue to conduct our businesses as conducted prior to the merger.

     In the merger, the shares of Noble-Delaware common stock that you own will automatically become Noble-Cayman ordinary shares. The number of Noble-Cayman ordinary shares you will own will be the same as the number of shares of Noble-Delaware common stock that you own immediately prior to the completion of the merger, and your proportionate ownership and relative voting rights will remain unchanged.

     Accompanying this letter is a notice of the 2002 annual meeting of stockholders and a proxy statement/prospectus. At the meeting you will be asked to vote on the following matters in addition to the merger proposal: (i) the election of directors of Noble-Delaware, (ii) a proposal to amend Noble-Delaware's Amended and Restated Certificate of Incorporation to increase the authorized shares of Noble-Delaware common stock, and (iii) proposals regarding two Noble-Delaware stock option plans. We urge all stockholders to read the proxy statement/prospectus carefully for details about the merger and related restructuring transactions.

     Generally, for U.S. federal income tax purposes, stockholders of Noble-Delaware who are U.S. persons will recognize gain, if any, but not loss, on the exchange of shares of Noble-Delaware for shares of Noble-Cayman in the merger.

     The restructuring cannot be completed unless the holders of a majority of our outstanding shares approve the merger by voting to adopt the Agreement and Plan of Merger (a copy of which accompanies this proxy statement/prospectus) at the meeting.

     YOUR VOTE IS VERY IMPORTANT. Please vote your proxy by telephone, via the Internet or by completing, signing and dating the enclosed proxy card and returning it promptly in the enclosed envelope, whether or not you expect to attend the meeting. You may revoke your proxy and vote in person if you decide to attend the meeting.

     WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING YOUR PARTICULAR TAX CONSEQUENCES. YOU SHOULD ALSO CONSIDER THE RISK FACTORS WE DESCRIBE STARTING ON PAGE 13.

     Your board of directors has unanimously approved the Agreement and Plan of Merger providing for the merger, and each of the other proposals to be acted upon at the meeting, and recommends that you vote "FOR" approval of the merger and the other proposals.

     We urge you to join us in supporting this important opportunity.

                                          Sincerely,

                                          JAMES C. DAY
                                          Chairman of the Board and
                                          Chief Executive Officer

                                  [NOBLE LOGO]

                           NOBLE DRILLING CORPORATION
                      13135 SOUTH DAIRY ASHFORD, SUITE 800
                            SUGAR LAND, TEXAS 77478

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 25, 2002

To the Stockholders of
Noble Drilling Corporation:

    A meeting of stockholders of Noble Drilling Corporation, a Delaware corporation ("Noble-Delaware"), will be held on April 25, 2002, at 10:00 a.m., local time, at the St. Regis Hotel, 1919 Briar Oaks Lane, Houston, Texas, for the following purposes:

        1. To elect two directors to the class of directors whose three-year term will expire in 2005;

        2. To consider and vote upon a proposal to amend the Amended and Restated Certificate of Incorporation of Noble-Delaware to increase the number of authorized shares of common stock to 400,000,000 from 200,000,000;

        3. To consider and vote upon a proposal to amend the Noble Drilling Corporation 1991 Stock Option and Restricted Stock Plan;

        4. To consider and vote upon a proposal regarding the Noble Drilling Corporation 1992 Nonqualified Stock Option Plan for Non-Employee Directors;

        5. To adopt the Agreement and Plan of Merger, which is attached to the accompanying proxy statement/ prospectus as Annex A, among Noble-Delaware, Noble Corporation, a Cayman Islands company and a wholly owned subsidiary of Noble-Delaware ("Noble-Cayman"), Noble Holding (U.S.) Corporation, a Delaware corporation and a wholly owned subsidiary of Noble-Cayman ("Holdco"), and Noble Cayman Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Holdco ("merger sub"), whereby we will in effect change our place of incorporation from Delaware to the Cayman Islands by merging Noble-Delaware with merger sub. As a result of the merger, Noble-Delaware will be the surviving corporation and will become an indirect, wholly owned subsidiary of Noble-Cayman, and each outstanding share of the common stock of Noble-Delaware will automatically become one ordinary share of Noble-Cayman so that all current stockholders of Noble-Delaware will become holders of ordinary shares of Noble-Cayman; and

        6. To transact such other business as may properly come before the stockholders' meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on March 7, 2002 as the record date for the determination of stockholders entitled to notice of and to vote at the stockholders' meeting or any adjournment thereof. Only holders of record of the common stock of Noble-Delaware at the close of business on the record date are entitled to notice of and to vote at the meeting. A complete list of such stockholders will be available for examination at the offices of Noble-Delaware in Sugar Land, Texas during normal business hours for a period of 10 days prior to the meeting.

    Your vote is very important. All stockholders are cordially invited to attend the meeting. Stockholders are urged, whether or not they plan to attend the meeting, to submit their proxy by telephone, via the Internet or by completing, signing, dating and mailing the enclosed proxy or voting instruction card in the postage-paid envelope provided. If a stockholder who has submitted a proxy attends the meeting in person, such stockholder may revoke the proxy and vote in person on all matters submitted at the meeting.

                                          By Order of the Board of Directors

                                            JULIE J. ROBERTSON
                                                Secretary

Sugar Land, Texas
March   , 2002

The information contained in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION -- DATED MARCH 13, 2002

                PROXY STATEMENT OF                            PROSPECTUS FOR ORDINARY SHARES OF
            NOBLE DRILLING CORPORATION                                NOBLE CORPORATION
             (a Delaware corporation)               (a Cayman Islands exempted company limited by shares)

                                  [NOBLE LOGO]

    Our board of directors has unanimously approved and is submitting to our stockholders for their approval at our 2002 annual stockholders' meeting a proposal for the merger of Noble Drilling Corporation that would result in your holding ordinary shares, including the associated Series A Junior Participating preferred share purchase rights (the "Rights"), in a Cayman Islands company rather than a Delaware corporation. The merger will effectively change our place of incorporation from Delaware to the Cayman Islands. The number of shares and associated Rights you will own and your percentage ownership in Noble Corporation, the Cayman Islands company, will be the same as the number of shares and Series A Junior Participating preferred stock purchase rights and percentage ownership you held in Noble Drilling Corporation immediately prior to the merger. After the completion of the merger, the Cayman Islands company and the Noble corporate group will continue to conduct our businesses as conducted prior to the merger. The shares of the Cayman Islands company will be listed on the New York Stock Exchange under the symbol "NE," the same symbol under which your shares are currently listed. Currently, there is no established public trading market for the shares of the Cayman Islands company.

    We believe that restructuring as a Cayman Islands company will position us to realize potential business, financial and strategic benefits. The use of a Cayman Islands company will allow us to organize our international business activities so that we will be better positioned to benefit from more favorable business, tax and financing environments. We also believe that the merger will allow us to implement our business strategies more effectively. Specifically, as a result of the merger, we expect to reduce our worldwide effective corporate tax rate and to enhance our business growth and cash flow. Additionally, we believe that the Cayman Islands company may be a more attractive investment alternative to a wider range of investors.

    Generally, for U.S. federal income tax purposes, stockholders of Noble Drilling Corporation who are U.S. persons will recognize gain, if any, but not loss, on the exchange of shares of Noble Drilling Corporation for the ordinary shares of the Cayman Islands company in the merger. The U.S. federal income tax consequences to particular stockholders will depend in part on their individual circumstances. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING YOUR PARTICULAR TAX CONSEQUENCES.

    At the stockholders' meeting, you will be asked to vote on the proposed merger. The merger cannot be completed unless the holders of a majority of our outstanding shares approve it. You will also be asked to vote on the following matters: (1) the election of directors of Noble Drilling Corporation, (2) a proposal to amend Noble Drilling Corporation's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock, (3) a proposal to amend the Noble Drilling Corporation 1991 Stock Option and Restricted Stock Plan, and (4) a proposal regarding the Noble Drilling Corporation 1992 Nonqualified Stock Option Plan for Non-Employee Directors.

    This proxy statement/prospectus provides you with detailed information regarding the merger and the other matters to be considered at the stockholders' meeting. We encourage you to read this entire proxy statement/ prospectus carefully.

    YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS WE DESCRIBE STARTING ON PAGE 13.

    Your vote is very important. Your board of directors recommends that you vote to approve and adopt the merger and the merger agreement and each of the other proposals to be acted upon at the stockholders' meeting. To ensure that your shares are represented, please submit your proxy by telephone, via the Internet or by completing, signing and dating the enclosed proxy card or voting instruction card, as appropriate, and returning it promptly in the enclosed envelope, whether or not you expect to attend the stockholders' meeting. You may revoke your proxy and vote in person if you decide to attend the stockholders' meeting.

    The record date for the meeting is March 7, 2002. The date and time of the meeting is April 25, 2002 at 10:00 a.m., Houston, Texas time, and the place of the meeting is the St. Regis Hotel, 1919 Briar Oaks Lane, Houston, Texas.

    NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    The date of this proxy statement/prospectus is March   , 2002, and it will
be first mailed to stockholders along with a form of proxy on March   , 2002.

                             ADDITIONAL INFORMATION

     This proxy statement/prospectus incorporates important business and financial information about Noble Drilling Corporation that is not included in, or delivered with, this proxy statement/prospectus. You may obtain this information, without charge, by making written or oral request directed to Julie
J. Robertson, Senior Vice President-Administration and Secretary, Noble Drilling Corporation, 13135 South Dairy Ashford, Suite 800, Sugar Land, Texas 77478, telephone (800) 897-2785. The exhibits to these documents will generally not be made available unless they are specifically incorporated by reference in this proxy statement/prospectus.

     TO ENABLE TIMELY DELIVERY OF THESE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY NO LATER THAN APRIL 18, 2002, WHICH IS FIVE BUSINESS DAYS PRIOR TO THE ANNUAL MEETING.

     For a more detailed discussion of the information incorporated by reference into this proxy statement/ prospectus, see "Where You Can Find More Information" beginning on page 71.

     You should rely only on information contained in or incorporated by reference into this proxy statement/prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of the securities in any state where the offer is not permitted. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date on the cover of this proxy statement/prospectus, or in the case of documents incorporated by reference, the date of the referenced document, and neither the mailing of this proxy statement/prospectus to you nor the issuance of Noble Corporation ordinary shares in the merger shall create any implication to the contrary.

                              PROXY VOTING OPTIONS

     If your shares are held in your name, you can vote by proxy in three convenient ways:

     - TELEPHONE -- Call toll-free 1-800-850-5909 (24 hours a day, 7 days a week) and follow the instructions. You will need to give the Company Number and Control Number, both of which are contained on your proxy card accompanying this proxy statement/prospectus. This method of voting your proxy is available for residents of the United States and Canada only, and is available until 5:00 p.m. Eastern Time on Wednesday, April 24, 2002.

     - INTERNET -- Visit http://proxy.georgeson.com. Enter the Company Number and Control Number from your proxy card and follow the instructions. This method of voting will be available until 5:00 p.m. Eastern Time on Wednesday, April 24, 2002.

     - PROXY CARD -- Complete, sign and date your proxy card and mail it in the postage paid envelope provided. Proxy cards must be received before voting begins at the meeting.

     If you hold shares through someone else, such as a stockbroker, you may get material from them asking how you want to vote your shares. You should check to see if they offer telephone or Internet voting.

     If you were a participant in the Noble Drilling Corporation 401(k) Savings Plan on the record date for the stockholders' meeting, you should receive a voting instruction card. You can provide instructions to the plan trustee as to how to vote shares held in the plan by calling the telephone number or visiting the Internet site as set forth above, or by completing, dating and signing the voting instruction card and mailing it in the postage paid envelope.

                               TABLE OF CONTENTS

NOBLE STRUCTURE........................    1
QUESTIONS AND ANSWERS..................    2
SUMMARY................................    5
  Proposal to Amend Our Certificate of
     Incorporation.....................    5
  Proposal to Amend the Noble Drilling
     Corporation 1991 Stock Option and
     Restricted Stock Plan.............    5
  Proposal Regarding the Noble Drilling
     Corporation 1992 Nonqualified
     Stock Option Plan for Non-Employee
     Directors.........................    5
  The Merger Proposal..................    6
  Market Price.........................    8
  Stockholders' Meeting................    9
  Recommendations of the Board of
     Directors.........................    9
  Votes Required.......................    9
  Proxies and Voting Instruction
     Cards.............................    9
SELECTED HISTORICAL CONSOLIDATED
  FINANCIAL DATA.......................   11
SUMMARY PRO FORMA FINANCIAL
  INFORMATION..........................   12
RISK FACTORS...........................   13
VOTING SECURITIES......................   15
SECURITY OWNERSHIP OF CERTAIN
  BENEFICIAL OWNERS....................   15
ELECTION OF DIRECTORS..................   16
  Nominees for Directors...............   16
  Additional Information Regarding the
     Board of Directors................   18
  Employment Agreements................   19
SECURITY OWNERSHIP OF MANAGEMENT.......   20
  Executive Stock Ownership............   21
EXECUTIVE COMPENSATION.................   21
  Report of the Compensation Committee
     on Executive Compensation.........   21
  Summary Compensation Table...........   24
  Option/SAR Grants in 2001............   25
  Aggregated Option/SAR Exercises in
     2001 and 12/31/01 Option/SAR
     Values............................   25
  Defined Benefit Plans................   25
  Pension Plan Table...................   26
  Performance Graph....................   26
  Supplemental Performance Graph.......   28
SECTION 16(a) BENEFICIAL OWNERSHIP
  REPORTING COMPLIANCE.................   29
AUDITORS...............................   29
REPORT OF THE AUDIT COMMITTEE..........   29
  Audit Fees...........................   30
  Financial Information Systems Design
     and Implementation Fees...........   30
  All Other Fees.......................   30
  Summary..............................   30
PROPOSAL TO ADOPT THE AMENDMENT TO THE
  CERTIFICATE OF INCORPORATION.........   30
  Background and Reasons...............   30
  Proposed Amendment to the Certificate
     of Incorporation..................   31
  Recommendation and Required
     Affirmative Vote..................   31
PROPOSAL TO AMEND THE NOBLE DRILLING
  CORPORATION 1991 STOCK OPTION AND
  RESTRICTED STOCK PLAN................   31
  General..............................   31
  Proposed Amendment to the 1991
     Plan..............................   32
  Description of the 1991 Plan.........   32
  U.S. Federal Income Tax
     Consequences......................   33
  Recommendation and Required
     Affirmative Vote..................   35
PROPOSAL REGARDING THE NOBLE DRILLING
  CORPORATION 1992 NONQUALIFIED STOCK
  OPTION PLAN FOR NON-EMPLOYEE
  DIRECTORS............................   35
  General..............................   35
  Proposal Regarding the 1992 Plan.....   35
  Description of the 1992 Plan.........   36
  U.S. Federal Income Tax
     Consequences......................   37
  Recommendation and Required
     Affirmative Vote..................   38
THE MERGER.............................   38
  Background and Reasons for the
     Merger............................   38
  The Agreement and Plan of Merger.....   40
  Amendment and Termination............   40
  Additional Agreements................   40
  Conditions to Consummation of the
     Merger............................   41

  Effective Time.......................   41
  Management of Noble-Cayman...........   41
  Recommendation and Required
     Affirmative Vote..................   41
  Regulatory Approvals.................   42
  Rights of Dissenting Stockholders....   42
  No Requirement to Exchange
     Certificates......................   42
  Stock Compensation and Benefit
     Plans.............................   42
  Stockholder/Shareholder Rights
     Plan..............................   43
  Stock Exchange Listing...............   43
  Accounting Treatment of the Merger...   43
  Restructuring Subsequent to the
     Merger............................   43
MATERIAL INCOME TAX CONSEQUENCES OF THE
  MERGER...............................   44
  U.S. Federal Income Tax Consequences
     of the Merger.....................   44
  Effect of Cayman Islands Tax Laws on
     Noble-Cayman......................   47
DESCRIPTION OF AUTHORIZED SHARES OF
  NOBLE-CAYMAN.........................   47
  Authorized Share Capital.............   48
  Voting...............................   48
  Quorum for General Meetings..........   48
  Dividend Rights......................   49
  Rights Upon Liquidation..............   50
  No Sinking Fund......................   50
  No Liability for Further Calls or
     Assessments.......................   50
  No Preemptive Rights.................   50
  Redemption and Conversion............   50
  Repurchase...........................   50
  Restrictions on Transfer.............   50
  Other Classes or Series of Shares....   50
  Compulsory Acquisition of Shares Held
     by Minority Holders...............   51
  Transfer Agent.......................   51
  Anti-Takeover Provisions.............   51
  Shareholder Rights Plan..............   53
COMPARISON OF RIGHTS OF
  STOCKHOLDERS/SHAREHOLDERS............   56
  Stockholder/Shareholder Approval of
     Business Combinations.............   57
  Special Vote Required for
     Combinations with Interested
     Stockholders/ Shareholders........   58
  Fair Price to
     Stockholders/Shareholders in
     Business Combinations.............   59
  Appraisal Rights and Compulsory
     Acquisition.......................   60
  Stockholder/Shareholder Consent to
     Action Without Meeting............   60
  Special Meetings of Stockholders/
     Shareholders......................   61
  Distributions and Dividends;
     Repurchases and Redemptions.......   61
  Vacancies on Board of Directors......   61
  Removal of Directors; Staggered Term
     of Directors......................   62
  Inspection of Books and Records......   62
  Amendment of Governing Documents.....   63
  Indemnification of Directors and
     Officers..........................   64
  Limited Liability of Directors.......   65
  Shareholders' Suits..................   66
  Advance Notification Requirements for
     Proposals of
     Stockholders/Shareholders.........   66
  Stockholder/Shareholder Rights
     Plan..............................   67
  Issuance of Preferred Shares.........   67
THE STOCKHOLDERS' MEETING..............   68
  Time, Place and Date.................   68
  Proposals............................   68
  Quorum...............................   68
  Record Date..........................   68
  Vote Required........................   68
  Proxies and Voting Instruction
     Cards.............................   69
  Solicitation of Proxies..............   70
PROPOSALS OF SHAREHOLDERS..............   70
LEGAL MATTERS..........................   71
EXPERTS................................   71
WHERE YOU CAN FIND MORE INFORMATION....   71
CAUTIONARY STATEMENT REGARDING
  FORWARD-LOOKING STATEMENTS...........   72

AGREEMENT AND PLAN OF MERGER....  ANNEX A
MEMORANDUM OF ASSOCIATION OF
  NOBLE-CAYMAN..................  ANNEX B
ARTICLES OF ASSOCIATION OF
  NOBLE-CAYMAN..................  ANNEX C
AMENDMENT OF THE 1992 PLAN......  ANNEX D
AMENDED AND RESTATED CHARTER OF
  THE AUDIT COMMITTEE...........  ANNEX E

                                NOBLE STRUCTURE

     We are seeking your approval at the annual stockholders' meeting of a merger transaction (the "merger") which will restructure our internal corporate organization. The merger will effectively change the place of our incorporation from Delaware to the Cayman Islands.

     The merger involves several steps. First, we have formed a new Cayman Islands company named Noble Corporation ("Noble-Cayman"), as a wholly owned subsidiary of Noble Drilling Corporation, the Delaware corporation whose shares you currently own ("Noble-Delaware"). Noble-Cayman, in turn, has formed a wholly owned Delaware subsidiary named Noble Holding (U.S.) Corporation ("Holdco"), which has formed Noble Cayman Acquisition Corporation, a wholly owned Delaware subsidiary (the "merger sub"). Following the stockholders' meeting, assuming we have obtained the requisite approval of stockholders, the merger sub will merge with and into Noble-Delaware, with Noble-Delaware surviving the merger. In the merger, each person holding shares of common stock (and related preferred stock purchase rights) of Noble-Delaware immediately before the merger will receive one ordinary share (and related preferred share purchase right) of Noble-Cayman for each share of common stock of Noble-Delaware (and related preferred stock purchase right). As a result of the transaction, you will become a shareholder in Noble-Cayman, the new Cayman Islands parent of the entire Noble group. Immediately after the merger, Noble-Cayman will have outstanding the same number of ordinary shares as there were outstanding shares of Noble-Delaware common stock immediately before the merger. As of March 7, 2002, the record date for the stockholders' meeting, there were 132,135,326 shares of Noble-Delaware common stock outstanding.

     In this proxy statement/prospectus, we sometimes refer to Noble-Delaware and/or Noble-Cayman as "we," "us," "our" or "Noble."

     We are also proposing several other items for your consideration at the stockholders' meeting, including:

     - the election of directors of Noble-Delaware;

     - a proposal to amend Noble-Delaware's Amended and Restated Certificate of Incorporation (the "certificate of incorporation") to increase the number of authorized shares of common stock of Noble-Delaware to 400,000,000 from 200,000,000; and

     - proposals regarding two stock option plans of Noble-Delaware.

     You should note that each of the proposals will be effected if they are approved by our stockholders, regardless of whether any of the other proposals are approved. Furthermore, the proposals to be considered at the stockholders' meeting, other than the merger proposal, will be relevant to the ongoing operations of Noble-Cayman assuming we obtain the requisite stockholder approval of the merger proposal. In particular, the number of authorized shares of Noble-Cayman will be the same as the number of authorized shares of Noble-Delaware, so that the number of authorized ordinary shares of Noble-Cayman will be 400,000,000 if the proposed amendment of Noble-Delaware's certificate of incorporation is approved by our stockholders. In addition, the directors who are elected at the stockholders' meeting, together with the other directors of Noble-Delaware whose terms do not expire at the stockholders' meeting, will become the directors of Noble-Cayman if the merger proposal is approved by our stockholders. Finally, assuming we obtain the requisite stockholder approval of the merger proposal, Noble-Cayman will assume both of the option plans of Noble-Delaware that will be considered at the stockholders' meeting, with whatever changes, if any, as are approved by our stockholders at the stockholders' meeting.

                             QUESTIONS AND ANSWERS

                                   THE MERGER

Q: WHY DOES NOBLE WANT TO RESTRUCTURE?

A: We believe that becoming a Cayman Islands company will promote our flexibility to reduce our worldwide effective corporate tax rate, will allow us to restructure our business to increase operational efficiencies and will result in a corporate structure that is generally more favorable for expansion of our current business. Additionally, we believe Noble-Cayman could be a more attractive investment alternative to a wider range of investors.

Q: THE NEWS MEDIA HAVE REPORTED EXTENSIVELY ON FINANCIAL AND ACCOUNTING RULES
   AND PRACTICES AMID RECENT PROMINENT COMPANY FAILURES AND BREAKUPS. IS NOBLE'S PLAN TO RESTRUCTURE IN RESPONSE TO THESE DEVELOPMENTS?

A: No. We have no off-balance sheet debt, we will not remove any of our assets or liabilities from the Noble consolidated financial statements as a result of the restructuring, and we will continue to disclose our business and financial transactions in a candid and transparent manner consistent with long-standing practice.

Q: WHY WAS THE CAYMAN ISLANDS SELECTED AS THE PLACE OF DOMICILE OF NOBLE-CAYMAN?

A: We chose the Cayman Islands for its political stability, legal framework and business-friendly environment. We already manage our international operations from our existing Cayman Islands office and certain of our significant international subsidiaries are incorporated there. There are a number of companies that have chosen the Cayman Islands for their domicile which are currently publicly traded on U.S. markets. The current tax laws of the Cayman Islands are favorable to companies domiciled there. In addition, the Cayman Islands corporate legal system is such that your rights as a Noble-Cayman shareholder will be similar to your rights as a stockholder in Noble-Delaware. We urge you to read the section entitled "Comparison of Rights of Stockholders/Shareholders" beginning on page 56 for a more detailed description of the differences between your rights under Delaware and Cayman Islands law. Although Noble-Cayman will be incorporated in the Cayman Islands, Noble-Cayman, like Noble-Delaware, will be headquartered in Sugar Land, Texas.

Q: WILL THE RESTRUCTURING AFFECT CURRENT OR FUTURE OPERATIONS?

A: The restructuring should have no material impact on how we conduct day-to-day operations. The location of future operations will depend on the needs of the business, independent of our legal domicile.

Q: IS THE MERGER TAXABLE TO ME?

A: Generally, if you are a U.S. person, you will recognize gain, if any, but not loss, on the receipt of Noble-Cayman shares in the merger. The gain will equal the excess of the value of Noble-Cayman shares you receive in the merger over your adjusted tax basis in the shares of Noble-Delaware you exchange. Generally, any such gain will be capital gain. Your basis in the Noble-Cayman shares you receive in exchange for shares in which you have a gain will equal the fair market value of those shares. You will not be permitted to recognize any loss realized on the exchange. Instead, your basis in those Noble-Delaware shares in which you have a loss will carry over to the Noble-Cayman shares you receive in the merger and will be used in determining gain or loss upon any future sale of the Noble-Cayman shares. The U.S. federal income tax consequences to particular stockholders will depend in part on their individual circumstances. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING YOUR PARTICULAR TAX CONSEQUENCES.

Q: IS THE MERGER A TAXABLE TRANSACTION FOR EITHER NOBLE-DELAWARE OR
   NOBLE-CAYMAN?

A: No. We believe Noble-Delaware and Noble-Cayman will not incur any taxes in connection with the consummation of the merger.

Q: HAS THE U.S. INTERNAL REVENUE SERVICE RENDERED AN OPINION ON THE MERGER OR
   THE RELATED RESTRUCTURING TRANSACTIONS?

A: No. We are not requesting any ruling from the U.S. Internal Revenue Service.

Q: WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A: We intend to complete the merger as soon as practicable following the approval of the merger by stockholders at the stockholders' meeting.

Q: DO I HAVE TO PHYSICALLY EXCHANGE MY NOBLE-DELAWARE STOCK CERTIFICATES FOR
   NOBLE-CAYMAN ORDINARY SHARE CERTIFICATES?

A: No. You will not be required to physically exchange your stock certificates as a result of the merger. After the merger, you will own one Noble-Cayman ordinary share for each Noble-Delaware share of common stock you owned immediately prior to the merger, and your Noble-Delaware certificates will represent those Noble-Cayman ordinary shares. The merger will not dilute your ownership interest.

Q: WHAT HAPPENS TO THE PREFERRED STOCK PURCHASE RIGHTS THAT ARE ATTACHED TO MY
   NOBLE-DELAWARE SHARES?

A: In connection with the merger, your existing preferred stock purchase rights will be replaced with new Noble-Cayman preferred share purchase rights that are identical to your current rights.

Q: CAN I TRADE NOBLE-DELAWARE SHARES BETWEEN THE DATE OF THIS PROXY
   STATEMENT/PROSPECTUS AND THE EFFECTIVE TIME OF THE MERGER?

A: Yes. The Noble-Delaware common stock will continue trading during this period.

Q: AFTER THE MERGER, WHERE CAN I TRADE ORDINARY SHARES OF NOBLE-CAYMAN?

A: The Noble-Cayman ordinary shares will be listed and traded on the New York
   Stock Exchange under the symbol "NE," the same symbol under which your shares are currently listed.

Q: WHAT VOTE IS REQUIRED TO APPROVE THE MERGER?

A: The affirmative vote of the holders of a majority of shares of Noble-Delaware common stock that were outstanding as of the record date for the stockholders' meeting is required to approve the merger.

                                OTHER PROPOSALS

Q: WHY IS NOBLE-DELAWARE ASKING ITS STOCKHOLDERS TO VOTE UPON PROPOSALS OTHER
   THAN THE MERGER IF NOBLE-DELAWARE COMMON STOCK WILL NO LONGER BE PUBLICLY
   HELD?

A: Our board has determined that the other proposals are in the best interests of our stockholders and has recommended that stockholders approve them even if the merger is not approved by stockholders. If the merger is approved, (1) Noble-Cayman will be a public company whose shares will be traded on the New York Stock Exchange, (2) the directors you elect at the stockholders' meeting, together with the other continuing directors of Noble-Delaware, will become directors of Noble-Cayman, (3) the authorized capital structure of Noble-Cayman will replicate the capital structure of Noble-Delaware and (4) Noble-Cayman will assume both of the option plans of Noble-Delaware that will be considered at the stockholders' meeting.

                                    GENERAL

Q: WHAT SHOULD I DO NOW TO VOTE?

A: You should submit your proxy or voting instructions by telephone, via the Internet, or by completing, signing and returning the enclosed proxy card, or voting instruction card, as appropriate, and mailing your signed proxy card, or voting instruction card, in the enclosed return envelope as soon as possible. If your shares are held in your name, you may also vote at the meeting in person. Even if you plan to attend the meeting, we urge you to submit your proxy by telephone, via the Internet, or by completing, signing and returning your proxy card. You can change your vote at any time before your proxy is voted at the meeting. You can do this in the manner described under "The Stockholders'
   Meeting -- Proxies and Voting Instruction Cards" starting on page 69.

Q: IF MY SHARES ARE HELD IN "STREET NAME", WILL MY BROKER VOTE MY SHARES FOR ME?

A: As to the proposals regarding the merger and the amendment of our certificate of incorporation, you must instruct your broker how to vote your shares on these proposals or else your broker will not vote your shares. Follow your broker's directions to provide instructions as to how your shares should be voted. Your broker may vote on the other proposals, including the election of directors.

Q: WHOM SHOULD I CALL WITH QUESTIONS?

A: You should contact either of the following:

  Noble-Delaware:

     John T. Rynd
     13135 South Dairy Ashford,
     Suite 800
     Sugar Land, Texas 77478
     Fax: (281) 276-6417
     Phone: (800) 897-2785

  the Proxy Solicitor:

     Georgeson Shareholder
     Communications Inc.
     1717 State Street
     New York, New York 10004
     Phone: (866) 800-0431

                                    SUMMARY

     This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that is important to you. To understand more fully the merger proposal and the other proposals to be voted on by stockholders at the stockholders' meeting, and for a more complete legal description of the merger, you should read carefully this entire proxy statement/prospectus, including the annexes. See also "Where You Can Find More Information" on page 71. The Agreement and Plan of Merger attached as Annex A to this proxy statement/prospectus is the legal document that contains the terms and conditions of the merger. The memorandum of association and articles of association of Noble-Cayman will serve similar purposes as the certificate of incorporation and bylaws of Noble-Delaware. The memorandum of association and articles of association are attached as Annex B and Annex C, respectively. In this proxy statement/prospectus, we refer to Noble Drilling Corporation, the Delaware corporation whose shares you currently own, as "Noble-Delaware." We refer to Noble Corporation, the newly formed Cayman Islands company, as "Noble-Cayman." Additionally, we sometimes refer to Noble-Delaware and/or Noble-Cayman as "we," "us," "our" or "Noble," and "you" refers to the stockholders of Noble-Delaware or the shareholders of Noble-Cayman, as the context requires. In addition, as the context requires, references to Noble-Delaware common stock and Noble-Cayman ordinary shares include the associated Noble-Delaware preferred stock purchase rights and the Noble-Cayman preferred share purchase rights, respectively.

PROPOSAL TO AMEND OUR CERTIFICATE OF INCORPORATION (see page 30)

     At the stockholders' meeting, you will be asked to adopt a proposal to amend the certificate of incorporation of Noble-Delaware to increase the number of authorized shares of Noble-Delaware common stock to 400,000,000 from 200,000,000.

     Your board of directors has determined that it is advisable to effect the amendment in order to provide a sufficient number of shares for future issue for appropriate corporate purposes. The amendment to our certificate of incorporation will be effected if it is adopted by the stockholders irrespective of whether the merger proposal or any other proposal to be voted on by stockholders is approved. Assuming we have obtained the requisite stockholder approval of the merger proposal, Noble-Cayman will have a capital structure that is identical in all material respects to that of Noble-Delaware.

PROPOSAL TO AMEND THE NOBLE DRILLING CORPORATION 1991 STOCK OPTION AND RESTRICTED STOCK PLAN (see page 31)

     At the stockholders' meeting, you will be asked to approve a proposal to amend the Noble Drilling Corporation 1991 Stock Option and Restricted Stock Plan in order to increase by 5,000,000 the number of shares of common stock available for issuance thereunder.

     Your board of directors has determined that such amendment is in the best interests of Noble and its stockholders because it will permit the continuation of a compensation plan that assists us in attracting and retaining key employees. The plan amendment will be effected if this proposal is approved by the stockholders irrespective of whether the merger proposal or any other proposal to be voted on by stockholders is approved. Assuming we have obtained the requisite stockholder approval of the merger proposal, Noble-Cayman will assume the Noble Drilling Corporation 1991 Stock Option and Restricted Stock Plan, after giving effect to the proposal regarding the plan, provided it is approved by stockholders at the meeting.

PROPOSAL REGARDING THE NOBLE DRILLING CORPORATION 1992 NONQUALIFIED STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS (see page 35)

     At the stockholders' meeting, you will be asked to approve a proposal regarding the Noble Drilling Corporation 1992 Nonqualified Stock Option Plan for Non-Employee Directors. The proposal is to ratify certain option grants made to non-employee directors under the 1992 plan during 2001 and to approve amendments to the 1992 plan in order to increase to 650,000 from 325,000 the number of shares of common stock available for issuance thereunder and to increase the size of automatic annual option grants to be made under the plan following the stockholders' meeting to 7,500 shares.

     Your board of directors has determined that such amendments are in the best interests of Noble and its stockholders because they will permit the continuation of a compensation plan that assists us in attracting and retaining qualified individuals to serve as directors of Noble. The proposal regarding the 1992 plan will be effected if it is approved by the stockholders irrespective of whether the merger proposal or any other proposal to be voted on by stockholders is approved. Assuming we have obtained the requisite stockholder approval of the merger proposal, Noble-Cayman will assume the plan after giving effect to the amendments to be voted on by stockholders provided they are approved by stockholders at the meeting.

THE MERGER PROPOSAL (see page 38)

  PARTIES TO THE MERGER

     Noble-Delaware. Noble-Delaware was organized as a Delaware corporation in 1939. Noble-Delaware and its predecessors have been engaged in the contract drilling of oil and gas wells domestically since 1921 and internationally during various periods since 1939. We are a leading provider of diversified services for the oil and gas industry. We perform contract drilling services with our fleet of 49 offshore drilling units located in key markets worldwide. Our fleet of floating deepwater units consists of nine semisubmersibles and three dynamically positioned drillships, seven of which are designed to operate in water depths greater than 5,000 feet. Our premium fleet of 34 independent leg, cantilever jackup rigs includes 21 units that operate in water depths of 300 feet and greater, four of which operate in water depths of 360 feet and greater, and 11 units that operate in water depths up to 250 feet. In addition, our fleet includes three submersible drilling units. Nine of our drilling units are capable of operating in harsh environments. Over 60% of our fleet is currently deployed in international markets, principally including the North Sea, Brazil, West Africa, the Middle East, India and Mexico. We operated in Venezuela as recently as 2000. We also provide labor contract drilling services, well site and project management services, and engineering services.

     Merger Sub and Holdco. The merger sub is a newly formed Delaware corporation. The merger sub was formed to merge with and into Noble-Delaware in the merger. All merger sub shares are currently held by Holdco, a newly formed Delaware subsidiary of Noble-Cayman. Holdco was formed to accomplish the proposed merger and to hold all of the common stock of Noble-Delaware subsequent to the merger. Neither the merger sub nor Holdco has transacted any business to date except in connection with its formation and the merger and related transactions.

     Noble-Cayman. Noble-Cayman is a newly formed Cayman Islands exempted company limited by shares and is currently wholly owned by Noble-Delaware. Noble-Cayman has no significant assets or capitalization and has not engaged in any business or other activities other than in connection with its formation and the merger and related restructuring. As a result of the restructuring, Noble-Cayman will become the parent holding company of the Noble corporate group of subsidiary companies, including Noble-Delaware.

     The principal executive offices of Noble-Cayman, Noble-Delaware, the merger sub and Holdco are located at 13135 South Dairy Ashford, Suite 800, Sugar Land, Texas 77478. The telephone number of each party at that address is (281) 276-6100.

  THE MERGER

     The merger is a transaction that will result in your owning ordinary shares in a Cayman Islands company rather than common stock in a Delaware corporation. You will own your shares in the Cayman Islands company in the same percentage as you now own shares in the Delaware corporation.

     The merger will effectively change our place of incorporation from Delaware to the Cayman Islands. After completion of the merger, Noble-Cayman will continue to conduct the businesses that Noble-Delaware now conducts.

     The merger involves several steps. First, we have formed Noble-Cayman. Noble-Cayman has formed Holdco, which in turn has formed the merger sub. Finally, following the stockholders' meeting, assuming we have obtained the requisite stockholder approval, the merger sub will merge with and into Noble-Delaware, with Noble-Delaware surviving, and each outstanding share of common stock of Noble-Delaware will automatically become one ordinary share of Noble-Cay-man. The Agreement and Plan of Merger, attached hereto as Annex A, is the document that sets forth the terms of the merger.

     We anticipate that the merger will become effective as soon as practicable following the stockholders' meeting, if it is approved at the stockholders' meeting by the requisite vote of our stockholders.

  REASONS FOR THE MERGER

     Currently, we conduct a substantial portion of our business in international markets. Over 60% of our fleet is deployed in international markets and approximately 54% of our 2001 revenues were derived from our international operations. We expect that a substantial portion of the future opportunities in our business will arise in international markets. We believe that restructuring Noble as a Cayman Islands company will give us advantages in pursuing these opportunities that are not available to a U.S. company and will be more consistent with our business operations. In particular, we believe that the merger:

     - will promote our flexibility to reduce our worldwide effective corporate tax rate;

     - will allow us to restructure our business to increase operational efficiencies, including improved worldwide cash management;

     - will result in a corporate structure that is generally more favorable to expand our business through acquisitions and use of joint ventures; and

     - may increase our access to international capital markets and cause our securities to become more attractive to non-U.S. investors, thus providing the opportunity to broaden our investor base.

  TAX CONSIDERATIONS

     Taxation of Noble-Delaware and Noble-Cayman. Noble-Delaware and Noble-Cayman will not incur any taxes in connection with the consummation of the merger.

     We may further restructure our operations internally following the merger to best achieve our business objectives. We do not expect that any such further restructuring would require us to obtain approval of the shareholders of Noble-Cayman. Depending on the timing and means of achieving any such further restructuring, we may incur tax liability. We do not expect any such liability would be material.

     Taxation of Noble-Delaware Stockholders. Generally, for U.S. federal income tax purposes, stockholders who are U.S. persons will recognize gain, if any, but not loss, on the receipt of Noble-Cayman shares in the merger. Generally the gain will equal the excess of the fair market value of the Noble-Cayman shares received in exchange for Noble-Delaware shares in the merger over the holder's adjusted tax basis in the shares of Noble-Delaware exchanged. Generally, any such gain will be capital gain. The holder's basis in those Noble-Cayman shares will equal the fair market value of those shares. Stockholders will not be permitted to recognize any loss realized on the exchange of their shares of Noble-Delaware for shares of Noble-Cayman. Instead, their basis in those Noble-Delaware shares in which they have a loss will carry over to the Noble-Cayman shares they receive in the merger and will be used in determining gain or loss upon any future sale of the Noble-Cayman shares. The holding period for any Noble-Cayman shares received by a U.S. holder in exchange for Noble-Delaware shares with respect to which gain was recognized will begin at the effective date of the merger. The holding period for any Noble-Cayman shares received by a U.S. holder in exchange for Noble-Delaware shares with respect to which the holder has a loss will include the holding period of those Noble-Delaware shares. The U.S. federal income tax consequences to particular stockholders will depend in part on their individual circumstances.

     WE ENCOURAGE YOU TO READ THE SECTION ENTITLED "MATERIAL INCOME TAX CONSEQUENCES OF THE MERGER" BEGINNING ON PAGE 44 FOR A MORE DETAILED DESCRIPTION OF THESE TAX CONSEQUENCES. WE ALSO URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING YOUR PARTICULAR TAX CONSEQUENCES.

  NO PHYSICAL EXCHANGE OF CERTIFICATES

     In the merger, each of your Noble-Delaware shares will be converted into one ordinary share of Noble-Cayman. Your proportionate share ownership will not change as a result of the merger. Your Noble-Delaware stock certificates will auto-matically become certificates representing Noble-Cayman shares, and you will not be required to physically exchange your stock certificates, in connection with the merger.

  RIGHTS OF STOCKHOLDERS

     The principal attributes of the Noble-Delaware shares and the Noble-Cayman shares will be similar. However, there are differences between the rights of stockholders under Delaware law and the rights of shareholders under Cayman Islands law. In addition, there are differences between Noble-Delaware's certificate of incorporation and bylaws and Noble-Cayman's memorandum of association and articles of association. We discuss these differences in more detail under "Description of Authorized Shares of Noble-Cayman" and "Comparison of Rights of Stockholders/ Shareholders."

  STOCKHOLDER/SHAREHOLDER RIGHTS PLANS

     Noble-Delaware has a stockholder rights plan under which preferred stock purchase rights are issued to stockholders of Noble-Delaware at the rate of one right for each outstanding share of Noble-Delaware common stock. Noble-Cayman has a shareholder rights plan that is substantially similar to the Noble-Delaware stockholder rights plan. The Noble-Cayman plan provides for the issuance of new preferred share purchase rights that are equivalent to the Noble-Delaware preferred stock purchase rights. The new Noble-Cayman rights will attach to all Noble-Cayman ordinary shares issued in connection with the merger and thereafter.

     The Noble-Delaware stockholder rights plan has been amended to provide that the existing rights will expire immediately prior to the effective time of the merger. This amendment of the Noble-Delaware stockholder rights plan will not result in the issuance of any stock pursuant to the rights or trigger redemption of the rights and will effectively terminate the Noble-Delaware stockholder rights plan immediately prior to the effective time of the merger. Stockholder approval of the Agreement and Plan of Merger will also constitute any required stockholder approval of the amendment to the Noble-Delaware stockholder rights plan.

  STOCK EXCHANGE LISTING

     Immediately following the merger, the Noble-Cayman ordinary shares will be listed on the New York Stock Exchange under the symbol "NE". This is the same symbol under which the Noble-Delaware common stock is currently listed. Noble-Delaware is currently included in the S&P 500 Index. We have been advised by Standard & Poor's that Standard & Poor's does not expect any change to our membership in the S&P 500 Index as a result of the merger, so long as we do not change the businesses we are engaged in, or the location of our executive offices and principal places of business as a result of the merger. The merger will not result in any such changes.

  REGULATORY APPROVALS

     Currently, neither Noble-Delaware nor Noble-Cayman is required to file any information with the U.S. Federal Trade Commission or the Antitrust Division of the U.S. Department of Justice under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in connection with the merger. We are not aware of any other governmental approvals or actions that are required to complete the merger other than compliance with U.S. federal and state securities laws and Delaware and Cayman Islands corporate law.

  RIGHTS OF DISSENTING STOCKHOLDERS

     You will not have dissenters' appraisal rights in connection with the merger.

  ACCOUNTING TREATMENT OF THE MERGER

     The merger will be accounted for as a combination of entities under common control using the historical cost basis of the combining companies. The accounting policies, procedures and internal controls of Noble-Cayman will remain unchanged from those of Noble-Delaware as a result of the merger.

MARKET PRICE

     The closing price per share of Noble-Delaware common stock on the New York Stock Exchange was $38.92 on March 12, 2002. The high and low sales prices of the Noble-Delaware common stock on the New York Stock Exchange were $31.06 and $29.15, respectively, on Janu-ary 30, 2002, the last trading day before the public announcement of the merger.

STOCKHOLDERS' MEETING (see page 68)

  TIME, DATE, PLACE AND PURPOSE

     The stockholders' meeting will be held at 10:00 a.m., Houston, Texas time, on April 25, 2002, at the St. Regis Hotel, 1919 Briar Oaks Lane, Houston, Texas. At the stockholders' meeting, you will be asked to approve the merger by voting to adopt the Agreement and Plan of Merger. You will also be asked to elect two persons to the board of directors of Noble-Delaware, to approve an amendment to our certificate of incorporation to increase the number of authorized shares of common stock of Noble-Delaware, and to approve certain proposals regarding two stock option plans of Noble-Delaware.

  RECORD DATE

     Only holders of record of Noble-Delaware common stock at the close of business on March 7, 2002, as shown in Noble-Delaware's transfer records, will be entitled to vote, or to grant proxies to vote, at the stockholders' meeting.

  QUORUM

     The presence, in person or by proxy, of persons holding a majority of the outstanding shares of Noble-Delaware common stock entitled to vote at the stockholders' meeting will constitute a quorum.

RECOMMENDATIONS OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF ITS NOMINEES FOR DIRECTOR.

     THE BOARD OF DIRECTORS HAS ALSO UNANIMOUSLY APPROVED THE PROPOSAL REGARDING THE AMENDMENT OF OUR CERTIFICATE OF INCORPORATION AND THE PROPOSALS REGARDING THE NOBLE DRILLING CORPORATION 1991 STOCK OPTION AND RESTRICTED STOCK PLAN AND THE NOBLE DRILLING CORPORATION 1992 NONQUALIFIED STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS, AND RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF SUCH PROPOSALS.

     THE BOARD OF DIRECTORS HAS ALSO UNANIMOUSLY APPROVED THE MERGER AND RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE AGREEMENT AND PLAN OF MERGER.

VOTES REQUIRED (see page 68)

     The directors nominated for election this year will be elected by a plurality of the shares of Noble-Delaware common stock present and entitled to vote at the stockholders' meeting.

     Approval of the proposals regarding the Noble Drilling Corporation 1991 Stock Option and Restricted Stock Plan and the Noble Drilling Corporation 1992 Nonqualified Stock Option Plan for Non-Employee Directors requires the affirmative vote of the holders of a majority of the outstanding shares of Noble-Delaware common stock present and entitled to vote at the stockholders' meeting.

     Approval and adoption of the merger and the Agreement and Plan of Merger and the amendment of Noble-Delaware's certificate of incorporation requires the affirmative vote of the holders of a majority of the shares of Noble-Delaware common stock outstanding and entitled to vote at the stockholders' meeting.

     As of March 7, 2002, the record date, there were 132,135,326 shares of Noble-Delaware common stock outstanding and entitled to vote. As of the record date, our directors and executive officers and their affiliates directly owned, in the aggregate, approximately 2,504,644 of such shares. This represents approximately 1.88% of the outstanding shares of Noble-Delaware common stock. These persons have informed us that they intend to vote their shares for the election of the two directors nominated by the board of directors for election at the meeting, in favor of the proposal to amend Noble-Delaware's certificate of incorporation, in favor of the proposals regarding the Noble Drilling Corporation 1991 Stock Option and Restricted Stock Plan and the Noble Drilling Corporation 1992 Nonqualified Stock Option Plan for Non-Employee Directors, and in favor of the adoption of the Agreement and Plan of Merger.

PROXIES AND VOTING INSTRUCTION CARDS (see page 69)

  PROXIES

     A proxy card is being sent to each holder of shares of Noble-Delaware common stock as of the record date. If you held shares on the record date, you may grant a proxy by telephone, via the Internet, or by marking the proxy card appropriately, executing it in the space provided and returning it to Noble-Delaware. If you hold your Noble-Delaware shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your shares. To be effective, a proxy card must be received by Noble-Delaware prior to the beginning of voting at the stockholders' meeting. See "Proxy Voting Options" above and "The Stockholders' Meeting -- Proxies and Voting Instruction Cards" on page 69.

  VOTING INSTRUCTION CARDS

     A voting instruction card is being sent to participants in the Noble Drilling Corporation 401(k) Savings Plan, as amended (the "Savings Plan"). If you were a participant in the Savings Plan on the record date, you may instruct the trustee of the Savings Plan how to vote by telephone, via the Internet, or by marking the voting instruction card appropriately, executing it in the space provided and returning it to Noble-Delaware. To be effective, a voting instruction card must be received by Noble-Delaware prior to the beginning of voting at the stockholders' meeting. See "Proxy Voting Options" above and "The Stockholders' Meeting -- Proxies and Voting Instruction Cards" on page 69.

  REVOCATION

     A proxy may be revoked at any time prior to the time the proxy is voted at the stockholders' meeting by any of the following methods:

     - giving written notice of the revocation to the Secretary of Noble-Delaware;

     - appearing and voting in person at the stockholders' meeting; or

     - submitting a new proxy with a later date, including a proxy given by telephone, via the Internet or a properly completed, signed and delivered later-dated proxy.

  ABSENCE OF INSTRUCTIONS

     Shares represented by a proxy that has not been revoked will be voted at the meeting in accordance with the directions given. If no direction is made, the proxy will be voted FOR the election of the two directors nominated by the board of directors for election at the meeting, FOR the amendment to the certificate of incorporation, FOR the amendment to the 1991 Stock Option and Restricted Stock Plan, FOR the proposal regarding the 1992 Nonqualified Stock Option Plan for Non-Employee Directors and FOR the approval and adoption of the Agreement and Plan of Merger.

     The trustee under the Savings Plan will vote the shares of common stock credited to the Savings Plan participants' accounts in accordance with such participants' instructions. If no such voting instructions are received from a participant, then, unless otherwise instructed by the Savings Plan Committee, the trustee under the Savings Plan will vote the shares credited to such participant's account in the same proportions as the shares for which voting instructions have been received from Savings Plan participants.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     We prepared the selected historical consolidated financial data of Noble-Delaware in the table below using the consolidated financial statements of Noble-Delaware. We derived the consolidated income data below for each of the five years ended December 31, 2001, and the other data as of December 31 for each of such years, from our consolidated financial statements audited by PricewaterhouseCoopers LLP, independent accountants.

     We have included no data for Noble-Cayman, Holdco or the merger sub because those entities were not in existence during any of the periods shown below.

                                                           YEAR ENDED DECEMBER 31,
                                        --------------------------------------------------------------
                                           2001         2000         1999         1998         1997
                                        ----------   ----------   ----------   ----------   ----------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA
Operating revenues....................  $1,002,329   $  882,600   $  705,903   $  788,241   $  713,195
Income before extraordinary
  charge(1)(2)........................     263,910      165,554       95,302      162,032      263,882
Net income(1)(2)(3)...................     262,922      165,554       84,469      162,032      257,197
Per common share:(1)
  Income before extraordinary charge:
     Basic............................  $     1.99   $     1.24   $     0.72   $     1.24   $     2.00
     Diluted..........................        1.97         1.22         0.72         1.23         1.98
  Net income:(3)
     Basic............................  $     1.98   $     1.24   $     0.64   $     1.24   $     1.95
     Diluted..........................        1.96         1.22         0.64         1.23         1.93
BALANCE SHEET DATA (at end of period)
Property and equipment, net...........  $2,149,217   $2,095,129   $2,049,769   $1,649,133   $1,182,927
Total assets..........................   2,750,740    2,595,531    2,432,324    2,178,632    1,505,811
Long-term debt........................     550,131      650,291      730,893      460,842      138,139
Total debt(4).........................     605,561      699,642      790,353      609,628      147,837
Shareholders' equity..................   1,778,319    1,576,719    1,398,042    1,310,473    1,149,054
OTHER DATA
Net cash provided by operating
  activities..........................  $  451,046   $  330,736   $  277,443   $  263,081   $  203,741
Capital expenditures..................     133,776      125,199      421,679      540,571      391,065

---------------

(1) The amounts include non-recurring gains on sales of property and equipment, net of tax, of $128,489,000 ($0.97 per basic share and $0.96 per diluted share) in 1997.

(2) The 1999 amount includes a non-recurring restructuring charge of $4,861,000, net of tax, related to early retirement packages offered to a number of domestic employees and the relocation of our Lafayette, Louisiana office to Sugar Land, Texas.

(3) The amounts include net extraordinary charges of $988,000 ($0.01 per basic and diluted share), $10,833,000 ($0.08 per basic and diluted share), and $6,685,000 ($0.05 per basic and diluted share) in 2001, 1999 and 1997, respectively.

(4) Consists of long-term debt ($550,131,000 at December 31, 2001), short-term debt and current maturities of long-term debt ($55,430,000 at December 31, 2001). The December 31, 2001 amount includes $58,647,000 principal amount of fixed rate senior secured notes issued by an indirect, wholly owned subsidiary of Noble-Delaware, which notes are non-recourse except to the issuer thereof.

                    SUMMARY PRO FORMA FINANCIAL INFORMATION

     We have not presented a pro forma consolidated condensed balance sheet for Noble-Cayman in this proxy statement/prospectus because it would be identical to the historical consolidated condensed balance sheet of Noble-Delaware as of December 31, 2001. That balance sheet is included in Noble-Delaware's Annual Report on Form 10-K for the year ended December 31, 2001.

     We have not presented a pro forma consolidated condensed statement of income for Noble-Cayman in this proxy statement/prospectus because it would be identical to the historical consolidated condensed statement of income of Noble-Delaware for the year ended December 31, 2001. That statement of income is also included in Noble-Delaware's Annual Report on Form 10-K for the year ended December 31, 2001.

     Costs incurred in connection with the merger are not expected to be material and will be expensed as incurred.

                                  RISK FACTORS

     In considering whether to vote for approval of the merger, you should consider carefully the following risks or investment considerations related to the merger and the restructuring, in addition to the other information in this proxy statement/prospectus.

THE MERGER WILL RESULT IN A TAXABLE GAIN TO CERTAIN NOBLE-DELAWARE STOCKHOLDERS.

     Generally, for U.S. federal income tax purposes, stockholders who are U.S. persons will recognize gain, if any, but not loss, on the receipt of Noble-Cayman ordinary shares in the merger. The gain recognized would equal the excess, if any, of the fair market value of the Noble-Cayman ordinary shares received in exchange for shares of Noble-Delaware common stock in which the stockholder has a gain over the stockholder's adjusted tax basis in the shares of Noble-Delaware common stock so exchanged. Generally, any such gain will be capital gain. Stockholders will not be permitted to recognize any loss realized on the exchange of their shares in the merger. Stockholders who have acquired shares of Noble-Delaware common stock over a period of time may have a gain in some shares, which will be recognized, and a loss in some shares, which will be deferred. The U.S. federal income tax consequences to particular stockholders will depend in part on their individual circumstances.

     WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING YOUR PARTICULAR TAX CONSEQUENCES OF THE MERGER.

THE U.S. INTERNAL REVENUE SERVICE AND NON-U.S. TAXING AUTHORITIES MAY NOT AGREE WITH OUR TAX TREATMENT OF VARIOUS ITEMS.

     We believe that the restructuring will help reduce our worldwide effective corporate tax rate. However, we cannot provide you any assurance as to the amount of taxes we will pay as a result of or after the restructuring. The amount of taxes we will pay will depend in part on whether the taxing authorities in the jurisdictions in which we operate or are resident agree with our treatment of various items associated with the restructuring.

     The U.S. Treasury Department recently announced that it is conducting a study of the issues arising in connection with transactions that are structured similarly to the merger, and the implications of these transactions for U.S. federal income tax purposes. We cannot predict the results of this study, or how the results might affect the tax status of Noble-Cayman under U.S. tax laws following the merger, if at all. If the U.S. Internal Revenue Service challenges our treatment of the merger under U.S. tax laws, as a result of the study by the U.S. Treasury Department or otherwise, or if the U.S. Congress subsequently changes U.S. tax laws (see risk factor captioned "Changes in laws, including tax law changes, could adversely affect Noble-Cayman, its subsidiaries and its shareholders" below), it is possible that, if the merger has been consummated, certain of our stockholders will have incurred taxable gain for U.S. federal income tax purposes even though we would not obtain the reduction in our worldwide effective corporate tax rate we seek to obtain as a result of the merger.

THE U.S. INTERNAL REVENUE SERVICE MAY SUCCESSFULLY CONTEND THAT NOBLE-CAYMAN SHOULD BE SUBJECT TO U.S. CORPORATE INCOME TAX, WHICH WOULD REDUCE NOBLE-CAYMAN'S NET INCOME.

     We believe that after the merger, the operations of Noble-Cayman and its non-U.S. subsidiaries generally will not be subject to U.S. federal income tax other than withholding taxes. However, if the U.S. Internal Revenue Service successfully contends that Noble-Cayman or any of its non-U.S. subsidiaries is engaged in a trade or business in the United States, Noble-Cayman or such non-U.S. subsidiary would, subject to possible income tax treaty exemptions, be required to pay U.S. corporate income tax and/or branch profits tax on income that is effectively connected with such trade or business. Payment of any such tax would reduce the net income of Noble-Cayman.

CHANGES IN LAWS, INCLUDING TAX LAW CHANGES, COULD ADVERSELY AFFECT NOBLE-CAYMAN, ITS SUBSIDIARIES AND ITS SHAREHOLDERS.

     Changes in tax laws, treaties or regulations or the interpretation or enforcement thereof in the United States, the Cayman Islands or jurisdictions in which Noble-Cayman or any of its subsidiaries operates or is resident could adversely affect the tax consequences of the restructuring to Noble-Cayman, its subsidiaries and its shareholders. Recently, two bills were introduced in the U.S. House of Representatives , either of which could, if enacted, cause Noble-Cayman to be required to pay U.S. federal income taxes. Payment of any such tax would reduce the net income of Noble-Cayman. In addition, if the U.S. Internal Revenue Service or other taxing authorities do not agree with our assessment of the effects of such laws, treaties and regulations, this could have a material adverse effect on the tax consequences of the restructuring.

     At the present time, there is no Cayman Islands income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by a Cayman Islands company or its shareholders. Furthermore, Noble-Cayman has applied for and expects to receive an undertaking from the Governor in Council of the Cayman Islands under the Tax Concessions Law (1999 Revision) that generally provides that no new Cayman Islands taxes will be applied to Noble-Cayman for 20 years from the date of the undertaking. We could be subject to taxes in the Cayman Islands after that date. This undertaking would not, however, prevent the imposition of taxes on any person ordinarily resident in the Cayman Islands or any company in respect of its ownership of real property or leasehold interests in the Cayman Islands.

     In addition, as a company incorporated under the law of the Cayman Islands, Noble-Cayman will become subject to changes in other laws of the Cayman Islands and your rights as a shareholder of Noble-Cayman could change after the merger as a result of such changes.

YOUR RIGHTS AS A STOCKHOLDER OF NOBLE-DELAWARE WILL CHANGE AS A RESULT OF THE MERGER.

     Because of the differences between Cayman Islands laws and Delaware laws and certain differences between the governing documents of Noble-Cayman and Noble-Delaware, your rights as a stockholder will change if the merger is completed. For a detailed discussion of these differences, see "Comparison of Rights of Stockholders/Shareholders" beginning on page 56.

THE ENFORCEMENT OF CIVIL LIABILITIES AGAINST NOBLE-CAYMAN MAY BE MORE DIFFICULT.

     Noble-Cayman will be a Cayman Islands company and a substantial portion of its assets may be located outside the United States. As a result, investors could experience more difficulty enforcing judgments obtained against us in U.S. courts than would currently be the case for U.S. judgments obtained against Noble-Delaware. In addition, some claims may be more difficult to bring against Noble-Cayman in Cayman Islands courts than it would be to bring similar claims against a U.S. company in a U.S. court.

THE MARKET FOR NOBLE-CAYMAN SHARES MAY DIFFER FROM THE MARKET FOR NOBLE-DELAWARE SHARES.

     We intend to list the Noble-Cayman ordinary shares on the New York Stock Exchange under the symbol "NE," the same trading symbol under which the Noble-Delaware shares of common stock are currently listed on the NYSE. The market price, trading volume or volatility of the Noble-Cayman shares could be different from those of the Noble-Delaware shares.

WE MAY CHOOSE TO DEFER OR ABANDON THE MERGER.

     The merger may be terminated and abandoned, at any time, by action of our board of directors, whether before or after the stockholders' meeting. While we currently expect the merger to take place as soon as practicable after obtaining stockholder approval of the merger at the stockholders' meeting, the board of directors may defer the merger for a significant time or may abandon the merger after the stockholders' meeting because, among other reasons, of an increase in our estimated cost of the merger or a determination by the board of directors that the merger would have material adverse consequences to Noble.

                               VOTING SECURITIES

     Our only outstanding voting security is the Noble-Delaware common stock. Only holders of record of such common stock at the close of business on March 7, 2002, the record date for the stockholders' meeting, are entitled to notice of and to vote at the meeting. On the record date for the stockholders' meeting, there were 132,135,326 shares of Noble-Delaware common stock outstanding and entitled to vote at the meeting. A majority of such shares of common stock, present in person or represented by proxy, is necessary to constitute a quorum. Each share of common stock is entitled to one vote. Under Delaware law, the holders of Noble-Delaware common stock do not have appraisal rights with respect to the matters to be voted upon at the stockholders' meeting.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth as of December 31, 2001 information with respect to the only persons who were known by us to be the beneficial owners of more than five percent of the outstanding shares of Noble-Delaware common stock.

                                                                NOBLE-DELAWARE COMMON STOCK
                                                                    BENEFICIALLY OWNED
                                                            -----------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                        NUMBER OF SHARES   PERCENT OF CLASS
------------------------------------                        ----------------   ----------------
AXA Financial, Inc. ......................................     14,015,019(1)         10.6%
  1290 Avenue of the Americas
  New York, New York 10104
FMR Corp. ................................................     13,061,819(2)          9.9%
  82 Devonshire Street
  Boston, Massachusetts 02109
Massachusetts Financial...................................     11,947,178(3)          9.0%
  Services Company
  500 Boylston Street
  Boston, Massachusetts 02116
State Street Research & Management Company................      6,607,650(4)          5.0%
  One Financial Center, 30th Floor
  Boston, Massachusetts 02111-2690

---------------

(1) According to a Schedule 13G (Amendment No. 8) dated February 12, 2002, filed with the U.S. Securities and Exchange Commission (the "SEC") by AXA Financial, Inc. jointly with AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, and AXA Courtage Assurance Mutuelle and AXA, the amount beneficially owned includes (i) 48,800 shares beneficially owned by The Equitable Life Assurance Society of the United States, with respect to which it has sole investment power, (ii) 13,371,169 shares beneficially owned by Alliance Capital Management L.P. Alliance Capital Management L.P. has sole investment power with respect to all of such shares, sole voting power with respect to 3,946,529 shares and shared voting power with respect to 6,167,200 shares, (iii) 21,600 shares beneficially owned by AXA Investment Managers Paris (France) with respect to which it has sole voting power and sole investment power, and (iv) 573,450 shares beneficially owned by AXA Investment Managers UK Ltd., with respect to which it has sole voting power and sole investment power.

(2) According to a Schedule 13G (Amendment No. 4) dated February 14, 2002, filed with the SEC by FMR Corp. jointly with Edward C. Johnson 3d, Abigail P. Johnson and Fidelity Management & Research Company ("Fidelity"), the amount beneficially owned includes (i) 6,950,350 shares owned by several investment companies ("Funds") for which Fidelity acts as investment adviser and (ii) 2,002,879 shares beneficially owned by Fidelity Management Trust Company ("FMTC") in its capacity as investment manager of certain institutional accounts (the "Accounts"). FMR Corp. is the parent of Fidelity and FMTC and is controlled by Edward C. Johnson 3d. Neither FMR Corp. nor Mr. Johnson has sole voting power with respect to the shares owned by the Funds. Mr. Johnson and FMR Corp., through its control of Fidelity, each has sole investment power with respect to all of such shares owned by the Funds. Mr. Johnson and FMR Corp., through its control of FMTC, each has sole investment power with respect to all shares owned by the Accounts, sole voting power with respect to 1,994,879 of such shares and no voting power with respect to 8,000 of such shares. Fidelity International Limited ("FIL"), acting as an investment adviser to non-U.S. investment companies and certain institutional investors, is the beneficial owner of 4,108,190 of such shares. FIL has sole voting power and sole investment power with respect to all of such shares. Strategic Advisors, Inc., which provides investment advisory services to individuals, is the beneficial owner and has the sole investment power with respect to 400 shares, but no voting power with respect to such shares.

(3) According to a Schedule 13G (Amendment No. 3) dated February 12, 2002, filed with the SEC, Massachusetts Financial Services Company has sole voting power with respect to 11,454,822 of such shares and sole investment power with respect to all of such shares.

(4) According to a Schedule 13G dated February 19, 2002, filed with the SEC, State Street Research & Management Company has sole voting power with respect to 6,453,202 of such shares and sole investment power with respect to all of such shares.

                             ELECTION OF DIRECTORS

     Our certificate of incorporation and bylaws provide for three classes of directors, with approximately one-third of the directors constituting the board of directors being elected each year to serve a three-year term. There are two directors comprising the class whose term expires at the stockholders' meeting:
Lawrence J. Chazen and William A. Sears.

     In accordance with our bylaws, the board of directors increased the number of directors comprising the board from seven to eight with the appointment of Luke R. Corbett on October 25, 2001. The board has nominated Messrs. Chazen and Sears for re-election as directors of Noble-Delaware to serve three-year terms expiring in 2005.

     The directors nominated for election this year will be elected by a plurality of the shares of Noble-Delaware common stock present in person or represented by proxy at the stockholders' meeting and entitled to vote. All duly submitted and unrevoked proxies will be voted for the nominees selected by the board of directors, except where authorization so to vote is withheld. THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF ITS NOMINEES FOR DIRECTOR.

     If the merger is approved by stockholders at the stockholders' meeting, the board of directors of Noble-Delaware, including those directors elected by stockholders at the stockholders' meeting, will become the directors of Noble-Cayman and will carry their terms of office over to the Noble-Cayman board.

     Information with respect to the directors nominated for election this year, and the directors whose terms do not expire at the stockholders' meeting, is presented below.

NOMINEES FOR DIRECTORS

LAWRENCE J. CHAZEN,
age 61, director since 1994      Mr. Chazen has served since 1977 as Chief
                                 Executive Officer of Lawrence J. Chazen, Inc., a California registered investment adviser engaged in providing financial advisory services.

WILLIAM A. SEARS,
age 67, director since 1998      Mr. Sears retired from his position as Director
                                 of Operations for British Petroleum Exploration in 1997, after serving with them in various positions since 1983.

                        CLASS WHOSE TERM EXPIRES IN 2003

ROBERT D. CAMPBELL,
age 51, director since 1999      Mr. Campbell has served as President of
                                 Noble-Delaware since January 1, 1999 and as a Director since February 4, 1999. Prior to
                                 January 1, 1999, Mr. Campbell practiced
                                 corporate and securities law as a senior shareholder with the law firm of Thompson &
                                 Knight, P.C. and served as our general counsel for more than five years.

JAMES C. DAY,
age 58, director since 1983      Mr. Day has served as Chairman of the Board of
                                 Noble-Delaware since October 22, 1992, as Chief
                                 Executive Officer since January 1, 1984, and he served as President from January 1, 1984 to January 1, 1999. From January 1983 until his election as President and Chief Executive
                                 Officer, Mr. Day served as Vice President. Mr.
                                 Day is also a director of Global Industries
                                 Ltd. and Noble Affiliates, Inc. and a trustee of The Samuel Roberts Noble Foundation, Inc.

MARC E. LELAND,
age 63, director since 1994      Mr. Leland has served since 1984 as President
                                 of Marc E. Leland & Associates, Inc., a company engaged in the business of providing financial advisory services. Mr. Leland is also a director of Chartwell Leisure Inc.

                        CLASS WHOSE TERM EXPIRES IN 2004

MICHAEL A. CAWLEY,
age 54, director since 1985      Mr. Cawley has served as President and Chief
                                 Executive Officer of The Samuel Roberts Noble
                                 Foundation, Inc. since February 1, 1992, after serving as Executive Vice President of the Foundation since January 1, 1991. For more than five years prior to 1991, Mr. Cawley was the President of Thompson & Cawley, a professional corporation, attorneys at law; and Mr. Cawley currently serves as of counsel to the law firm of Thompson, Cawley, Veazey & Burns, a professional corporation. Mr. Cawley has served as a trustee of the Foundation since 1988 and is also a director of Noble Affiliates, Inc.
                                 and Panhandle Royalty Company.

LUKE R. CORBETT,
age 55, director since 2001      Mr. Corbett has served as Chairman of the Board
                                 and Chief Executive Officer of Kerr-McGee
                                 Corporation since May 1999, and also from February 1997 to February 1999. Between
                                 February 1999 and May 1999, he served as Chief
                                 Executive Officer of Kerr-McGee, and from 1995 to 1997, he served as President and Chief
                                 Operating Officer of Kerr-McGee. Mr. Corbett has served as a director of Kerr-McGee since
                                 1995. He also serves on the Boards of Directors of OGE Energy Corporation and BOK Financial
                                 Corporation.

JACK E. LITTLE,
age 63, director since 2000      Mr. Little was President and Chief Executive
                                 Officer of Shell Oil Company, and a member of the Board of Directors and Chairman and Chief
                                 Executive Officer of Shell Exploration &
                                 Production Company for more than five years until his retirement in June 1999.

ADDITIONAL INFORMATION REGARDING THE BOARD OF DIRECTORS

  BOARD MEETINGS AND COMMITTEES

     During 2001, prior to Mr. Corbett's appointment to our board of directors in October 2001, our board held four meetings. All seven directors then in office attended all of the meetings. Following Mr. Corbett's appointment, all of the eight directors attended the remaining one board meeting. Noble-Delaware has standing audit, compensation, finance and nominating committees of its board of directors. The current members of the committees, number of meetings held by each committee in 2001, and a brief description of the functions performed by each committee are set forth below:

          Audit Committee (four meetings). The current members of the audit committee are Jack E. Little, Chairman; Lawrence J. Chazen; and William A. Sears. Each of the members attended all meetings of the audit committee held during 2001. The primary responsibility of the audit committee is to review with our auditors the scope of the audit procedures to be applied in conducting the annual audit and the results of the annual audit. The audit committee's report relating to the 2001 fiscal year begins on page 29.

          Compensation Committee (four meetings). The current members of the compensation committee are Michael A. Cawley, Chairman; Luke R. Corbett; and Marc E. Leland. Prior to Mr. Corbett's appointment to the committee in October 2001, the committee held three meetings, which were attended by all members. Following Mr. Corbett's appointment to the committee, all of the members attended the remaining meeting. The primary responsibilities of the compensation committee are to review and set the compensation levels of our officers, including those officers who are also directors, evaluate the performance of management, consider management succession and related matters, administer our annual compensation plans and administer our long-term incentive compensation plans. The compensation committee's report relating to the 2001 fiscal year begins on page 21.

          Finance Committee (four meetings). The current members of the finance committee are Marc E. Leland, Chairman; Robert D. Campbell; and William A. Sears. Two of the three members, Messrs. Campbell and Sears, attended all meetings of the committee during 2001 and Mr. Leland attended at least 75% of such meetings. The primary responsibilities of the finance committee are to review and make recommendations to the board of directors with regard to our financial affairs and policies, including capital requirements and structure, share repurchase programs, dividend policy and long-range financial strategic planning.

          Nominating Committee (three meetings). The current members of the nominating committee are Lawrence J. Chazen, Chairman; and Michael A. Cawley. Each of the members attended all meetings of the committee. The primary responsibility of the nominating committee is to select and recommend nominees for election to Noble-Delaware's board of directors. The nominating committee will consider nominees recommended by stockholders entitled to vote for the election of directors, provided that such recommendations are made in accordance with our bylaws. Generally, the bylaws provide that a stockholder must deliver written notice to our corporate Secretary not later than 90 days prior to the annual meeting naming such stockholder's nominee(s) for director and specifying certain information concerning such stockholder and nominee(s). We did not receive any stockholder recommendations for nominees for election of directors at the stockholders' meeting.

     Compensation Committee Interlocks and Insider Participation. With the exception of Tommy C. Craighead, who retired from the board of directors of Noble-Delaware in April 2001 and became a director emeritus, the current members of the compensation committee identified above were the only persons who served on such committee during 2001. Mr. Day and Mr. Campbell both serve as executive officers of certain wholly owned subsidiaries of Noble-Delaware. However, Mr. Day's and Mr. Campbell's compensation is set solely by the compensation committee of our board of directors, and they receive no additional compensation for performing duties as executive officers or directors of these subsidiaries.

Neither Mr. Day, Mr. Campbell nor any other officer or employee of Noble-Delaware or its subsidiaries is a member of the compensation committee.

  COMPENSATION OF DIRECTORS

     Annual Retainer and Other Fees and Expenses. We pay our non-employee directors an annual retainer of $30,000, of which $6,000 is paid in common stock pursuant to the Equity Compensation Plan for Non-Employee Directors (the "Directors' Plan"). Under the Directors' Plan, non-employee directors may elect to receive the balance in common stock or cash. We also pay our non-employee directors a board meeting fee of $1,500 and a committee meeting fee of $1,000. The chairman of a standing board committee receives an additional $1,000 per committee meeting. We pay each director who is also one of our officers a fee of $100 for each board meeting attended. We also reimburse directors for travel, lodging and related expenses they may incur in attending board and committee meetings.

     Non-Employee Director Stock Options. Under the 1992 Nonqualified Stock Option Plan for Non-Employee Directors (the "1992 Plan"), which was approved and ratified by stockholders at the 1993 annual meeting, non-employee directors receive a one-time grant of an option to purchase 10,000 shares of our common stock. Thereafter, on the next business day after each annual meeting of our stockholders, such directors receive an annual grant of an option to purchase 3,500 shares of our common stock. See "Proposal Regarding the Noble Drilling Corporation 1992 Nonqualified Stock Option Plan for Non-Employee Directors" for a discussion of certain matters relating to the 1992 Plan and option grants thereunder. The options are granted at fair market value on the grant date and are exercisable from time to time over a period commencing one year from the grant date and ending on the expiration of 10 years from the grant date, unless terminated sooner as described in the 1992 Plan.

EMPLOYMENT AGREEMENTS

     Noble-Delaware has entered into employment agreements with each named executive officer listed in the Summary Compensation Table appearing on page 24 of this proxy statement/prospectus. These employment agreements become effective upon a change of control of Noble-Delaware (within the meaning set forth in the agreements) or a termination of employment in connection with or in anticipation of a change of control, and remain effective for three years thereafter.

     The agreements provide that if the officer's employment is terminated within three years after a change of control or prior to but in anticipation of a change of control, either (1) by us for reasons other than death, disability or "cause" (as defined in the agreement) or (2) by the officer for "good reason" (which term includes a diminution of responsibilities or compensation, or a determination by the officer to leave during the 30-day period immediately following the first anniversary of the change of control), the officer will receive: (a) any unpaid portion of his or her current salary and prorated portion of his or her highest bonus paid either in the last three years before the change of control or for the last completed fiscal year after the change of control (the "Highest Bonus"); (b) a lump sum payment equal to three times the sum of his annual base salary (based on the highest monthly salary paid in the 12 months prior to the change of control) and his or her Highest Bonus; (c) benefits to the officer and his or her family at least equal to those which would have been provided had the employment not been terminated for a three-year period; (d) any compensation previously deferred by the officer (together with any accrued interest or earnings thereon) and any accrued vacation pay; and
(e) a lump sum amount equal to the excess of (i) the actuarial equivalent of the benefit under the qualified defined benefit retirement plan of Noble-Delaware and its affiliated companies in which the officer is eligible to participate had the officer's employment continued for three years after termination over (ii) the actuarial equivalent of the officer's actual benefit under such plans. The agreements also require Noble-Delaware to make an additional payment in an amount such that after the payment of all income and excise taxes, the officer will be in the same after-tax position as if no excise tax under Section 4999 (the so-called Parachute Payment excise tax) of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), if any, had been imposed.

     Currently, it is anticipated that the employment agreements will be amended so that, following the merger, they would become effective after a change of control of Noble-Cayman, rather than Noble-Delaware. Noble-Cayman would guarantee the obligations of Noble-Delaware under the agreements, as so amended.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth as of March 7, 2002 the beneficial ownership of Noble-Delaware common stock by each of Noble-Delaware's directors, each "named executive officer" of Noble-Delaware listed in the Summary Compensation Table appearing on page 24 of this proxy statement/prospectus and all Noble-Delaware directors and executive officers as a group.

                                                                     COMMON STOCK
                                                                BENEFICIALLY OWNED(1)
                                                              --------------------------
                                                              NUMBER OF       PERCENT OF
NAME                                                           SHARES          CLASS(2)
----                                                          ---------       ----------
Directors
Robert D. Campbell..........................................    245,397(3)       0.19%
Michael A. Cawley...........................................    917,779(3)(4)    0.69%
Lawrence J. Chazen..........................................     14,641(3)         --
Luke R. Corbett.............................................        102            --
James C. Day................................................  1,517,264(3)(4)    1.15%
Marc E. Leland..............................................     72,735(3)         --
Jack E. Little..............................................     16,581(3)         --
William A. Sears............................................     36,413(3)         --
Named Executive Officers (excluding any
  director above) and Group
Danny W. Adkins.............................................    206,606(3)       0.16%
Mark A. Jackson.............................................     63,729(3)         --
Julie J. Robertson..........................................    288,036(3)       0.22%
All directors and executive officers as a group (11           2,504,644(5)       1.88%
  persons)..................................................

---------------

(1) Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to all shares listed.

(2) The percent of class shown is less than one-tenth of one percent unless otherwise indicated.

(3) Includes shares attributable to shares of Noble-Delaware common stock not outstanding but subject to currently exercisable options, as follows: Mr. Campbell -- 139,999 shares; Mr. Cawley -- 39,500 shares; Mr. Chazen -- 8,500 shares; Mr. Day -- 335,499 shares; Mr. Leland -- 32,500 shares; Mr.
    Little -- 15,000 shares; Mr. Sears -- 22,000 shares; Mr. Adkins -- 119,666 shares; Mr. Jackson -- 25,000 shares; and Ms. Robertson -- 185,666 shares.

(4) Includes 874,639 shares beneficially owned by The Samuel Roberts Noble Foundation, Inc. Mr. Cawley, as President and Chief Executive Officer and a trustee, and Mr. Day as a trustee, of the Foundation may be deemed to beneficially own, and have voting and investment power with respect to, the 874,639 shares held by the Foundation. As one of the 13 members of the board of trustees of the Foundation, neither Mr. Cawley nor Mr. Day represents sufficient voting power on the Foundation's board of trustees to determine voting or investment decisions with respect to the 874,639 shares. Mr. Cawley and Mr. Day each disclaim any pecuniary interest in the 874,639 shares.

(5) Includes 923,330 shares not outstanding but subject to currently exercisable options and 874,639 shares beneficially owned by the Foundation. See footnotes (3) and (4) above.

EXECUTIVE STOCK OWNERSHIP

     We encourage all of our executives to align their interests with our stockholders by making a personal investment in our common stock. In 2000, we adopted the minimum stock ownership guidelines set forth below for our executives. We expect that each of our executives will meet these minimum guidelines within five years of when the guidelines first apply to him or her.

                                                              OWNERSHIP GUIDELINES
                                                               (MULTIPLE OF BASE
PAY GRADE LEVEL                                                     SALARY)
---------------                                               --------------------
Pay Grade 37................................................       5.0 times
Pay Grades 34 through 36....................................       4.0 times
Pay Grades 31 through 33....................................       3.5 times
Pay Grades 28 through 30....................................       2.5 times
Pay Grades 27 through 28....................................       2.0 times

                             EXECUTIVE COMPENSATION

     The following report of the compensation committee of our board of directors on executive compensation and the information herein under "Executive Compensation -- Performance Graph" and "-- Supplemental Performance Graph" shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to the SEC's proxy rules, except for the required disclosure herein, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and such information shall not be deemed to be incorporated by reference into any filing made by us under such Act or the Securities Act of 1933.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

To the Stockholders of
Noble Drilling Corporation:

     As members of the compensation committee (the "Committee") of the board of directors of Noble Drilling Corporation ("Noble-Delaware"), it is our responsibility to review and set the compensation levels of Noble-Delaware's Chief Executive Officer ("CEO") and other executives, evaluate the performance of management, and consider management succession and related matters. In addition, we administer the annual and long-term incentive compensation plans of Noble-Delaware. All decisions by the Committee relating to the compensation of executive officers are reviewed by the full board, except for decisions about grants or awards under the 1991 Stock Option and Restricted Stock Plan (the "1991 Plan") of Noble-Delaware, which are made solely by the Committee in accordance with the terms of the 1991 Plan.

     Noble-Delaware has retained the services from time to time of the management and compensation consulting firm of Towers Perrin to assist the Committee in the performance of its responsibilities. The Committee considers information with respect to the reasonableness of compensation paid to senior officers of Noble-Delaware, as well as all employees of Noble-Delaware and its subsidiaries in managerial positions. The Committee also takes into account how compensation compares to compensation paid by competitors in Noble-Delaware's industry as well as the performance of Noble-Delaware. Members of the Committee review results of compensation surveys provided by Towers Perrin and others.

COMPENSATION POLICIES AND PROGRAMS

     The compensation policies of Noble-Delaware, set by management and supported by the Committee, focus on enhancing stockholder value. Specific policies are designed to attract, motivate and retain persons of high quality who will have the skill, training and dedication to help Noble-Delaware achieve its corporate goals. The components of the executive compensation program are base salary, annual incentive bonus and long-term stock incentives, which are provided through stock option grants and restricted stock awards pursuant to the 1991 Plan.

     Base Salary. The Committee annually reviews the base salaries of key executive officers and determines whether salaries should be adjusted. Any adjustments are based primarily on the executive's individual performance, responsibilities and experience, as well as salary survey information. The policy of the Committee is generally to set base salary levels for positions at approximately the median levels determined from survey information for positions deemed comparable by the Committee.

     Annual Incentive Bonus. The compensation policy of Noble-Delaware is that a part of the annual compensation of each officer should be related to and contingent upon the performance of Noble-Delaware, as well as the individual contribution of such officer. Noble-Delaware's short-term incentive compensation plan (the "STIP") is available to all full-time employees of Noble-Delaware or its subsidiaries in salary classifications 18 and higher who have completed one year of service at the close of the plan year (December 31). The bonus earned by employees with less than two years of service is prorated based on the number of full months served. The target bonus for an employee is the base salary at year end of such employee multiplied times the percentage factor assigned to such employee's salary classification. Target percentage factors range from 10% to 75%, with a factor of 75% for the CEO and a maximum factor of 55% for executive officers other than the CEO.

     Annual corporate performance goals for Noble-Delaware for 2001 were weighted with respect to three criteria as follows: net income (45%), cash flow from operations (40%) and safety results (15%). Noble-Delaware's divisions' goals for 2001 were weighted with respect to four criteria: safety results (50%), personnel turnover (20%), net income (15%) and cash flow from operations (15%).

     Each goal weighting percentage is subject to adjustment within a range of zero for achievement of less than 75% of the goal to 200% for achievement of greater than 135% of the goal. The combined, weighted goal achievement is then determined within a range of zero for achievement of less than 75% of the goal to 200% for achievement of more than 135% of the goal. The target bonus for employees of divisions is also adjusted to reflect the combined percentage of achievement of all assigned goals using the ratio of 50% for operating region goal achievement and 50% for Noble-Delaware goal achievement. The target bonus for corporate employees is also adjusted to reflect the combined percentage of achievement of all assigned goals using the ratio of 50% for Noble-Delaware goal achievement and 50% for the cumulative average of the operating regions goal achievement. The bonus amount is then determined by multiplying the target bonus times the applicable multiplier. Using these percentages, the bonus received by the CEO will not exceed 150% of his salary and the bonus received by any executive officer other than the CEO will not exceed 110% of his or her salary.

     Long-term Incentive Compensation. It is the compensation policy of Noble-Delaware to use stock options and restricted stock as a means of furnishing longer-term incentives to officers and other employees and to align executive and stockholder interests by rewarding executives for the attainment of stock price appreciation and total stockholder return. Under the 1991 Plan, which was approved by stockholders at the 1991 annual meeting and amended with stockholder approval in 1994, 1997 and 1999, and with respect to which a proposal to further amend the plan will be voted upon by stockholders at the stockholders' meeting, Noble-Delaware has flexibility in issuing options and awarding restricted stock.

     On October 25, 2001, the Committee awarded an aggregate of 215,500 shares of restricted stock to a total of 11 employees, including five executive officers. The shares of restricted stock vest over a five-year period, so long as the recipient remains continuously employed by Noble-Delaware or any of its subsidiaries. The common stock had a fair market value at the date of such award of $30.315 per share.

2001 COMPENSATION OF CHIEF EXECUTIVE OFFICER

     In October 2000, the 2001 salary of the CEO was determined by the Committee as a function of his performance, the performance of Noble-Delaware and its subsidiaries and competitive industry factors as provided by Towers Perrin. At the request of the CEO, the annual salary increase was awarded to him in the form of Noble-Delaware common stock. In October 2001, the Committee approved an increase in the CEO's annual salary to $775,000 per year, effective November 1, 2001. Again, the Committee decided that Noble would pay the CEO's annual salary increase of $50,000 for 2002 in the form of Noble-

Delaware common stock, in accordance with the request of the CEO. Under the STIP, the calculated bonus paid to the CEO for 2001, applying the performance goals criteria and adjustment factors discussed above under "Compensation Policies and Programs -- Annual Incentive Bonus" was $435,938.

     The Committee granted the CEO an option to purchase 125,000 shares of Noble-Delaware common stock pursuant to the 1991 Plan on July 26, 2001. In granting these options, the Committee relied upon competitive data provided by Towers Perrin and its own assessment of Noble-Delaware's 2000 and 2001 results of operations under the CEO's leadership. Pursuant to the above-described policies and programs regarding restricted stock awarded under the 1991 Plan, the Committee awarded the CEO 80,000 shares of restricted stock in October 2001 as part of the 215,500 shares of restricted stock awarded by the Committee described above.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, contains provisions that could limit the deductibility of certain compensation payments to Noble-Delaware's executive officers. Noble-Delaware believes that any compensation realized in connection with the exercise of stock options granted by Noble-Delaware will continue to be deductible as performance-based compensation. The policy of Noble-Delaware is to design its compensation programs generally to preserve the tax deductibility of compensation paid to its executive officers. The Committee could determine, however, taking into consideration the burdens of compliance with Section 162(m) and other relevant facts and circumstances, to pay compensation that is not fully deductible if the Committee believes such payments are in Noble-Delaware's best interests.

SUMMARY

     The members of the Committee believe that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and stockholder interests. As performance goals are met or exceeded, resulting in increased value to stockholders, executive officers are to be rewarded commensurately. The members of the Committee believe that compensation levels during 2001 adequately reflect the compensation goals and policies of Noble-Delaware.

February 4, 2002                          COMPENSATION COMMITTEE

                                          Michael A. Cawley, Chairman
                                          Luke R. Corbett
                                          Marc E. Leland

     The following table shows the compensation of our Chief Executive Officer and our four other most highly paid executive officers (collectively, the "named executive officers"). See the Report of the Compensation Committee beginning on page 21 of this proxy statement for an explanation of our compensation policies and programs.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM COMPENSATION AWARDS
                                                                       ------------------------------------
                                           ANNUAL COMPENSATION                                    VALUE OF
                                     -------------------------------                SECURITIES      LONG
                                                              OTHER                 UNDERLYING      TERM        ALL
                                                             ANNUAL    RESTRICTED    OPTIONS     INCENTIVE     OTHER
NAME AND                                                     COMPEN-     STOCK      (NUMBER OF   PLAN PAY-    COMPEN-
PRINCIPAL POSITION            YEAR    SALARY      BONUS      SATION    AWARDS(1)    SHARES)(2)      OUTS      SATION
------------------            ----   --------   ----------   -------   ----------   ----------   ----------   -------
James C. Day................  2001   $733,334   $  435,938   $7,855    $2,425,200    125,000     $2,512,290   $14,682(3)
  Chairman and CEO            2000   $620,833   $1,087,500   $7,491    $3,617,600    125,000     $2,287,984   $13,297
                              1999   $537,500   $  675,000   $7,161    $1,556,250    100,000     $  475,930   $14,076
Robert D. Campbell..........  2001   $372,500   $  200,000   $    0    $  757,875     65,000     $  738,030   $ 8,329(3)
  President                   2000   $345,000   $  407,000   $    0    $1,276,800     65,000     $  565,000   $11,315
                              1999   $327,500   $  280,500   $    0    $1,231,600    140,000     $        0   $ 8,272
Mark A. Jackson.............  2001   $301,667   $  125,000   $    0    $  454,725     35,000     $  134,900   $ 7,140(4)(5)
  Senior Vice                 2000   $100,000   $  125,000   $    0    $1,225,000     75,000     $        0   $ 2,625
  President and Chief
  Financial Officer
Danny W. Adkins.............  2001   $242,500   $  135,000   $    0    $  606,300     55,000     $  755,010   $ 7,536(5)(6)
  Senior Vice President --    2000   $215,000   $  216,000   $    0    $1,064,000     55,000     $  575,291   $ 8,942
  Operations, Noble Drilling  1999   $197,500   $  141,750   $    0    $  830,000     55,000     $   34,784   $ 6,467
  International (Cayman)
    Ltd.
Julie J. Robertson..........  2001   $224,167   $  135,000   $    0    $  606,300     50,000     $  681,570   $10,203(5)
  Senior Vice President --    2000   $176,667   $  189,000   $    0    $1,064,000     50,000     $  545,598   $10,072
  Administration and          1999   $157,500   $  114,750   $    0    $  622,500     45,000     $   57,579   $ 9,365
  Corporate Secretary

---------------

(1) Dollar values of awards of restricted stock shown in the table for 2001 represent restricted stock awards made on October 25, 2001. The dollar values of such awards of restricted shares are based on the closing price of Noble-Delaware common stock on October 25, 2001 ($30.315) and represent the following number of shares: Mr. Day -- 80,000 shares; Mr. Campbell -- 25,000 shares; Mr. Jackson -- 15,000 shares; Mr. Adkins -- 20,000 shares; and Ms. Robertson -- 20,000 shares. One fifth of such restricted shares, which are not subject to performance based conditions, will vest on each of October 25, 2002, 2003, 2004, 2005 and 2006.

(2) Options represent the right to purchase shares of Noble-Delaware common stock at a fixed price per share.

(3) Consists of Noble-Delaware (or subsidiary) contributions to a defined contribution plan (and unfunded, nonqualified excess benefit plan), term life insurance premiums and directors' fees, respectively, as follows: Mr. Day -- $10,200, $3,982 and $500; and Mr. Campbell -- $7,140, $689 and $500.

(4) Mr. Jackson joined Noble-Delaware as Senior Vice President and Chief Financial Officer on September 1, 2000.

(5) Consists of Noble-Delaware (or subsidiary) contributions to a defined contribution plan (and unfunded, nonqualified excess benefit plan) and term life insurance premiums, respectively, as follows: Mr. Jackson -- $7,140 and $0; Mr. Adkins -- $7,140 and $396; and Ms. Robertson -- $10,200 and $3.

(6) Mr. Adkins became an executive officer in February 2001.

     The following table sets forth certain information with respect to options to purchase Noble-Delaware common stock we granted during the year ended December 31, 2001 to each of the named executive officers.

                           OPTION/SAR GRANTS IN 2001

                                           INDIVIDUAL GRANTS
                          ----------------------------------------------------
                          NUMBER OF
                          SECURITIES   PERCENT OF                                POTENTIAL REALIZABLE VALUE AT
                          UNDERLYING     TOTAL                                      ASSUMED ANNUAL RATES OF
                           OPTIONS      OPTIONS     EXERCISE                     STOCK PRICE APPRECIATION FOR
                           GRANTED     GRANTED TO    PRICE                              OPTION TERM(1)
                          (NUMBER OF   EMPLOYEES      PER                        -----------------------------
NAME                      SHARES)(2)    IN 2001      SHARE     EXPIRATION DATE       5%(3)          10%(4)
----                      ----------   ----------   --------   ---------------   -------------   -------------
James C. Day............   125,000        6.51%      $31.10     July 25, 2011     $2,445,000      $6,195,000
Robert D. Campbell......    65,000        3.39%      $31.10     July 25, 2011     $1,271,400      $3,221,400
Mark A. Jackson.........    35,000        1.82%      $31.10     July 25, 2011     $  684,600      $1,734,600
Danny W. Adkins.........    55,000        2.87%      $31.10     July 25, 2011     $1,075,800      $2,725,800
Julie J. Robertson......    50,000        2.61%      $31.10     July 25, 2011     $  978,000      $2,478,000

---------------

(1) The values shown are based on the indicated assumed annual rates of appreciation compounded annually. Actual gains realized, if any, on stock option exercises and Noble-Delaware common stock holdings are dependent on the future performance of the Noble-Delaware common stock and overall stock market conditions. It is possible that the values shown in this table will not be achieved.

(2) For each person, the amount shown represents a single grant of options on July 26, 2001. One-third of the options becomes exercisable on each of July 26, 2002, July 26, 2003 and July 26, 2004.

(3) Reflects an assumed market price per share of Noble-Delaware common stock of $50.66.

(4) Reflects an assumed market price per share of Noble-Delaware common stock of $80.66.

     The following table sets forth certain information with respect to the exercise of options to purchase Noble-Delaware common stock and stock appreciation rights (SARs) during the year ended December 31, 2001, and the unexercised options held at December 31, 2001 and the value thereof, by each of the named executive officers.

                    AGGREGATED OPTION/SAR EXERCISES IN 2001
                         AND 12/31/01 OPTION/SAR VALUES

                          SHARES                      NUMBER OF SECURITIES       VALUE OF UNEXERCISED IN-THE-
                         ACQUIRED                  UNDERLYING OPTIONS/SARS AT        MONEY OPTIONS/SARS AT
                        ON EXERCISE                     12/31/01 (SHARES)                  12/31/01
                        (NUMBER OF      VALUE      ---------------------------   -----------------------------
NAME                      SHARES)      REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----                    -----------   ----------   -----------   -------------   ------------   --------------
James C. Day..........    37,000      $1,361,955     335,499        261,668       $2,938,675      $1,111,600
Robert D. Campbell....        --              --     114,999        155,001        1,661,162       1,049,313
Mark A. Jackson.......        --              --      25,000         85,000               --         117,775
Danny W. Adkins.......        --              --     119,666        118,001        1,406,066         526,595
Julie J. Robertson....        --              --     185,666        106,334        2,096,505         466,775

DEFINED BENEFIT PLANS

     Our defined benefit plans that cover our executive officers provide the benefits shown below. The estimates assume that benefits are received in the form of 10-year certain and life annuity.

                               PENSION PLAN TABLE

                                                      ESTIMATED ANNUAL BENEFITS UPON RETIREMENT AT AGE 65
FIVE-YEAR AVERAGE                                    AFTER COMPLETION OF THE FOLLOWING YEARS OF SERVICE(2)
ANNUAL                                               -----------------------------------------------------
COMPENSATION(1)                                          15            20            25            30
-----------------                                    -----------   -----------   -----------   -----------
$ 125,000..........................................   $ 30,000      $ 40,000      $ 50,000      $ 60,000
   200,000.........................................     48,000        64,000        80,000        96,000
   300,000.........................................     72,000        96,000       120,000       144,000
   400,000.........................................     96,000       128,000       160,000       192,000
   800,000.........................................    192,000       256,000       320,000       384,000
 1,000,000.........................................    240,000       320,000       400,000       480,000
 1,400,000.........................................    336,000       448,000       560,000       672,000
 1,800,000.........................................    432,000       576,000       720,000       864,000

---------------

(1) Benefit amounts under the Noble Drilling Salaried Employees' Retirement Plan (and unfunded, nonqualified excess benefit plan) are based on an employee's vested percentage, average monthly compensation and number of years of benefit service (maximum 30 years). The plan defines average monthly compensation generally to mean the participant's average monthly rate of compensation from us for the five successive calendar years which give the highest average monthly rate of compensation for the participant. Plan compensation is defined (with certain exceptions) to mean basic compensation, bonuses, commissions and overtime pay, exclusive of extraordinary compensation, but prior to reduction for any compensation deferred under a cash or deferred arrangement qualifying under Sections 401(k) or 125 of the Internal Revenue Code of 1986, as amended. Accordingly, the amounts reported in the Summary Compensation Table included elsewhere herein under the table caption "Annual Compensation" approximate plan compensation for 2001.

(2) We calculated the retirement benefits shown above using 1.6% of final average pay multiplied by years of service. This slightly overstates the benefit since that part of the final average pay that is below the Social Security "covered compensation" level should be multiplied by 1.0% instead of 1.6%. "Covered compensation" is the average of the Social Security Wage Bases during the 35-year period ending with the year the employee reaches Social Security Retirement Age. The amount of benefit shown is not subject to deductions for Social Security.

     As of December 31, 2001, the named executive officers had the following approximate credited years of service for retirement purposes: Mr. Day -- 23; Mr. Campbell -- 3; Mr. Jackson -- 1; Mr. Adkins -- 7; and Ms. Robertson -- 12.

PERFORMANCE GRAPH

     The following graph sets forth the cumulative total stockholder return for the Noble-Delaware common stock, the NYSE Stock Market Index (U.S. Companies), and a Competitor Group Index for the years indicated as prescribed by the SEC's rules. In accordance with the SEC's rules, we have elected to select a group of peer companies on an industry basis for comparison purposes. The competitor group is composed of seven industry participants: Atwood Oceanics, Inc., Diamond Offshore Drilling, Inc., ENSCO International Incorporated, GlobalSantaFe Corporation, Pride International, Inc., Rowan Companies, Inc. and Transocean Sedco Forex Inc. Total return calculations were weighted according to the respective company's market capitalization.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS
              PERFORMANCE GRAPH AMONG NOBLE DRILLING CORPORATION,
                  NYSE STOCK MARKET INDEX (U.S. COMPANIES) AND
                      SEVEN-MEMBER COMPETITOR GROUP INDEX

                              [PERFORMANCE GRAPH]

                       12/31/96   12/31/97   12/31/98   12/31/99   12/29/00   12/31/01
 Noble-Delaware         100.0      154.1       65.1      164.8      218.6      171.3
 NYSE Stock Market      100.0      132.9      159.3      174.4      181.3      167.6
 Competitor Group       100.0      143.2       58.9       96.7      136.0       98.4

NOTES:

A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.

B. The indexes are reweighted daily, using the market capitalization on the previous trading day.

C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.

D.  The index level for all series was set to $100.0 on 12/31/1996.

SUPPLEMENTAL PERFORMANCE GRAPH

     Noble-Delaware has elected to include a supplemental performance graph, which compares the cumulative total stockholder return for the Noble-Delaware common stock, the NYSE Stock Market Index (U.S. Companies) and a Competitor Group Index for the period indicated below. In accordance with the SEC's rules, we have elected to select a group of peer companies on an industry basis for comparison purposes. The competitor group is composed of seven industry participants: Atwood Oceanics, Inc., Diamond Offshore Drilling, Inc., ENSCO International Incorporated, GlobalSantaFe Corporation, Pride International, Inc., Rowan Companies, Inc. and Transocean Sedco Forex Inc. Total return calculations were weighted according to the respective company's market capitalization.

              COMPARISON OF FOURTEEN-YEAR CUMULATIVE TOTAL RETURNS
              PERFORMANCE GRAPH AMONG NOBLE DRILLING CORPORATION,
                  NYSE STOCK MARKET INDEX (U.S. COMPANIES) AND
                      SEVEN-MEMBER COMPETITOR GROUP INDEX

                              [PERFORMANCE GRAPH]

                       12/31/87   12/31/88   12/31/89   12/31/90   12/31/91   12/31/92   12/31/93
 Noble-Delaware         100.0      121.9      231.3      181.3       78.1      110.9      218.8
 NYSE Stock Market      100.0      117.6      152.5      145.6      191.2      208.0      229.8
 Competitor Group       100.0       92.6      176.0      158.8       88.1       98.3      147.3

                       12/31/94   12/31/95   12/31/96   12/31/97   12/31/98   12/31/99   12/31/00   12/31/01
 Noble-Delaware         146.9      225.0      496.9      765.6      323.4       818.8     1085.9     851.0
 NYSE Stock Market      229.8      311.4      377.4      501.7      601.1       658.3      684.2     632.9
 Competitor Group       130.7      277.6      535.7      767.3      315.5       518.2      728.7     527.1

NOTES:
A. The lines represent annual index levels derived from compounded daily returns that include all dividends.
B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
C. If the annual interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
D.  The index level for all series was set to $100.0 on 12/31/1987.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of such stock. Directors, officers and beneficial owners of more than 10% of the Noble-Delaware common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

     To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2001, our directors, officers and beneficial owners of more than 10% of our common stock complied with all applicable Section 16(a) filing requirements.

                                    AUDITORS

     Our board of directors has appointed PricewaterhouseCoopers LLP, which has audited our financial statements since 1994, to audit our financial statements for the year ending December 31, 2002. We will not submit this appointment to stockholders for ratification or approval. Representatives of PricewaterhouseCoopers LLP are expected to be present at the stockholders' meeting to respond to appropriate questions from stockholders, and will be given the opportunity to make a statement should they desire to do so.

                         REPORT OF THE AUDIT COMMITTEE

To the Stockholders of
Noble Drilling Corporation:

     The board of directors of Noble Drilling Corporation ("Noble-Delaware") maintains an audit committee comprising three outside directors. The board of directors and the audit committee believe that the audit committee's current member composition satisfies the rules of the New York Stock Exchange that govern audit committee composition, including the requirement that audit committee members all be "independent" as that term is defined in Section 303.01(B)(2)(a) and (3) of the NYSE's listing standards.

     The audit committee oversees Noble-Delaware's financial process on behalf of the entire board of directors. Management has the primary responsibility for Noble-Delaware's financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements with management. The board of directors has adopted an amended and restated written Charter of the audit committee, a copy of which is attached as Appendix E to this proxy statement/prospectus.

     The audit committee reviewed and discussed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61. In addition, the audit committee has discussed with Noble-Delaware's independent auditors the auditors' independence from management and Noble-Delaware, including the matters in the written disclosures below and the letter from the independent auditors required by the Independence Standards Board, Standard No. 1.

     The audit committee discussed with the independent auditors the overall scope and plans for their audit. The audit committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of Noble-Delaware's internal controls and the overall quality of Noble-Delaware's financial reporting. The audit committee held four meetings during 2001 and met again on January 31, 2002.

AUDIT FEES

     The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the audit of Noble-Delaware's annual financial statements for the fiscal year ended December 31, 2001 and the reviews of the financial statements included in Noble-Delaware's Quarterly Reports on Form 10-Q for the 2001 fiscal year (collectively, the "Audit Services") were $392,500.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     PricewaterhouseCoopers LLP did not render any professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X (17 CFR 210.2-01) during the year ended December 31, 2001.

ALL OTHER FEES

     The aggregate fees billed for all other services (the "Other Services") rendered to Noble-Delaware by PricewaterhouseCoopers LLP during the year ended December 31, 2001, other than the Audit Services, were $2,945,374. The Other Services consisted of tax compliance and advisory services totaling $1,816,742, internal audit services totaling $400,797, statutory audit services totaling $294,000, employee benefit plan audit services totaling $44,000 and other services totaling $389,835.

SUMMARY

     In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors (and the board has approved) that the audited financial statements be included in Noble-Delaware's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the SEC. The audit committee also determined that the provision of the Other Services rendered by PricewaterhouseCoopers LLP was compatible with maintaining PricewaterhouseCoopers LLP's independence.

February 4, 2002                          AUDIT COMMITTEE

                                          Jack E. Little, Chairman
                                          Lawrence J. Chazen
                                          William A. Sears

      PROPOSAL TO ADOPT THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION

BACKGROUND AND REASONS

     As of the record date, there were issued and outstanding 132,135,326 shares of Noble-Delaware common stock, and an aggregate of 10,315,000 shares of Noble-Delaware common stock were reserved for issuance pursuant to certain Noble-Delaware employee benefit plans or upon the exercise of outstanding employee or non-employee director stock options.

     The authorized capital of Noble-Delaware currently consists of 200,000,000 shares of common stock and 15,000,000 shares of preferred stock. In order to provide a sufficient number of shares for future issue for appropriate corporate purposes, we are proposing that the certificate of incorporation of Noble-Delaware be amended to increase the number of authorized shares of common stock to 400,000,000. If such amendment is adopted, the additional shares of Noble-Delaware common stock would be available for future issue at the discretion of our board of directors without further action by our stockholders. Depending on the circumstances of any such issuance, your existing interest in Noble could be diluted. There are no pending or proposed transactions, financings or other uses currently contemplated by the board of directors for the issuance of the additional shares of Noble-Delaware common stock. Assuming the merger is approved by our stockholders at the stockholders' meeting, Noble-Cayman's articles of association will provide for a capital structure that is identical in all material respects to the Noble-Delaware capital structure, after giving effect to the amendment of our certificate of incorporation, provided it is approved by stockholders at the stockholders' meeting.

PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION

     Our board of directors has declared it advisable and has adopted, and recommends that you adopt the proposed amendment to our certificate of incorporation to revise Article IV, Section 1 by deleting such section in its entirety and substituting therefor the following:

          "Section 1. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 415,000,000, consisting of (1) 15,000,000 shares of Preferred Stock, par value $1.00 per share ("Preferred Stock"), and (2) 400,000,000 shares of Common Stock, par value $.10 per share ("Common Stock")."

RECOMMENDATION AND REQUIRED AFFIRMATIVE VOTE

     The affirmative vote of the holders of a majority of the shares of Noble-Delaware common stock outstanding and entitled to vote at the stockholders' meeting is required to adopt the amendment to our certificate of incorporation. Our board of directors has declared the amendment advisable and believes that it is in the best interests of Noble-Delaware and our stockholders. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE AMENDMENT TO NOBLE-DELAWARE'S CERTIFICATE OF INCORPORATION. We intend to effect the amendment, if adopted by the stockholders at the stockholders' meeting, irrespective of whether the merger proposal or any other proposal is approved.

                PROPOSAL TO AMEND THE NOBLE DRILLING CORPORATION
                  1991 STOCK OPTION AND RESTRICTED STOCK PLAN

GENERAL

     The Noble Drilling Corporation 1991 Stock Option and Restricted Stock Plan (the "1991 Plan") was approved by stockholders at the 1991 annual meeting of stockholders. The 1991 Plan was amended with stockholder approval in 1994, 1997 and 1999. The purpose of the 1991 Plan is to assist us in attracting and retaining as officers and key employees, persons of training, experience and ability and to furnish additional incentive to such persons by encouraging them to become owners of our common stock. Our board of directors believes that our success depends in large part on our ability to attract and retain individuals of outstanding ability who are motivated to exert their best efforts on our behalf. Our board of directors has concluded that the number of shares currently available for awards under the 1991 Plan is inadequate to permit the continued use of a long-term equity component in our compensation program. Consequently, our board of directors has approved an amendment of the 1991 Plan (the "1991 Plan Amendment") to increase the number of shares available under the 1991 Plan by 5,000,000 shares (which represented less than 4% of outstanding Noble-Delaware common stock as of January 31, 2002).

     As of January 31, 2002, there were outstanding options granted under the 1991 Plan covering 8,284,288 shares of Noble-Delaware common stock, and 1,182,349 shares of Noble-Delaware common stock outstanding as restricted stock awarded under the 1991 Plan. Only 365,499 shares of Noble-Delaware common stock remained available for future grants or awards under the 1991 Plan as of that date. If the 1991 Plan Amendment is approved by stockholders, our employees eligible to participate in the 1991 Plan could receive more benefits under the plan than are currently available to them.

     The number of options or shares of restricted stock that may be granted under the 1991 Plan (as amended in accordance with the 1991 Plan Amendment) to any person entitled to participate in the 1991 Plan are not currently determinable.

     On July 26, 2001, options to purchase 1,918,850 shares of Noble-Delaware common stock at an exercise price of $31.10 per share were granted under the 1991 Plan. All such options were granted at the average of the reported high and low sale prices of a share of Noble-Delaware common stock on the date of the grant. The last sale price of Noble-Delaware common stock reported on the New York Stock Exchange on March 12, 2002 was $38.92 per share.

PROPOSED AMENDMENT TO THE 1991 PLAN

     Our board of directors has declared it advisable and has approved, and recommends that you approve, the proposed 1991 Plan Amendment by deleting section 4(a) of the 1991 Plan in its entirety and substituting therefor the following:

     "(a) The total number of Shares that may be purchased pursuant to Options, issued or transferred pursuant to the exercise of SARs or awarded as Restricted Stock shall not exceed 20,700,000 in the aggregate, and the total number of Shares for which Options and SARs may be granted, and which may be awarded as Restricted Stock, to any one person during any continuous five-year period shall not exceed 1,500,000 in the aggregate; provided that each such maximum number of shares shall be increased or decreased as provided in Section 13 of the Plan."

DESCRIPTION OF THE 1991 PLAN

     The material features of the 1991 Plan are described below.

     General. Under the 1991 Plan, shares of Noble-Delaware common stock may be subject to grants of incentive stock options, nonqualified stock options, stock appreciation rights ("SARs") or awards of restricted stock to officers and other employees of Noble-Delaware and its affiliates until the shares of Noble-Delaware common stock available under the 1991 Plan have been exhausted or the plan has been terminated. Shares of stock covered by an option that expires or terminates prior to its exercise, and shares of restricted stock returned to us, are again available for awards under the 1991 Plan. In the event of a stock dividend, stock split, stock combination, recapitalization, merger in which Noble-Delaware is the surviving corporation, reorganization or the like, appropriate adjustments will be made in the maximum number of shares subject to the 1991 Plan and the number of shares and option prices under then outstanding options.

     Administration. The 1991 Plan is administered by the compensation committee of our board of directors, which must consist of two or more directors, all of whom must be Non-Employee Directors as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and Outside Directors within the meaning of Section 162(m) of the Code. The compensation committee makes grants of options and awards of restricted stock, determines the terms and provisions of the respective agreements covering such grants or awards and all other decisions concerning the 1991 Plan. It is impracticable to estimate the total number of officers and employees eligible to participate in the 1991 Plan.

     Stock Options and SARs. During the term of the 1991 Plan, the compensation committee may grant incentive stock options, nonqualified stock options or any combination thereof to any eligible employee. Options will be exercisable at such time or times, not more than 10 years from the date of grant, as may be provided by their terms. The compensation committee may, however, accelerate the time at which an option is exercisable without regard to its terms. The compensation committee may grant SARs in conjunction with all or any portion of an option either at the time of the initial option grant or, with respect to a nonqualified stock option, at any time after the initial option grant while the nonqualified option is outstanding. SARs generally will be subject to the same terms and conditions and exercisable to the same extent as options. SARs entitle an optionee to receive without payment to Noble-Delaware (except for applicable withholding taxes) the excess of the aggregate fair market value per share with respect to which the SAR is then being exercised (determined as of the date of such exercise) over the aggregate purchase price of such shares as provided in the related option. Payment may be made in shares of Noble-Delaware common stock or in cash, or a combination thereof, as determined by the compensation committee.

     Option Price. The option price for each share of Noble-Delaware common stock covered by an incentive stock option shall not be less than the greater of
(1) the par value of such share or (2) the Fair Market Value (as defined in the 1991 Plan) of such share at the time such option is granted. The option price for each share of Noble-Delaware common stock covered by a nonqualified stock option shall not be less than the greater of (1) the par value of such share or
(2) 100% of the Fair Market Value of such share at the time the option is granted, except that the minimum option price may be equal to or greater than 85% of the Fair Market Value of such share at the time the option is granted to the extent the discount from Fair Market Value is expressly granted in lieu of a reasonable amount of salary or cash bonus.

     Restricted Stock. The 1991 Plan provides that restricted stock may be awarded by the compensation committee. Restricted stock is Noble-Delaware common stock that may not be sold, assigned, transferred, discounted, exchanged, pledged or otherwise encumbered or disposed of until the restrictions set by the compensation committee, which may include, among other things, the achievement of specific goals, have been satisfied (the "Restricted Period"). During the Restricted Period, unless specifically provided in the 1991 Plan, the recipient of restricted stock would be the record owner of such shares and have all the rights of a stockholder with respect to such shares, including the right to vote and the right to receive dividends or other distributions made or paid with respect to such shares. The 1991 Plan provides that the compensation committee has the authority to cancel all or any portion of any outstanding restrictions prior to the expiration of the Restricted Period. If during the Restricted Period an individual's continuous employment terminates for any reason, any restricted stock remaining subject to restrictions will be forfeited by the individual and transferred at no cost to Noble-Delaware.

     Amendment and Termination of the 1991 Plan. Our board of directors may at any time amend, suspend or terminate the 1991 Plan, except that the board may not, without stockholder approval, amend the 1991 Plan so as to (i) increase the maximum number of shares subject thereto, or (ii) reduce the option price per share covered by options granted under the plan below the price specified in the plan. Additionally, the board may not modify, impair or cancel any outstanding option or related SARs, or the restrictions applicable to restricted stock, without the consent of the holder thereof.

U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following summary is based on an analysis of the Code, existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change. Moreover, the following is only a summary of U.S. federal income tax consequences and such consequences may be either more or less favorable than those described below depending on an employee's particular circumstances.

     Incentive Stock Options. Generally, no income will be recognized by an optionee for U.S. federal income tax purposes upon the grant or exercise of an incentive stock option. To the extent, however, that an incentive option is exercised more than three months (12 months in the event of disability) from the date of termination of employment for any reason other than death, the option will be taxed in the same manner described below for nonqualified stock options (rather than in the manner described for an incentive stock option). The basis of shares transferred to an optionee pursuant to the exercise of an incentive option is the price paid for the shares. If the optionee holds the shares for at least one year after transfer of the shares to the optionee and two years after the grant of the incentive option, the optionee will recognize capital gain or loss upon sale of the shares received upon the exercise equal to the difference between the amount realized on the sale and the basis of the stock. Generally, if the shares are not held for that period, the optionee will recognize ordinary income upon disposition in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount paid for such shares, or if less (and if the disposition is a transaction in which loss, if sustained, would be recognized), the gain on disposition. Any additional gain or loss realized by the optionee upon such disposition will be a capital gain or loss. The excess of the fair market value of shares received upon the exercise of an incentive option over the option price for the shares is an item of adjustment for the optionee for purposes of the alternative minimum tax. Additional special rules apply if an optionee uses already owned shares of Noble-Delaware common stock to pay the exercise price for shares under an incentive stock option.

     Noble-Delaware is not entitled to a deduction upon the exercise of an incentive stock option. If, however, the optionee disposes of the shares received pursuant to exercise prior to the expiration of one year following transfer of the shares to the optionee or two years after grant of the option, Noble-Delaware may, subject to the deduction limitations described below, deduct an amount equal to the ordinary income recognized by the optionee upon disposition of the shares at the time such income is recognized by the optionee.

     Nonqualified Stock Options. An optionee will not recognize any income for U.S. federal income tax purposes upon the grant of a nonqualified stock option. Upon exercise of a nonqualified option, the optionee will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount paid for such shares. Income recognized upon the exercise of nonqualified options will be considered compensation subject to withholding at the time the income is recognized, and, therefore, we must make the necessary arrangements with the optionee to ensure that the amount of the tax required to be withheld is available for payment.

     Nonqualified options will provide Noble-Delaware with a deduction equal to the amount of ordinary income recognized by the optionee at the time of such recognition by the optionee, subject to the deduction limitations described below.

     The basis of shares transferred to an optionee upon the exercise of a nonqualified option is the price paid for such shares plus an amount equal to any income recognized by the optionee as a result of the exercise of the option. If an optionee thereafter sells shares acquired upon exercise of a nonqualified option, any amount realized over the basis of the shares will constitute capital gain to the optionee for U.S. federal income tax purposes. Additional special rules apply if an optionee uses already owned shares of our common stock to pay the exercise price for shares under a nonqualified option.

     SARs. Neither the recipient nor Noble-Delaware will be subject to any U.S. federal income tax consequences upon the grant of SARs. Generally, the recipient will recognize ordinary income subject to withholding upon the exercise of SARs in an amount equal to the amount of cash received and the fair market value of any shares acquired pursuant to the exercise. Subject to the deduction limitations described below, Noble-Delaware generally will be entitled to a corresponding tax deduction equal to the amount includable in the recipient's income.

     Restricted Stock. If the restrictions on an award of restricted stock are of a nature that such shares are both subject to a substantial risk of forfeiture and are not freely transferable within the meaning of Section 83 of the Code, the recipient will not recognize income for federal income tax purposes at the time of the award. The recipient may, however, affirmatively elect within 30 days after the date the restricted stock is received to include the fair market value of the shares of restricted stock on the date of the award, less any amount paid therefor, in gross income for the year of the award pursuant to Section 83(b) of the Code. In the absence of such an election, the recipient will be required to include in income for federal income tax purposes in the year in which the shares either become freely transferable or are no longer subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code, the fair market value of the shares of restricted stock on such date, less any amount paid therefor. Noble-Delaware will be entitled to a deduction at the time of income recognition to the recipient in an amount equal to the amount the recipient is required to include in income with respect to the shares, subject to the deduction limitations described below. If a Section 83(b) election is made and the restricted stock is subsequently forfeited, no deduction will be allowed to the recipient with respect to such forfeiture.

     Limitations on Noble-Delaware's Compensation Deduction. Under certain circumstances, Section 162(m) of the Code limits the deduction that Noble-Delaware may take for otherwise deductible compensation payable in a particular year to certain of our officers to the extent that compensation paid to any such officer for such year exceeds $1 million. The 1991 Plan has been designed to enable awards of options (other than nonqualified options granted at less than fair market value on the date of grant) and

SARs granted by the committee to be deductible without regard to the limitation of Section 162(m) of the Code.

RECOMMENDATION AND REQUIRED AFFIRMATIVE VOTE

     The affirmative vote of the holders of a majority of the outstanding shares of Noble-Delaware common stock present and entitled to vote at the stockholders' meeting is required for approval of the 1991 Plan Amendment. Our board of directors has declared the amendment advisable and believes that it is in the best interests of Noble-Delaware and our stockholders. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE 1991 PLAN AMENDMENT. We intend to effect the 1991 Plan Amendment, if the proposal is approved by the stockholders at the stockholders' meeting, irrespective of whether the merger proposal or any other proposal is approved.

               PROPOSAL REGARDING THE NOBLE DRILLING CORPORATION
         1992 NONQUALIFIED STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

GENERAL

     The Noble Drilling Corporation 1992 Nonqualified Stock Option Plan for Non-Employee Directors (the "1992 Plan") was approved by stockholders in 1992, and was amended, subject to stockholder approval, by our board of directors in April 2000 to increase the number of shares subject to the annual grant of options to non-employee directors to 5,000 from 3,500. In January 2002, our board further amended the 1992 Plan (the "1992 Plan Amendments"), subject to stockholder approval, to

     - increase by 325,000 the aggregate number of shares of Noble-Delaware common stock available for issuance under the 1992 Plan, effective for grants following the stockholders' meeting; and

     - increase to 7,500 the number of shares subject to annual grants of options under the plan.

PROPOSAL REGARDING THE 1992 PLAN

     Ratification of April 2001 Options. In April 2000, our board of directors determined, based on independent market analysis performed by Towers Perrin, that the size of annual option grants under the 1992 Plan should be increased to 5,000 from 3,500 shares in order to continue to attract and retain qualified individuals to serve as non-employee directors of Noble-Delaware. In April 2001, options were granted under the 1992 Plan, subject to stockholder approval of the increase in the size of annual awards, to the persons then serving as non-employee directors (Messrs. Cawley, Chazen, Leland, Little and Sears) covering 5,000 shares each. As part of this proposal regarding the 1992 Plan, you are being asked to ratify such option grants. If the proposal is approved by stockholders, these non-employee directors would retain these options, which cover an additional 1,500 shares of Noble-Delaware common stock per person.

     1992 Plan Amendments. As of January 31, 2002, there were outstanding options granted under the 1992 Plan covering 193,000 shares of Noble-Delaware common stock. Only 50,000 shares of Noble-Delaware common stock remained available for future grants under the 1992 Plan as of that date. The 1992 Plan Amendments would result in an additional 325,000 shares of Noble-Delaware common stock being available for future grants under the plan.

     In January 2002, our board of directors determined that the number of shares of Noble-Delaware common stock covered by annual option grants under the 1992 Plan should be further increased in order to continue to attract and retain qualified individuals to serve as non-employee directors of Noble-Delaware. The board determined that an increase to 7,500 shares was appropriate. The 1992 Plan Amendments are attached as Annex D.

     If the proposal regarding the 1992 Plan is approved by stockholders, pursuant to the 1992 Plan Amendments our non-employee directors would receive annual grants of options covering 7,500 shares, rather than 3,500 shares as specified in the original 1992 Plan. This change would be effective for grants beginning with annual grants to be made following the stockholders' meeting. Pursuant to the 1992 Plan Amendments, our non-employee directors who are eligible to participate in the 1992 Plan would receive additional benefits under the 1992 Plan as a result of this change. This amendment would not apply to any prior grants of options under the 1992 Plan.

DESCRIPTION OF THE 1992 PLAN

     The material features of the 1992 Plan, giving effect to the 1992 Plan Amendments, are as described below.

     General. The 1992 Plan provides for automatic grants to directors who are not employees of Noble-Delaware or its subsidiaries or affiliated entities of nonqualified options to purchase common stock of Noble-Delaware. Each non-employee director receives a one-time grant of an option to purchase 10,000 shares of our common stock upon the first grant date after the director's election or appointment to the board. Thereafter, on the next business day after each annual meeting of our stockholders, each such director receives an annual grant of an option to purchase 7,500 shares. The options are granted at fair market value on the grant date and are exercisable from time to time over a period commencing one year from the grant date and ending on the expiration of 10 years from the grant date, unless terminated sooner as described in the 1992 Plan. The maximum number of shares of Noble-Delaware common stock issuable under the 1992 Plan is 650,000, subject to the adjustment provisions of the plan.

     In the event of a stock dividend, stock split, stock combination, recapitalization, merger in which Noble-Delaware is the surviving corporation, reorganization or the like, appropriate adjustments will be made in the maximum number of shares subject to the 1992 Plan and the number of shares and option prices under then outstanding options.

     The following table sets forth the number of shares subject to options granted under the 1992 Plan for each of our current non-employee directors, as well as the number of shares with respect to which such options have been exercised as of January 31, 2002. In all cases, option prices were equal to 100% of fair market value on the date of grant:

                                                                            SHARES ACQUIRED
OPTIONEE                                              NUMBER OF SHARES(1)    UPON EXERCISE
--------                                              -------------------   ---------------
Michael A. Cawley..................................         39,500                    0
Lawrence J. Chazen.................................          8,500               24,000
Luke R. Corbett....................................              0                    0
Marc E. Leland.....................................         32,500                    0
Jack E. Little.....................................         15,000                    0
William A. Sears...................................         22,000                    0

---------------

(1) For purposes of this table, assumes the April 2001 grants of options under the 1992 Plan covering 5,000 shares per non-employee director will be ratified by stockholders.

     The exercise prices for such options range from $6.76 to $47.69 per share. The closing price of our common stock on the New York Stock Exchange on March 12, 2002 was $38.92 per share.

     Administration.  The 1992 Plan is administered by our board of directors.

     Types of Options. Options granted under the 1992 Plan will continue to be options which do not meet the requirements of Section 422 of the Code, known as "nonqualified stock options."

     Option Price. The option price shall be 100% of fair market value on the date of grant, determined with reference to the closing price of our common stock on the New York Stock Exchange.

     Payment. Payment for shares purchased upon the exercise of an option may be made by cash, check, or appropriate exercise through an optionee's brokerage firm, at the time of purchase.

     Term, Amendment and Termination of the 1992 Plan. To the extent permitted by law, the board of directors may amend, modify, suspend or terminate the 1992 Plan. However, stockholder approval is required before any amendment can become effective which would (i) increase the maximum number of shares issuable under the 1992 Plan other than pursuant to the adjustment provisions, (ii) change the class of persons eligible to receive options, (iii) materially increase the benefits accruing to participants under the 1992 Plan, (iv) have the effect of providing for the grant of options to purchase common stock at less than fair market value or (v) require approval of stockholders under the rules of the SEC. Subject to earlier termination, the 1992 Plan will remain in effect until the maximum number of shares issuable under the plan have been issued.

U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following summary is based on an analysis of the Code, existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change. Moreover, the following is only a summary of U.S. federal income tax consequences and such consequences may be either more or less favorable than those described below depending on a director's particular circumstances.

     For U.S. federal income tax purposes, the grant of a nonqualified stock option should not result in recognition of income by the optionee. Upon exercise of a nonqualified stock option by an employee who is not then an officer or director, the excess of the fair market value of the shares on the exercise date over the option price will be considered as compensation taxable as ordinary income. If, however, at the time of exercise of the option, the optionee remains a director or is an "officer" as defined in Rule 16a-1 of the Securities Exchange Act of 1934, and if the sale of the stock at a profit within six months could subject such person to suit under Section 16(b) of the Securities Exchange Act of 1934, the fair market value of the stock is determined, and the tax applicable thereto is incurred, at the end of such six-month period or at such earlier time as may be determined (i) by such person's election made under
Section 83(b) of the Code within 30 days of the date of exercise to be taxed sooner, or (ii) by the occurrence of an event which causes Section 16(b) of the Securities Exchange Act of 1934 to become inapplicable to such person. In the event of a gain or loss realized upon the sale of the shares received upon exercise of a nonqualified stock option, the optionee will recognize long-term or short-term capital gain or loss, depending on the optionee's holding period for the shares.

     As nonqualified stock options, the options that may be granted under the 1992 Plan will provide us with a deduction equal to the amount of ordinary income recognized by the optionee at the time of such recognition by the optionee, subject to the deduction limitations described below.

     The basis of shares transferred to an optionee upon the exercise of an option granted under the 1992 Plan is the price paid for such shares plus an amount equal to any income recognized by the optionee as a result of the exercise of the option. If an optionee thereafter sells shares acquired upon exercise of an option granted under the 1992 Plan, any amount realized over the basis of the shares will constitute capital gain to the optionee for federal income tax purposes. Additional special rules apply if an optionee uses already owned shares of our common stock to pay the exercise price for shares under an option granted under the 1992 Plan.

     Under certain circumstances, Noble-Delaware's deduction may be limited by the provisions of Section 162(m) of the Code. Section 162(m) generally limits Noble-Delaware's deduction for certain types of compensation paid to certain of our officers to no more than $1 million per year. If a director who receives options under the 1992 Plan later becomes one of such officers and recognizes income from the exercise of options received under the 1992 Plan while serving as such an officer, Section 162(m) could limit Noble-Delaware's deduction.

     If the proposed merger is approved, in connection therewith the 1992 Plan will be adopted and assumed by Noble-Cayman. After the merger, the amounts otherwise deductible for U.S. federal income tax purposes may provide no tax benefit to Noble-Cayman by reason of its having no United States source income from which to deduct such amounts.

RECOMMENDATION AND REQUIRED AFFIRMATIVE VOTE

     The affirmative vote of the holders of a majority of the outstanding shares of Noble-Delaware common stock present and entitled to vote at the stockholders' meeting is required for approval of the proposal to ratify option grants made under the 1992 Plan in April 2001 and amend the 1992 Plan in accordance with the 1992 Plan Amendments. Our board of directors has declared the proposal regarding the 1992 Plan advisable and believes that it is in the best interests of Noble-Delaware and our stockholders. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE PROPOSAL. We intend to effect the 1992 Plan Amendments, if the proposal is approved by the stockholders at the stockholders' meeting, irrespective of whether the merger proposal or any other proposal is approved.

                                   THE MERGER

     Our board of directors has unanimously approved and recommends that you approve the proposed merger by adopting the Agreement and Plan of Merger. The merger involves several steps. First, we have formed Noble-Cayman as a direct subsidiary of Noble-Delaware. Noble-Cayman, in turn, has formed Holdco which in turn has formed the merger sub. Following the stockholders' meeting, assuming we have obtained the requisite stockholder approval, the merger sub will merge with and into Noble-Delaware, with Noble-Delaware surviving. As a result of the merger, Noble-Delaware will become an indirect, wholly owned subsidiary of Noble-Cayman and the holders of common stock of Noble-Delaware immediately prior to the merger will receive ordinary shares of Noble-Cayman.

     After the merger, you will continue to own an interest in a parent company, Noble-Cayman, that will be managed by the same board of directors and officers that currently manage Noble-Delaware. Furthermore, after completion of the merger, Noble-Cayman and the Noble corporate group will continue to conduct our businesses as conducted prior to the merger and will have the same assets and employees as Noble-Delaware and its subsidiaries. Your proportionate ownership and relative voting rights will not change as a result of the merger. The merger will be effected pursuant to the Agreement and Plan of Merger, which is the legal document providing all of the terms and conditions of the merger. A copy is attached hereto as Annex A and is a part of this proxy statement/prospectus. WE ENCOURAGE YOU TO READ THE ENTIRE AGREEMENT CAREFULLY.

BACKGROUND AND REASONS FOR THE MERGER

     Noble is a leading provider of diversified services for the oil and gas industry. We perform contract drilling services with our fleet of 49 offshore drilling units located in key markets worldwide. Our fleet of floating deepwater units consists of nine semisubmersibles and three dynamically positioned drillships, seven of which are designed to operate in water depths greater than 5,000 feet. Our premium fleet of 34 independent leg, cantilever jackup rigs includes 21 units that operate in water depths of 300 feet and greater, four of which operate in water depths of 360 feet and greater, and 11 units that operate in water depths of up to 250 feet. In addition, our fleet includes three submersible drilling units. Nine of our drilling units are capable of operating in harsh environments. Over 60% of the fleet is currently deployed in international markets, principally including the North Sea, Brazil, West Africa, the Middle East, India and Mexico. We operated in Venezuela as recently as 2000. We also provide labor contract drilling services, well site and project management services, and engineering services.

     International activities are a significant part of our business. Our revenues from non-U.S. operations were 64% of our total revenues in 1997, 74% in 1998, 67% in 1999, 46% in 2000 and 54% in 2001. We expect that the percentage will increase in 2002 as compared to 2001. Our principal executive offices are located in Sugar Land, Texas and will not change as a result of the merger. Our international operations are managed out of our office in Grand Cayman, Cayman Islands. We also have field offices in Aberdeen, Scotland; Doha, Qatar; Abu Dhabi, U.A.E.; Leduc, Alberta and St. John's, Newfoundland, Canada; Del Carmen, Mexico; Macae, Brazil; Esjberg, Denmark; Lagos and Port Harcourt, Nigeria; Beverwijk, The Netherlands; Stavanger, Norway; and Ciudad Ojeda, Venezuela.

     The location of our fleet of 49 offshore drilling units at December 31, 2001 was as follows:

LOCATION                                                       NUMBER OF UNITS
--------                                                       ---------------
International
  North Sea.................................................          9
  Middle East...............................................          7
  West Africa...............................................          6
  Brazil....................................................          5
  India and Far East........................................          2
  Mexico....................................................          1
                                                                     --
Total International.........................................         30
                                                                     --
Domestic
  U.S. Gulf of Mexico.......................................         19
                                                                     --
Total Units.................................................         49
                                                                     ==

     We expect that a substantial portion of the future opportunities in our business will arise in international markets. The merger is intended to position Noble to benefit from these opportunities. We believe that restructuring Noble as a Cayman Islands company will give us competitive advantages not available to a U.S. corporation and will be more consistent with our business operations. In particular, we believe the merger:

     - will promote our flexibility to reduce our worldwide effective corporate tax rate. The United States imposes corporate income tax on the worldwide income of U.S. corporations. In contrast, the Cayman Islands, and other non-U.S. jurisdictions in which we operate or are resident, impose tax at rates substantially less than the United States. Thus, although the earnings of Noble-Delaware and its U.S. subsidiaries will continue to be subject to U.S. corporate income tax, we believe that after the merger the operations of Noble-Cayman and its non-U.S. subsidiaries generally will not be subject to U.S. tax other than withholding taxes, absent a change in U.S. tax laws. Noble-Cayman and its subsidiaries may be required to pay taxes in the jurisdictions in which they operate or are resident. Our worldwide effective corporate tax rate will be impacted by, among other things, future dayrates and the tax rates in jurisdictions where our rigs operate from time to time -- both of which we cannot control. Accordingly, we cannot give you any assurance of the amount by which our worldwide effective corporate tax rate will be reduced as a result of the merger, if at all.

     - will allow us to restructure our business to increase operational efficiencies, including improved worldwide cash management and increased flexibility for operating foreign-owned rigs in the United States, and will allow us to operate under a parent company that does not own directly any drilling units or other operating assets.

     - will result in a corporate structure that is generally more favorable to expand our business through acquisitions and use of joint ventures. Acquisitions, both of offshore drilling units and other companies, represent an important element of our business strategy. The favorable tax regime in the Cayman Islands, combined with improved flexibility for worldwide cash management, may enhance the attractiveness of terms and conditions of acquisitions and, if applicable, joint ventures.

     - may increase our access to international capital markets and cause our securities to become more attractive to non-U.S. investors, thus providing the opportunity to broaden our investor base. The merger could enhance our recognition by the international investment communities, including financial analysts, investment banks and the financial media. This recognition may translate into an increased level of investment by non-U.S. investors. In addition, more favorable tax treatment for non-U.S. shareholders following the merger could further our ability to attract foreign investors. Distributions with respect to stock in a U.S. corporation to nonresident aliens could be subject to withholding taxes under the Code. In addition, estate taxes are payable in some cases in respect of the value of shares in a U.S. corporation owned by a non-U.S. investor. Since we would be a non-U.S. corporation following the merger, these taxes would generally no longer be applicable to non-U.S. investors. As a result, non-U.S. investors may be more receptive to an investment in Noble-Cayman shares than Noble-Delaware shares.

     We cannot assure you, however, that the anticipated benefits of the merger will be realized.

THE AGREEMENT AND PLAN OF MERGER

     There are several steps to the merger:

     - Noble-Delaware has formed Noble-Cayman, which in turn has formed Holdco, which in turn has formed the merger sub;

     - Following the stockholders' meeting, assuming we have obtained the requisite stockholder approval, the merger sub will merge with and into Noble-Delaware, with Noble-Delaware surviving as an indirect, wholly owned subsidiary of Noble-Cayman; and

     - In the merger, each outstanding share of Noble-Delaware common stock will be cancelled and one ordinary share of Noble-Cayman will be issued to the holder of such cancelled Noble-Delaware share in exchange therefor. This effectively results in the conversion of each Noble-Delaware share held by you into one Noble-Cayman ordinary share. Furthermore, each issued share of Noble-Delaware common stock owned by Noble-Delaware as a treasury share will automatically be canceled and retired and will cease to exist, without consideration being delivered in exchange for those shares.

AMENDMENT AND TERMINATION

     The Agreement and Plan of Merger may be amended, modified or supplemented at any time before or after it is adopted by the stockholders of Noble-Delaware. However, after adoption, no amendment, modification or supplement may be made or effected that requires further approval by Noble-Delaware stockholders without obtaining that approval.

     The board of directors of Noble-Delaware may terminate the Agreement and Plan of Merger and abandon the merger at any time prior to its effectiveness.

ADDITIONAL AGREEMENTS

     Pursuant to the Agreement and Plan of Merger, Noble-Delaware, Noble-Cayman and Holdco have agreed, among other things, that:

     - Noble-Delaware will take steps to ensure that resales of securities by affiliates will be made pursuant to an effective registration statement or in compliance with Rule 145 under the Securities Act or an exemption from the registration requirements under the Securities Act;

     - Noble-Cayman will assume certain employee benefit and compensation plans and agreements of Noble-Delaware;

     - Noble-Cayman will assume the obligations of Noble-Delaware with respect to its unconditional guarantees of project financing commitments regarding the semisubmersibles Noble Jim Thompson and Noble Paul Wolff;

     - Noble-Cayman and Holdco will guarantee the obligations of Noble-Delaware under Noble-Delaware's existing unsecured revolving $200 million bank credit facility, under which there are currently no outstanding borrowings;

     - Noble-Cayman and Holdco will guarantee the obligations of Noble-Delaware under the indenture governing Noble-Delaware's 6.95% Senior Notes due 2009 and 7.50% Senior Notes due 2019;

     - Noble-Cayman will guarantee the obligations of Noble-Delaware under change of control employment agreements that Noble-Delaware has in place with certain executive officers; and

     - Noble-Cayman will enter into indemnity agreements with those directors and executive officers who currently have indemnity agreements with Noble-Delaware, upon terms substantially similar to the Noble-Delaware agreements.

CONDITIONS TO CONSUMMATION OF THE MERGER

     The merger will not be completed unless, among other things, the following conditions are satisfied or, if allowed by law, waived:

     - the Agreement and Plan of Merger is adopted by the requisite vote of stockholders of Noble-Delaware;

     - none of the parties to the Agreement and Plan of Merger is subject to any decree, order or injunction that prohibits the consummation of the merger;

     - the registration statement of which this proxy statement/prospectus is a part has been declared effective by the SEC and no stop order is in effect;

     - the Noble-Cayman ordinary shares to be issued pursuant to the merger are authorized for listing on the New York Stock Exchange, subject to official notice of issuance;

     - we receive an opinion from Thompson & Knight L.L.P., our special U.S. tax counsel, confirming, as of the effective date of the merger, the matters discussed under "Material Income Tax Consequences of the Merger -- U.S. Federal Income Tax Consequences of the Merger";

     - we receive an opinion from Maples and Calder, our special Cayman Islands counsel, confirming, as of the effective date of the merger, the matters discussed under "Material Income Tax Consequences of the Merger -- Effect of Cayman Islands Tax Laws on Noble-Cayman" and covering certain other Cayman Islands legal matters; and

     - we receive an opinion from Baker Botts L.L.P. covering certain other legal matters.

     Noble-Delaware and its subsidiaries are parties to certain agreements that require the consent of third parties prior to implementation of the merger. We believe that we will obtain all material consents required prior to the completion of the merger and that the failure to obtain any other consents will not have a material adverse effect on our business or our ability to complete the merger.

EFFECTIVE TIME

     We anticipate that the merger will become effective as soon as practicable following approval by the stockholders at the stockholders' meeting.

MANAGEMENT OF NOBLE-CAYMAN

     Immediately prior to the effective time of the merger, the current officers and directors of Noble-Delaware will be appointed as the officers and directors of Noble-Cayman, and Noble-Delaware's directors will carry their terms of office over to the Noble-Cayman board of directors.

RECOMMENDATION AND REQUIRED AFFIRMATIVE VOTE

     The affirmative vote of the holders of a majority of the shares of Noble-Delaware common stock outstanding and entitled to vote at the stockholders' meeting is required for approval and adoption of the merger and the Agreement and Plan of Merger. Our board of directors has declared the merger and the Agreement and Plan of Merger advisable and believes it is in the best interests of Noble-Delaware and our stockholders. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AND THE AGREEMENT AND PLAN OF MERGER. We intend to effect the merger and the

Agreement and Plan of Merger, if approved and adopted by the stockholders at the stockholders' meeting, irrespective of whether any other proposal is approved.

REGULATORY APPROVALS

     Currently, neither Noble-Delaware nor Noble-Cayman is required to file any information with the U.S. Federal Trade Commission or the Antitrust Division of the U.S. Department of Justice under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in connection with the merger. We are not aware of any other governmental approvals or actions that are required to complete the merger other than compliance with U.S. federal and state securities laws and Delaware and Cayman Islands corporate law.

RIGHTS OF DISSENTING STOCKHOLDERS

     Under Delaware law, you will not have dissenters' appraisal rights in connection with the merger because, among other reasons, the Noble-Cayman ordinary shares will be listed on the New York Stock Exchange.

NO REQUIREMENT TO EXCHANGE CERTIFICATES

     Stock certificates representing shares of Noble-Delaware common stock, and the associated Noble-Delaware preferred stock purchase rights, will, at the effective time, automatically represent the same number of Noble-Cayman ordinary shares, and the associated Noble-Cayman preferred share purchase rights. You will not be required to exchange your stock certificates as a result of the merger. Should you desire to sell some or all of your Noble-Cayman shares after the effective time of the merger, delivery of the stock certificate or certificates that previously represented Noble-Delaware shares will be sufficient.

     Following the merger, certificates bearing the name of Noble-Cayman will be issued in the normal course upon surrender of outstanding Noble-Delaware certificates for transfer or exchange. If you surrender a certificate representing Noble-Delaware shares for exchange or transfer and new certificates are to be issued in a name other than that appearing on the surrendered certificate, it will be a condition to the exchange or transfer that the surrendered certificate be accompanied by (1) all documents required to evidence and effect the transfer and (2) evidence that any applicable stock transfer taxes have been paid.

STOCK COMPENSATION AND BENEFIT PLANS

     As part of the merger, the Noble Drilling Corporation 1991 Stock Option and Restricted Stock Plan, the Noble Drilling Corporation 1992 Nonqualified Stock Option Plan for Non-Employee Directors, the Noble Drilling Corporation Equity Compensation Plan for Non-Employee Directors, the Noble Drilling Corporation 401(k) Savings Plan, the Noble Drilling Corporation 401(k) Savings Restoration Plan, the Noble International Employees Retirement Savings Plan, the Noble Drilling Field Hourly Employees' Retirement Plan, the Noble Drilling Corporation Salaried Employees' Retirement Plan and the Noble Drilling Corporation Retirement Restoration Plan will be amended as necessary to give effect to the merger including to provide that Noble-Cayman shares will thereafter be issued, held, available or used to measure benefits, as appropriate, under the plans in lieu of Noble-Delaware shares, including upon the exercise of any options issued under the plans. As part of the merger the Noble Drilling Corporation 1991 Stock Option and Restricted Stock Plan, the Noble Drilling Corporation 1992 Nonqualified Stock Option Plan for Non-Employee Directors, and the Noble Drilling Corporation Equity Compensation Plan for Non-Employee Directors, and such other plans as shall be agreed to by Noble-Cayman and Noble-Delaware, will be adopted and assumed by Noble-Cayman. In the case of the 1991 Plan and the 1992 Plan, such plans will be assumed after giving effect to such of the proposed amendments to such plans to be voted on by stockholders at the stockholders' meeting as are approved by stockholders. See "Proposal to Amend the Noble Drilling Corporation 1991 Stock Option and Restricted Stock Plan" and "Proposal Regarding the Noble Drilling Corporation 1992 Nonqualified Stock Option Plan for Non-Employee Directors." Stockholder approval of the Agreement and Plan of Merger will also constitute any required stockholder approval of the plan amendments and the adoption and assumption by Noble-Cayman of the plans it assumes as part of the merger. Plans that provide benefits to employees of Noble-Delaware and its operating subsidiaries will continue to provide benefits to such employees subsequent to their assumption by Noble-Cayman.

STOCKHOLDER/SHAREHOLDER RIGHTS PLAN

     Noble-Delaware has a stockholder rights plan under which preferred stock purchase rights are issued to stockholders of Noble-Delaware at the rate of one right for each outstanding share of Noble-Delaware common stock. Noble-Cayman has a shareholder rights plan that is substantially similar to the Noble-Delaware stockholder rights plan. The Noble-Cayman plan provides for the issuance of new preferred share purchase rights that are equivalent to the Noble-Delaware preferred stock purchase rights. The new Noble-Cayman rights will attach to all Noble-Cayman ordinary shares issued in connection with the merger and thereafter.

     The Noble-Delaware stockholder rights plan has been amended to provide that the existing rights will expire immediately prior to the effective time of the merger. This amendment of the Noble-Delaware stockholder rights plan will not result in the issuance of any stock pursuant to the rights or trigger redemption of the rights and will effectively terminate the Noble-Delaware stockholder rights plan immediately prior to the effective time of the merger. Stockholder approval of the Agreement and Plan of Merger will also constitute any required stockholder approval of the amendment to the Noble-Delaware stockholder rights plan.

     For additional details, please see "Description of Authorized Shares of Noble-Cayman -- Shareholder Rights Plan" and "Comparison of Rights of Stockholders/Shareholders -- Stockholder/Shareholder Rights Plan."

STOCK EXCHANGE LISTING

     Noble-Delaware common stock is currently listed on the New York Stock Exchange. There is currently no established public trading market for the ordinary shares of Noble-Cayman. We intend to make an application so that, immediately following the merger, the ordinary shares of Noble-Cayman will be listed on the New York Stock Exchange under the symbol "NE," the same symbol under which the Noble-Delaware common stock is currently listed. Noble-Delaware is currently included in the S&P 500 Index. We have been advised by Standard & Poor's that Standard & Poor's does not expect any change to our membership in the S&P 500 Index as a result of the merger, so long as we do not change the businesses we are engaged in, or the location of our executive offices and principal places of business as a result of the merger. The merger will not result in any such changes.

ACCOUNTING TREATMENT OF THE MERGER

     The merger will be accounted for as a combination of entities under common control using the historical cost basis of the combining companies. The accounting policies, procedures and internal controls of Noble-Cayman will remain unchanged from those of Noble-Delaware as a result of the merger.

RESTRUCTURING SUBSEQUENT TO THE MERGER

     We may further restructure our operations internally following the merger to best achieve our business objectives. We do not expect that any such further restructuring would require us to obtain approval of the shareholders of Noble-Cayman. Depending on the timing and means of achieving any such further restructuring, we may incur tax liability. We do not expect that any such liability would be material.

                 MATERIAL INCOME TAX CONSEQUENCES OF THE MERGER

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following general discussion summarizes the anticipated material U.S. federal income tax consequences of the receipt of Noble-Cayman shares by certain holders of Noble-Delaware shares pursuant to the merger. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to particular Noble-Delaware stockholders in light of their individual circumstances or to stockholders who, for U.S. federal income tax purposes, are subject to special rules, such as:

     - dealers or traders in securities or currencies;

     - tax-exempt entities;

     - banks, financial institutions, or insurance companies;

     - grantor trusts;

     - real estate investment trusts or regulated investment companies;

     - holders who hold Noble-Delaware shares as part of a position in a straddle or as part of a hedging or conversion transaction for U.S. federal income tax purposes;

     - investors whose functional currency is not the U.S. dollar;

     - holders who own, or are deemed to own, 10% or more, determined by voting power, of Noble-Delaware shares or Noble-Cayman shares; and

     - holders subject to taxation as U.S. expatriates.

     Further, this discussion does not address any U.S. federal estate, gift or alternative minimum tax consequences or any state, local or foreign tax consequences relating to the merger or the ownership and disposition of Noble-Cayman shares.

     The U.S. federal income tax consequences to particular stockholders will depend in part on their individual circumstances. EACH NOBLE-DELAWARE STOCKHOLDER IS STRONGLY URGED TO CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE RECEIPT OF NOBLE-CAYMAN SHARES PURSUANT TO THE MERGER CONTEMPLATED BY THIS PROXY STATEMENT/PROSPECTUS AND THE OWNERSHIP AND DISPOSITION OF NOBLE-CAYMAN SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN ITS PARTICULAR CIRCUMSTANCES.

     This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), the U.S. Treasury regulations promulgated thereunder, and judicial and administrative interpretations thereof, in each case as in effect on the date of this proxy statement/prospectus. All of the foregoing is subject to change, which change could apply with retroactive effect and could affect the tax consequences described below. Neither Noble-Delaware nor Noble-Cayman will request any ruling from the U.S. Internal Revenue Service as to the U.S. federal income tax consequences of the merger, but Noble-Delaware has obtained an opinion of Thompson & Knight L.L.P., our special U.S. tax counsel, as to the U.S. tax consequences described below with respect to the merger.

     This discussion is also based on certain assumptions regarding the factual circumstances that will exist at the time of the merger, including certain representations made or to be made by Noble-Delaware and Noble-Cayman. Any change in the truth, accuracy or completeness of any of the facts, assumptions or representations on which this discussion is based could affect the tax consequences described below. This discussion assumes that Noble-Delaware stockholders hold their Noble-Delaware shares and will hold Noble-Cayman shares as capital assets.

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  U.S. TAXATION OF U.S. HOLDERS

     For purposes of this discussion, a "U.S. holder" is a beneficial owner of Noble-Delaware shares that, for U.S. federal income tax purposes, is:

     - a citizen or resident of the United States;

     - a corporation or partnership created or organized in or under the laws of the United States or any State thereof, including the District of Columbia;

     - an estate, the income of which is subject to U.S. federal income taxation regardless of its source;

     - a trust, if such trust validly has elected to be treated as a U.S. person for U.S. federal income tax purposes or if (1) a U.S. court can exercise primary supervision over its administration and (2) one or more U.S. persons have the authority to control all of the substantial decisions of such trust; or

     - otherwise subject to U.S. federal income taxation on a net income basis on its Noble-Delaware shares.

     Receipt of Noble-Cayman Shares. Because Noble-Cayman is not a U.S. corporation, each U.S. holder will recognize gain, but not loss, on the receipt of Noble-Cayman shares in exchange for Noble-Delaware shares pursuant to the merger. The exchange of each Noble-Delaware share by a U.S. holder will be treated as a separate transaction that either will generate current gain or will create deferred loss. If the fair market value of a Noble-Cayman share received in exchange for a Noble-Delaware share exceeds the U.S. holder's basis in the Noble-Delaware share, the U.S. holder will recognize gain in an amount equal to such excess. Any gain recognized will be capital gain and will be long-term capital gain if the Noble-Delaware share has been held for more than one year at the effective time of the merger. A U.S. holder that recognizes gain on receipt of the Noble-Cayman shares will have an aggregate adjusted tax basis in such shares equal to the fair market value of such shares. The holding period for any such Noble-Cayman shares will begin at the effective time of the merger. A U.S. holder will not be permitted to recognize any loss realized on the exchange of its Noble-Delaware shares, but the aggregate adjusted tax basis of the Noble-Cayman shares received by a U.S. holder in exchange for Noble-Delaware shares in which the U.S. holder has a loss will be equal to such U.S. holder's aggregate adjusted tax basis in those Noble-Delaware shares surrendered in the exchange. This basis will then be used in determining gain or loss on future sales of Noble-Cayman shares. The holding period for any Noble-Cayman shares received by a U.S. holder in exchange for Noble-Delaware shares with respect to which no loss was recognized will include the holding period of those Noble-Delaware shares.

     It is possible that a U.S. holder of Noble-Delaware shares will have some shares in which the holder has a gain and some shares in which the holder has a loss. If all such shares are held at the time of the merger, any such gain will be required to be recognized for U.S. federal income tax purposes without offset for any such losses.

     Distributions. Subject to the discussion below under "-- Passive Foreign Investment Company Considerations," the gross amount of any distribution by Noble-Cayman of cash or property (other than certain distributions, if any, of ordinary shares distributed pro rata to all shareholders of Noble-Cayman) with respect to Noble-Cayman shares will be includable in income by a U.S. holder as dividend income to the extent such distributions are paid out of the current or accumulated earnings and profits of Noble-Cayman as determined under U.S. federal income tax principles. Such dividends will not be eligible for the dividends received deduction generally allowed to U.S. holders that are corporations. Subject to the discussion below under "-- Passive Foreign Investment Company Considerations," to the extent, if any, that the amount of any distribution by Noble-Cayman exceeds Noble-Cayman's current and accumulated earnings and profits as determined under U.S. federal income tax principles, it will be treated first as a tax-free return of the U.S. holder's adjusted tax basis in the shares and amounts in excess of such basis will be treated as capital gain. Noble-Cayman will maintain calculations of its earnings and profits under U.S. federal income tax principles.

     Sale or Exchange of Noble-Cayman Shares. Subject to the discussion below under "-- Passive Foreign Investment Company Considerations," a U.S. holder generally will recognize gain or loss on the sale or exchange of Noble-Cayman shares equal to the difference between the amount realized on such sale or exchange and the U.S. holder's adjusted tax basis in such Noble-Cayman shares. Such gain or loss will be capital gain or loss. In the case of a noncorporate U.S. holder, the maximum marginal U.S. federal income tax rate applicable to such gain is currently lower than the maximum marginal U.S. federal income tax rate applicable to ordinary income if such U.S. holder's holding period for such common shares exceeds one year. Gain or loss, if any, recognized by a U.S. holder generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes. The deductibility of capital losses is subject to limitations.

     Passive Foreign Investment Company Considerations. A non-U.S. corporation will be classified as a passive foreign investment company (a "PFIC") for U.S. federal income tax purposes in any taxable year in which, after applying certain look-through rules, either (1) at least 75% of its gross income is passive income or (2) at least 50% of the gross value of its assets is attributable to assets that produce passive income or are held for the production of passive income. Passive income for this purpose generally includes dividends, interest, royalties, rents, and gains from commodities and securities transactions. For purposes of determining whether a non-U.S. corporation is a PFIC, its gross income and assets include the pro rata share of the gross income and the assets, respectively, of any company in which the non-U.S. corporation is considered to own 25% or more of the share by value.

     Based on certain estimates of its gross income and gross assets and the nature of its business, Noble-Cayman believes that it will not be classified as a PFIC for its current taxable year. Noble-Cayman's status in future years will depend on its assets and activities in those years. Noble-Cayman has no reason to believe that its assets or activities will change in a manner that would cause it to be classified as a PFIC. Nevertheless, the tests for determining PFIC status are applied annually, and it is difficult to predict accurately future income and assets, which are relevant to this determination. Accordingly, Noble-Delaware cannot assure you that Noble-Cayman will not become a PFIC.

     If Noble-Cayman were a PFIC, a U.S. holder of Noble-Cayman shares generally would be subject to imputed interest charges and other disadvantageous tax treatment with respect to any gain from the sale or exchange of, and certain distributions with respect to, Noble-Cayman shares. A U.S. holder of Noble-Cayman shares could make a variety of elections that may alleviate the tax consequences referred to above, and one of these elections may be made retroactively.

     We cannot assure you that Noble will have timely knowledge of any future status as a PFIC. In this regard, Noble does not assume any obligation to make a timely disclosure with respect to PFIC status. If you are a U.S. holder, we urge you to consult your tax advisor about the PFIC rules, and especially the elections that may be made to alleviate the tax consequences of PFIC status.

  U.S. TAXATION OF NON-U.S. HOLDERS

     Except as described in "-- Backup Withholding Tax and Information Reporting Requirements" below, a non-U.S. holder will not be subject to U.S. federal income tax or withholding tax on gain realized, if any, on the exchange of Noble-Delaware shares for Noble-Cayman shares.

     Except as described in "-- Backup Withholding Tax and Information Reporting Requirements" below, a non-U.S. holder will not be subject to U.S. federal income tax or withholding tax on dividend distributions with respect to, and gain realized from the sale or exchange of, Noble-Cayman shares unless:

     - the dividends or gains are effectively connected with the conduct of a trade or business and, in the case of a resident of a country which has a treaty with the United States, the item is attributable to a permanent establishment, or in the case of an individual, a fixed place of business, within the United States; or

     - subject to some exceptions, the non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year of the sale and other required conditions exist.

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

  BACKUP WITHHOLDING TAX AND INFORMATION REPORTING REQUIREMENTS

     U.S. backup withholding tax and information reporting rules generally apply to payments of dividends on, and proceeds from the sale or redemption of, shares of stock of corporations made within the United States. The backup withholding rules require that 30% of payments to noncorporate holders of corporate stock be withheld and paid to the U.S. Internal Revenue Service unless the holder furnishes its correct taxpayer identification number to the person making the payment or otherwise complies with, or establishes an exemption from, such backup withholding tax requirements.

     The exchange of Noble-Delaware shares for Noble-Cayman shares should not be subject to information reporting or backup withholding because the exchange will not be for cash.

     Currently, U.S. holders of Noble-Delaware shares are subject to the backup withholding tax and information reporting rules with respect to dividends on Noble-Delaware shares and proceeds from the sale or redemption of Noble-Delaware shares. After the merger, it is anticipated that the same rules will apply to dividends on Noble-Cayman shares and to proceeds from the sale or redemption of Noble-Cayman shares. A U.S. holder may avoid the backup withholding tax by providing the person making the payment with the holder's taxpayer identification number or other evidence of exemption as noted above.

     Non-U.S. holders of Noble-Delaware shares generally are not subject to U.S. backup withholding tax and information reporting rules with respect to dividends on Noble-Delaware shares and proceeds from the sale or redemption of Noble-Delaware shares as long as the non-U.S. holder provides either:

     - a taxpayer identification number;

     - certification as to its foreign status; or

     - other evidence establishing an exemption.

EFFECT OF CAYMAN ISLANDS TAX LAWS ON NOBLE-CAYMAN

     The following is the opinion of Maples and Calder, special Cayman Islands counsel to Noble, with respect to the material Cayman Islands tax consequences arising from the restructuring and the ownership and disposition of Noble-Cayman shares after the merger.

     At the present time, there is no Cayman Islands income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by a Cayman Islands corporation or its shareholders. In addition, Noble-Cayman has applied for and expects to receive an undertaking from the Governor in Council of the Cayman Islands under the Tax Concessions Law (1999 Revision) that generally provides that no new Cayman Islands taxes will be applied to Noble-Cayman for 20 years from the date of the undertaking. Noble expects this undertaking to provide that, for that 20-year period:

     - no law enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to Noble-Cayman or its operations; and

     - no withholding or other tax to be levied on profits, income, gains or appreciations or any estate duty or inheritance tax shall be payable by Noble-Cayman or its shareholders.

     Therefore, there will be no Cayman Islands tax consequences with respect to the restructuring or with respect to ownership or disposition by shareholders of or subsequent distributions in respect of the Noble-Cayman shares.

                DESCRIPTION OF AUTHORIZED SHARES OF NOBLE-CAYMAN

     The following discussion is a summary of Noble-Cayman's share capital. The information provided in this summary assumes the adoption by stockholders at the stockholders' meeting of the amendment to Noble-Delaware's certificate of incorporation increasing the authorized shares of Noble-Delaware common stock to 400,000,000 from 200,000,000. This summary is not complete and is subject to the complete text of Noble-Cayman's memorandum of association (the "memorandum") and its articles of association (the

"articles") as they will be in effect on the date of the merger. Noble-Cayman's memorandum is attached to this proxy statement/prospectus as Annex B and its articles are attached as Annex C. WE ENCOURAGE YOU TO READ THOSE DOCUMENTS CAREFULLY.

     In accordance with Cayman Islands law, holders of shares of Noble-Cayman are referred to as "members" in Noble-Cayman's memorandum and articles. In order to avoid any confusion that the use of this term could cause our U.S. stockholders, we have used the term "shareholders" rather than "members" throughout this proxy statement/prospectus when we refer to members of Noble-Cayman.

AUTHORIZED SHARE CAPITAL

     Noble-Cayman's memorandum provides that its authorized share capital is US $55,000,000, divided into 400,000,000 ordinary shares, par value US$0.10, and 15,000,000 preferred shares, par value US$1.00. The preferred shares are "blank check" shares; therefore, our board of directors may designate and create the preferred shares as shares of any series and determine the respective rights and restrictions of any such series.

VOTING

     The holders of Noble-Cayman's ordinary shares will be entitled to one vote per share other than on the election of directors.

     With respect to the election of directors, each holder of Noble-Cayman's ordinary shares entitled to vote at the election will have the right to vote, in person or by proxy, the number of shares held by him for as many persons as there are directors to be elected. The directors will be divided into three classes, with only one class being up for election each year. Directors will be elected by a plurality of the votes cast in the election. Neither Cayman Islands law nor the articles provide for cumulative voting for the election of directors.

     There are no limitations imposed by Cayman Islands law or Noble-Cayman's articles on the right of nonresident shareholders to hold or vote their Noble-Cayman ordinary shares.

     The rights attached to any separate class or series of shares, unless otherwise provided by the terms of the shares of that class or series, may be varied and amended only with the consent in writing of the holders of all of the issued shares of that class or series or by a special resolution passed at a separate general meeting of holders of the shares of that class or series. The necessary quorum for that meeting is the presence of holders of a majority of the shares of that class or series. Each holder of shares of the class or series present, in person or by proxy, will have one vote for each share of the class or series of which he is the holder. Outstanding shares will not be deemed to be varied by the creation or issue of further shares that rank in any respect prior to or equivalent with those shares.

     Under Cayman Islands law, some matters, like altering the memorandum or the articles, changing the name of Noble-Cayman, voluntarily winding up the company or resolving to be registered by way of continuation in a jurisdiction outside the Cayman Islands, require the approval of shareholders by a special resolution. A special resolution is a resolution passed by the holders of at least two-thirds of the shares voted at a general meeting or approved in writing by all shareholders of a company entitled to vote at a general meeting of the company.

QUORUM FOR GENERAL MEETINGS

     The presence of shareholders, in person or by proxy, holding a majority of the issued shares generally entitled to vote at a meeting is a quorum for the transaction of most business. However, pursuant to Noble-Cayman's articles, different quorums are required in some cases to approve a change in Noble-Cayman's articles. Shareholders present in person or by proxy holding at least 95% of the issued shares entitled to vote at a meeting is the required quorum at a general meeting to consider or adopt a special resolution to amend, vary, suspend the operation of or disapply any of the following provisions of the articles:

     - Articles 31 through 49 -- which relate to the convening of, and proceedings and procedures at, general meetings;

     - Articles 52 through 60 -- which relate to the election, appointment and classification of directors;

     - Articles 62 and 63 -- which require shareholders to approve certain business combinations with interested shareholders (with the exceptions described below); or

     - Article 64 -- which requires shareholders to approve the sale, lease or exchange of all or substantially all of Noble-Cayman's property or assets.

     However, shareholders present, in person or by proxy, holding a majority of the issued shares entitled to vote at the meeting will constitute a quorum if:

     - a majority of the board of directors has, at or prior to the meeting, recommended a vote in favor of the special resolution; and

     - in the case of a special resolution to amend, vary, suspend the operation of or disapply Article 62 of the articles, the favorable recommendation is made by a majority of the disinterested directors, meaning those directors who are unaffiliated with and are not nominees of the interested shareholder and were directors prior to the time the interested shareholder became an interested shareholder; or

     - in the case of a special resolution to amend, vary, suspend the operation of or disapply Article 63 of the articles, other than a special resolution referred to in the next full paragraph below, the favorable board of directors' recommendation is made at a time when a majority of the board of directors then in office were directors prior to any person becoming an interested shareholder during the previous three years or were recommended for election or elected to succeed those directors by a majority of those directors.

     In addition, shareholders present, in person or by proxy, holding a majority of the issued shares entitled to vote at a meeting also will constitute the required quorum to consider or adopt a special resolution to delete Article 63 of the articles if:

     - the resolution will not be effective until 12 months after it is passed by shareholders; and

     - the restrictions in Article 63 of the articles will otherwise continue to apply to any business combination between Noble-Cayman and any person who became an interested shareholder on or prior to the passing of the resolution.

     The shareholders present at a duly constituted general meeting may continue to transact business until adjournment, despite the withdrawal of shareholders that leaves less than a quorum.

DIVIDEND RIGHTS

     Subject to any rights and restrictions of any other class or series of shares, the board of directors may, from time to time, declare dividends on the shares issued and authorize payment of the dividends out of Noble-Cayman's lawfully available funds. The board of directors may declare that any dividend be paid wholly or partly by the distribution of shares of Noble-Cayman and/or specific assets.

     Noble-Delaware does not currently pay periodic cash dividends on shares of Noble-Delaware common stock. Although Noble-Cayman does not expect to pay periodic cash dividends on Noble-Cayman ordinary shares following the merger, any future declaration and payment of dividends by Noble-Cayman would be:

     - dependent upon its results of operations, financial condition, cash requirements and other relevant factors;

     - subject to the discretion of its board of directors;

     - subject to restrictions contained in debt instruments; and

     - payable only out of its accumulated profits or its share premium account in accordance with Cayman Islands law. The share premium account is the excess of the purchase price for shares issued over the nominal or par value of those shares.

RIGHTS UPON LIQUIDATION

     Upon the liquidation of Noble-Cayman, after creditors of the company have been paid in full and the full amounts that holders of any issued shares ranking senior to the ordinary shares as to distribution on liquidation or winding up are entitled to receive have been paid or set aside for payment, the holders of Noble-Cayman's ordinary shares are entitled to receive, pro rata, any remaining assets of Noble-Cayman available for distribution. The liquidator may deduct from the amount payable in respect of those ordinary shares any liabilities the holder has to or with Noble-Cayman.

NO SINKING FUND

     The Noble-Cayman ordinary shares have no sinking fund provisions.

NO LIABILITY FOR FURTHER CALLS OR ASSESSMENTS

     The Noble-Cayman shares to be issued in the merger will be duly and validly issued, fully paid and nonassessable.

NO PREEMPTIVE RIGHTS

     Holders of ordinary shares will have no preemptive or preferential right to purchase any securities of Noble-Cayman.

REDEMPTION AND CONVERSION

     The Noble-Cayman ordinary shares will not be convertible into shares of any other class or series or be subject to redemption either by Noble-Cayman or the holder of the shares.

REPURCHASE

     Under Noble-Cayman's articles, Noble-Cayman may purchase any issued ordinary shares in the circumstances and on the terms as are agreed by Noble-Cayman and the holder of the shares whether or not Noble-Cayman has made a similar offer to all or any other of the holders of ordinary shares.

RESTRICTIONS ON TRANSFER

     Subject to the rules of the New York Stock Exchange and any other stock exchange on which the ordinary shares may be listed, the board of directors may, in its absolute discretion and without assigning any reason, decline to register any transfer of shares.

OTHER CLASSES OR SERIES OF SHARES

     The board of directors may from time to time authorize by means of a board resolution the issuance of preferred shares in one or more series of preferred shares, and in the resolution or resolutions providing for the issue of such shares, the board of directors is expressly authorized to fix for each such series the number of shares which shall constitute such series, voting power, full or limited, or no voting power, and designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof. Such a "blank check" preferred share provision could have certain "anti-takeover" effects. See "-- Anti-Takeover Provisions" below.

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

COMPULSORY ACQUISITION OF SHARES HELD BY MINORITY HOLDERS

     An acquiring party is generally able to acquire compulsorily the ordinary shares of minority holders in one of two ways:

     - By a procedure under the Cayman Islands Companies Law, 2001 Second Revision (the "Companies Law"), known as a "scheme of arrangement." A scheme of arrangement is made by obtaining the consent of the Cayman Islands company, the consent of the court and approval of the arrangement by holders of ordinary shares (1) representing a majority in number of the shareholders present at the meeting held to consider the arrangement and (2) holding at least 75% of all the issued ordinary shares other than those held by the acquiring party, if any. If a scheme of arrangement receives all necessary consents and approvals, all holders of ordinary shares of a company would be compelled to sell their shares under the terms of the scheme of arrangement.

     - By acquiring pursuant to a tender offer 90% of the ordinary shares not already owned by the acquiring party (the "offeror"). If an offeror has, within four months after the making of an offer for all the ordinary shares not owned by the offeror, obtained the approval of not less than 90% of all the shares to which the offer relates, the offeror may, at any time within two months after the end of that four month period, require any nontendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, nontendering shareholders will be compelled to sell their shares, unless within one month from the date on which the notice to compulsorily acquire was given to the nontendering shareholder, the nontendering shareholder is able to convince the court to order otherwise.

TRANSFER AGENT

     The transfer agent and registrar for the ordinary shares will be UMB Bank, N.A., Kansas City, Missouri.

ANTI-TAKEOVER PROVISIONS

     General. Noble-Cayman's articles, like the certificate of incorporation of Noble-Delaware, have provisions that could have an anti-takeover effect. These provisions are intended to enhance the ability of the board of directors to deal with unsolicited takeover attempts by increasing the likelihood of continuity and stability in the composition of the board of directors. These provisions could have the effect of discouraging transactions that may involve an actual or threatened change of control of Noble-Cayman.

     Classified Board. The articles provide that Noble-Cayman's board of directors will be divided into three classes serving staggered three-year terms. Directors can be removed from office, only with cause, by the affirmative vote of the holders of a majority of the issued shares generally entitled to vote. The board of directors does not have the power to remove directors. Vacancies on the board of directors may be filled only by the remaining directors and not by the shareholders. These provisions could have the effect of precluding an acquiror from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by the removal of directors with its own nominees, unless the acquiror controls at least two-thirds of the combined voting power of the ordinary shares (the percentage necessary to adopt a special resolution to amend these provisions if a quorum of 95% can be obtained). This could result in delaying a shareholder from obtaining majority representation on the board of directors.

     Number of Directors. The articles provide that the board of directors will consist of not less than three directors, the exact number to be set from time to time by a majority of the whole board of directors. Accordingly, the board of directors, and not the shareholders, has the authority to determine the number of directors and could delay any shareholder from obtaining majority representation on the board of directors by enlarging the board of directors and filling the new vacancies with its own nominees until a general meeting at which directors are to be appointed.

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

     Advance Notice Provisions. The articles establish an advance notice procedure that must be followed by shareholders if they wish to nominate candidates for election as directors at an annual or extraordinary general meeting of shareholders. The articles provide generally that, if you desire to nominate a candidate for election as a director at an annual general meeting, you must give us notice not less than 90 days prior to the annual general meeting. Similarly, the articles provide that, if you desire to nominate a candidate for election as a director at an extraordinary general meeting, you must give notice prior to the close of business on the seventh day following the date in which notice of such meeting is first given. In each case, the notice must contain specified information concerning the shareholder submitting the proposal.

     Action Only by Unanimous Written Consent. Subject to the terms of any other class of shares in issue, any action required or permitted to be taken by the holders of Noble-Cayman's ordinary shares must be taken at a duly called annual or extraordinary general meeting of shareholders or by written consent signed by all of the holders of Noble-Cayman's ordinary shares. Extraordinary general meetings may be called by a majority of the entire board of directors, the Chairman of the Board, the Chief Executive Officer or the President. Shareholders do not have the authority to call an extraordinary general meeting.

     Preferred Shares. The board of directors is authorized, without obtaining any vote or consent of the holders of any class or series of shares, unless expressly provided by the terms of issue of a class or series, to issue from time to time any other classes or series of shares with the designations and relative powers, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or terms or conditions of redemption as they consider fit. The board of directors could authorize the issuance of preferred shares with terms and conditions that could discourage a takeover or other transaction that holders of some or a majority of the ordinary shares might believe to be in their best interests or in which holders might receive a premium for their shares over the then market price of the shares. With the exception of the Noble-Cayman Series A Junior Participating preferred shares established in connection with the Noble-Cayman shareholder rights plan, no preferred shares have been established as of the date of this proxy statement/prospectus.

     Quorum Requirements. The special quorum provisions contained in the articles require the holders of 95% of all the voting shares to be present, in person or by proxy, at a general meeting to consider or adopt a special resolution to amend, vary, suspend the operation of or disapply the following provisions of the articles, unless a majority of the board of directors has recommended that the shareholders vote in favor of the special resolution:

     - Articles 31 through 49 -- which relate to the convening of, and proceedings and procedures at, general meetings;

     - Articles 52 through 60 -- which relate to the election, appointment and classification of directors;

     - Articles 62 and 63 -- which require shareholders to approve certain business combinations with interested shareholders (for a description of exceptions to the quorum requirements to these provisions, see "-- Quorum for General Meetings"); or

     - Article 64 -- which requires shareholders to approve the sale, lease or exchange of all or substantially all of Noble-Cayman's property or assets.

     Restrictions on Business Combinations. As a Cayman Islands company, Noble-Cayman is not subject to Section 203 of the Delaware General Corporation Law, which restricts business combinations with interested stockholders. However, Article 63 of the articles contains provisions that largely mirror the intention of Section 203 and generally prohibit "business combinations" between Noble-Cayman and an "interested shareholder." Specifically, "business combinations" between an "interested shareholder" and Noble-Cayman are prohibited for a period of three years after the time the interested shareholder acquired its shares, unless:

     - the business combination or the transaction resulting in the person becoming an interested shareholder is approved by the board of directors prior to the date the interested shareholder acquired Noble-Cayman's shares;

     - the interested shareholder acquired at least 85% of Noble-Cayman's shares in the transaction in which it became an interested shareholder; or

     - the business combination is approved by a majority of the board of directors and by the affirmative vote of disinterested shareholders holding at least two-thirds of the shares generally entitled to vote.

     For purposes of this provision, "business combinations" is defined broadly to include mergers, consolidations of majority owned subsidiaries, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of Noble-Cayman, and most transactions that would increase the interested shareholder's proportionate share ownership in Noble-Cayman.

     "Interested shareholder" is defined as a person who, together with any affiliates and/or associates of that person, beneficially owns, directly or indirectly, 15% or more of the issued voting shares of Noble-Cayman.

     Fair Price Provisions. In addition, the Noble-Delaware certificate of incorporation contains a "fair price" anti-takeover provision that is now included as Article 62 of the Noble-Cayman articles. This provision requires the approval of at least 80% of the voting shares before Noble-Cayman may enter into certain "business combinations" with an "interested shareholder" unless:

     - the business combination is approved by a majority of the disinterested members of the board of directors; or

     - the aggregate amount of cash and the fair market value of the consideration other than cash to be received by the shareholders in the business combination meets certain specified threshold minimum standards; and certain specified events have occurred or failed to occur, as applicable.

     For purposes of the fair price provisions, "business combination" is broadly defined to include mergers and consolidations of Noble-Cayman or its subsidiaries with an interested shareholder or any other person that is or would be an interested shareholder after such transaction; a sale, exchange or mortgage of assets having a fair market value of US$1.0 million or more to an interested shareholder or any affiliate of an interested shareholder; the issuance or transfer of securities in Noble-Cayman or its subsidiaries having a fair market value of US$1.0 million or more to an interested shareholder or any affiliate of an interested shareholder; the adoption of a plan of liquidation or dissolution proposed by any interested shareholder or any affiliate of an interested shareholder; and any reclassification of securities or other transaction which has the effect, directly or indirectly, of increasing the number of shares beneficially owned by any interested shareholder or any affiliate of an interested shareholder. "Interested shareholder" is generally defined as a person who, together with any affiliates of that person, beneficially owns, directly or indirectly, 5% or more of the combined voting power of the then issued and outstanding shares of Noble-Cayman.

SHAREHOLDER RIGHTS PLAN

     Issuance of Rights. The Noble-Cayman shareholder rights plan provides for the issuance of one right (a "right") to purchase one one-hundredth of a Noble-Cayman Series A Junior Participating preferred share for each Noble-Cayman ordinary share in issue as of the effective time of the merger (the "rights record date").

     Evidence of Rights. Under the shareholder rights plan, until the earlier to occur of (1) 10 days following a public announcement that a person or group of affiliated or associated persons (an "acquiring person") has acquired beneficial ownership of 15% or more of the Noble-Cayman ordinary shares or (2) 10 business days (or such later date as may be determined by action of the board of directors of Noble-Cayman prior to such time as any person or group of affiliated persons becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the Noble-Cayman ordinary shares (the earlier of such dates being called the "distribution date"), the rights will be evidenced by certificates representing Noble-Cayman ordinary shares, together with a summary of the rights.

     The shareholder rights plan provides that, until the distribution date (or earlier redemption or expiration of the rights), the rights will be transferred with and only with Noble-Cayman ordinary shares. Until the distribution date (or earlier redemption or expiration of the rights), new Noble-Cayman ordinary share certificates issued after the rights record date upon transfer or new issuance of Noble-Cayman ordinary shares will contain a notation incorporating the Noble-Cayman shareholder rights plan by reference. Until the distribution date (or earlier redemption or expiration of the rights), the surrender for transfer of any certificates for Noble-Cayman ordinary shares in issue as of the rights record date, even without such notation or a copy of the summary of rights, will also constitute the transfer of the rights associated with Noble-Cayman ordinary shares represented by such certificate. As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of Noble-Cayman ordinary shares as of the close of business on the distribution date and such separate certificates alone will evidence the rights.

     Duration of Rights. The rights are not exercisable until the distribution date. The rights will expire on July 10, 2005 (the same expiration date of the Noble-Delaware preferred stock purchase rights), unless this date is extended or unless the rights are earlier redeemed or exchanged by Noble-Cayman, in each case as described below.

     Adjustments. The purchase price payable, and the number of Series A Junior Participating preferred shares or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution (1) in the event of a share dividend on or a subdivision, combination or reclassification of, the Series A Junior Participating preferred shares, (2) upon the grant to holders of the Series A Junior Participating preferred shares of certain rights or warrants to subscribe for or purchase Series A Junior Participating preferred shares at a price, or securities convertible into Series A Junior Participating preferred shares with a conversion price, less than the then-current market price of the Series A Junior Participating preferred shares or (3) upon the distribution to holders of the Series A Junior Participating preferred shares of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Series A Junior Participating preferred shares) or of subscription rights or warrants (other than those referred to above).

     The number of rights in issue is also subject to adjustment in the event of a share division of Noble-Cayman ordinary shares or a share dividend on Noble-Cayman ordinary shares payable in Noble-Cayman ordinary shares or subdivisions, consolidations or combinations of Noble-Cayman ordinary shares occurring, in any such case, prior to the distribution date.

     Series A Junior Participating Preferred Shares. Series A Junior Participating preferred shares purchasable upon exercise of the rights will not be redeemable. Each Series A Junior Participating preferred share will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of US$.01 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per Noble-Cayman ordinary share. In the event of liquidation, the holders of the Series A Junior Participating preferred shares will be entitled to a minimum preferential liquidation payment of US$1.00 per share and will be entitled to an aggregate payment of 100 times the payment made per Noble-Cayman ordinary share. Each Series A Junior Participating preferred share will have 100 votes, voting together with Noble-Cayman ordinary shares. Finally, in the event of any amalgamation, merger, consolidation or other transaction in which Noble-Cayman ordinary shares are converted or exchanged, each Series A Junior Participating preferred share will be entitled to receive 100 times the amount received per Noble-Cayman ordinary share. These rights are protected by customary antidilution provisions.

     Because of the nature of the Series A Junior Participating preferred shares' dividend, liquidation and voting rights, the value of the one one-hundredth interest in a Series A Junior Participating preferred share purchasable upon exercise of each right should approximate the value of one Noble-Cayman ordinary share.

     Exercise of Rights. In the event that any person or group of affiliated or associated persons becomes an acquiring person, each holder of a right, other than rights beneficially owned by the acquiring person

(which will thereupon become void), will thereafter have the right to receive upon exercise of a right at the then-current exercise price of the right (currently $120), that number of Noble-Cayman ordinary shares having a market value of two times the exercise price of the right.

     In the event that, after a person or group has become an acquiring person, Noble-Cayman is acquired in an amalgamation, merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a right (other than rights beneficially owned by an acquiring person, which will have become void) will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the right, that number of common shares of the person with whom Noble-Cayman has engaged in the foregoing transaction or such person's parent, which at the time of such transaction will have a market value of two times the exercise price of the right.

     Exchange of Rights. At any time after any person or group becomes an acquiring person and prior to the acquisition by such person or group of 50% or more of the Noble-Cayman ordinary shares in issue or the occurrence of an event described in the prior paragraph, the board of directors of Noble-Cayman may exchange the rights (other than rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one Noble-Cayman ordinary share, or one one-hundredth of a Series A Junior Participating preferred share (or of a share of a class or series of Noble-Cayman shares having equivalent rights, preferences and privileges), per right (subject to adjustment).

     Fractional Shares. With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in such purchase price. Noble-Cayman may, but is not required to, issue fractional Series A Junior Participating preferred shares (other than fractions which are integral multiples of one one-hundredth of a Series A Junior Participating preferred share, which may, at the election of Noble-Cayman, be evidenced by depositary receipts), and in lieu thereof Noble-Cayman may make an adjustment in cash based on the market price of the Series A Junior Participating preferred shares on the last trading day prior to the date of exercise.

     Redemption. At any time prior to the time an acquiring person becomes such, the board of directors of Noble-Cayman may redeem the rights in whole, but not in part, at a redemption price of US$.01 per right. The redemption of the rights may be made effective at such time, on such basis and with such conditions as the board of directors in its sole discretion may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right thereafter of the holders of rights will be to receive the redemption price.

     Amendment of Rights. The terms of the rights may be amended by the board of directors of Noble-Cayman without the consent of the holders of the rights, including an amendment to lower the 15% threshold for an acquiring person described above to not less than the greater of (1) the sum of .001% and the largest percentage of the Noble-Cayman ordinary shares in issue then known to Noble-Cayman to be beneficially owned by any person or group of affiliated or associated persons and (2) 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an acquiring person no such amendment may adversely affect the interests of the holders of the rights.

     No Rights as a Shareholder. Until a right is exercised, the holder thereof, as such, will have no rights as a shareholder of Noble-Cayman including, without limitation, the right to vote or to receive dividends.

     Certain Anti-Takeover Effects. The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire Noble-Cayman on terms not approved by the board of directors of Noble-Cayman, except pursuant to an offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any amalgamation, merger or other business combination approved by the board of directors since the rights may be redeemed by Noble-Cayman at the redemption price prior to the time that a person or group has acquired beneficial ownership of 15% or more of the Noble-Cayman ordinary shares.

     See "The Merger -- Stockholder/Shareholder Rights Plan" and "Comparison of Rights of Stockholders/Shareholders -- Stockholder/Shareholder Rights Plan."

               COMPARISON OF RIGHTS OF STOCKHOLDERS/SHAREHOLDERS

     Your rights as a stockholder of Noble-Delaware are governed by Delaware law and Noble-Delaware's certificate of incorporation and bylaws. After the merger, you will become a shareholder of Noble-Cayman and your rights will be governed by Cayman Islands law and Noble-Cayman's memorandum and articles.

     The principal attributes of Noble-Delaware's common stock and Noble-Cayman's ordinary shares will be similar. However, there are differences between your rights under Delaware law and Cayman Islands law, which is modeled on the laws of England and Wales. In addition, there are differences between Noble-Delaware's certificate of incorporation and bylaws and Noble-Cayman's memorandum and articles. The following discussion is a summary of material differences in your rights resulting from the merger, including:

     - an increase in the requisite shareholder vote required under Cayman Islands law to approve business combinations;

     - the absence of shareholder appraisal rights under Cayman Islands law;

     - the absence under Cayman Islands laws of a statutory right of shareholders to inspect a company's books and records; and

     - limited rights of shareholders to bring shareholder derivative actions under Cayman Islands law.

     This summary is not complete and does not cover all of the differences between Cayman Islands law and Delaware law affecting corporations and their shareholders or all the differences between Noble-Delaware's certificate of incorporation and bylaws and Noble-Cayman's memorandum and articles. We believe this summary is accurate. It is, however, subject to the complete text of the relevant provisions of the Companies Law, the Delaware General Corporation Law (the "DGCL"), Noble-Delaware's certificate of incorporation and bylaws, and Noble-Cayman's memorandum and articles. We encourage you to read those laws and documents. The form of Noble-Cayman's memorandum is attached to this proxy statement/prospectus as Annex B and the form of its articles is attached as Annex C. For information as to how you can obtain Noble-Delaware's certificate of incorporation and bylaws, see "Where You Can Find More Information."

           STOCKHOLDER/SHAREHOLDER APPROVAL OF BUSINESS COMBINATIONS

               Noble-Delaware                                      Noble-Cayman
Under the DGCL, a merger, consolidation,           Unlike Delaware law, Cayman Islands law does
sale, lease, exchange or other disposition         not include a statutory merger procedure.
of all or substantially all of the property        The Companies Law does, however, provide for
of the corporation not in the usual and            a procedure known as a "scheme of
regular course of the corporation's                arrangement." A scheme of arrangement is
business, or a dissolution of the                  made by obtaining the consent of the Cayman
corporation, is generally required to be           Islands company, the consent of the court
approved by the holders of a majority of the       and approval by holders of ordinary shares
shares entitled to vote on the matter,             (1) representing a majority in number of the
unless the certificate of incorporation            shareholders present at the meeting held to
provides otherwise. However, mergers in            consider the arrangement and (2) holding at
which less than 20% of a corporation's stock       least 75% of all the issued ordinary shares
is issued generally do not require                 other than those held by the acquiring
stockholder approval. In addition, mergers         party, if any. If a scheme of arrangement
in which an acquiring corporation owns 90%         receives all of the necessary consents, all
or more of each class of stock of the              holders of ordinary shares of a company
acquired corporation may be completed              would be compelled to sell their shares
without the vote of the acquired corpora-          under the terms of the scheme of
tion's board of directors or stockholders.         arrangement. Noble-Cayman's Cayman Islands
                                                   counsel, Maples and Calder, has advised that
                                                   Cayman Islands courts are unlikely to refuse
                                                   to sanction such a scheme of arrangement in
                                                   the absence of bad faith, fraud or unequal
                                                   treatment of shareholders.

                                                   In addition, Cayman Islands companies may be
                                                   acquired by other corporations by the direct
                                                   acquisition of the share capital of the
                                                   Cayman Islands company or by direct asset
                                                   acquisition. The Companies Law provides that
                                                   when an offer is made for ordinary shares of
                                                   a Cayman Islands company and, within four
                                                   months of the offer, the holders of not less
                                                   than 90% of those shares accept, the offeror
                                                   may, for two months after that four-month
                                                   period, require the remaining ordinary
                                                   shareholders to transfer their ordinary
                                                   shares on the same terms as the original
                                                   offer.

                                                   Noble-Cayman's articles provide that, in
                                                   order for it to sell, lease or exchange all
                                                   or substantially all of its property or
                                                   assets, other than transactions with
                                                   entities it controls, it must first obtain:

                                                   - approval by the board of directors; and

                                                   - approval of the holders of a majority of
                                                     the issued shares generally entitled to
                                                     vote.

SPECIAL VOTE REQUIRED FOR COMBINATIONS WITH INTERESTED STOCKHOLDERS/SHAREHOLDERS

               Noble-Delaware                                      Noble-Cayman
Section 203 of the DGCL provides that, in          There is no provision in the Companies Law
general, a corporation may not engage in a         equivalent to Section 203 of the DGCL. Arti-
business combination with an interested            cle 63 of Noble-Cayman's articles, however,
stockholder for a period of three years            includes restrictions on transactions with
after the time of the transaction in which         interested shareholders that have been
the person became an interested stockholder.       structured to largely mirror Section 203.
                                                   These provisions prohibit Noble-Cayman from
The prohibition on business combinations           engaging in a business combination with an
with interested stockholders does not apply        interested shareholder for a period of three
in some cases, including if:                       years after the time of the transaction in
                                                   which the person became an interested
- the board of directors of the corporation,       shareholder.
  prior to the time of the transaction in
  which the person became an interested            The exceptions to the prohibition on
  stockholder, approves (1) the business           business combinations with interested
  combination or (2) the transaction in            shareholders are the same in all material
  which the stockholder becomes an                 respects to those applicable to
  interested stockholder;                          Noble-Delaware under Section 203. Noble-
                                                   Cayman's articles include a counterpart to the
- upon consummation of the transaction which       definition of "interested stockholder" in
  resulted in the stockholder becoming an          Section 203 that is the same in all material
  interested stockholder, the interested           respects.
  stockholder owned at least 85% of the
  voting stock of the corporation
  outstanding at the time the transaction
  commenced; or

- the board of directors and the holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder approve the business combination on or after the time of the transaction in which the person became an interested stockholder.

For the purpose of Section 203, the DGCL generally defines an interested stockholder to include any person who, together with that person's affiliates or associates, (1) owns 15% or more of the outstanding voting stock of the corporation or (2) is an affiliate or associate of the corporation and owned 15% or more of the outstanding voting stock of the corporation at any time within the previous three years.

        FAIR PRICE TO STOCKHOLDERS/SHAREHOLDERS IN BUSINESS COMBINATIONS

               Noble-Delaware                                      Noble-Cayman
The affirmative vote of at least 80% of the        The provisions of Noble-Cayman's articles
voting power of Noble-Delaware is required         are substantially similar.
for the approval of any business combination
with an interested stockholder, but this 80%
requirement is not applicable if:

- the disinterested directors of
  Noble-Delaware approved the business
  combination by a majority vote; or

- the aggregate amount of cash or other
  consideration to be received in the
  business combination by holders of the
  common stock of Noble-Delaware, other than the interested stockholder involved in the business combination, meets certain specified minimum standards, and if certain specified events have occurred or have failed to occur.

"Business combination" is broadly defined for the purpose of these provisions to include mergers and consolidations of
Noble-Delaware or its subsidiaries with an interested stockholder; a sale, exchange or mortgage of assets having a fair market value of US$1.0 million or more to an interested stockholder or any affiliate of an interested stockholder; the issuance of or transfer of securities in Noble-Delaware or its subsidiaries having a fair market value of US$1.0 million or more to an interested stockholder or any affiliate of an interested stockholder; the adoption of a plan of liquidation or dissolution proposed by any interested stockholder or any affiliate of an interested stockholder; and any reclassification of securities or other transaction which has the effect, directly or indirectly, of increasing the number of shares beneficially owned by an interested stockholder or any affiliate of an interested stockholder.

"Interested stockholder" is generally
defined for the purpose of these provisions as a person who, together with any affiliates of that person, beneficially owns, directly or indirectly, 5% or more of the combined voting power of the then issued and outstanding shares of Noble-Delaware.

                  APPRAISAL RIGHTS AND COMPULSORY ACQUISITION

               Noble-Delaware                                      Noble-Cayman
Under the DGCL, a stockholder of a                 The Companies Law does not specifically
corporation does not have appraisal rights         provide for appraisal rights. However, in
in connection with a merger or                     connection with the compulsory transfer of
consolidation, if, among other things:             shares to a 90% shareholder of a Cayman
                                                   Islands company as described under
- the corporation's shares are listed on a         "-- Stockholder/Shareholder Approval of
  national securities exchange or held of          Business Combinations," a minority
  record by more than 2,000 stockholders; or       shareholder may apply to the court within
                                                   one month of receiving notice of the
- the corporation will be the surviving            compulsory transfer objecting to that
  corporation of the merger, and no vote of        transfer. In these circumstances, the burden
  its stockholders is required to approve          is on the minority shareholder to show that
  the merger.                                      the court should exercise its discretion to
                                                   prevent the compulsory transfer.
However, a stockholder is entitled to              Noble-Cayman has been advised that the court
appraisal rights in the case of a merger or        is unlikely to grant any relief in the
consolidation if the stockholder is required       absence of bad faith, fraud, unequal
to accept in exchange for the shares               treatment of shareholders or collusion as
anything other than:                               between the offeror and the holders of the
                                                   shares who have accepted the offer as a
- shares of stock of the corporation               means of unfairly forcing out minority
  surviving or resulting from the merger or        shareholders.
  consolidation;

- shares of any other corporation that on the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 stockholders;
  and

- cash instead of fractional shares of the corporation.

The Noble-Delaware shares are currently
listed on the New York Stock Exchange, and we intend to list the Noble-Cayman shares on the New York Stock Exchange prior to the effective time of the merger.

           STOCKHOLDER/SHAREHOLDER CONSENT TO ACTION WITHOUT MEETING

               Noble-Delaware                                      Noble-Cayman
Under the DGCL, unless otherwise provided in       The Companies Law and Noble-Cayman's
the certificate of incorporation, any action       articles provide that shareholders may take
that can be taken at a meeting of the              action requiring a special resolution
stockholders may be taken without a meeting        without a meeting only by unanimous written
if written consent to the action is signed         consent.
by the holders of outstanding stock having
the minimum number of votes necessary to
authorize or take the action at a meeting of
the stockholders. Noble-Delaware's
certificate of incorporation provides that
its stockholders may not act by written
consent.

                 SPECIAL MEETINGS OF STOCKHOLDERS/SHAREHOLDERS

               Noble-Delaware                                      Noble-Cayman
Under the DGCL, a special meeting of               Under Noble-Cayman's articles, an
stockholders may be called only by the board       extraordinary general meeting of
of directors or by persons authorized in the       Noble-Cayman's shareholders may be called
certificate of incorporation or the bylaws.        only by a majority of the board of
Noble-Delaware's bylaws provide that a             directors, the Chairman of the Board, the
special meeting of stockholders may be             Chief Executive Officer or the President.
called only by a majority of the board of
directors, the Chairman of the Board or the
President.

            DISTRIBUTIONS AND DIVIDENDS; REPURCHASES AND REDEMPTIONS

               Noble-Delaware                                      Noble-Cayman
Under the DGCL, a corporation may pay              Under Cayman Islands law, the board of
dividends out of surplus and, if there is no       directors of Noble-Cayman may pay dividends
surplus, out of net profits for the current        to the ordinary shareholders out of
and/or the preceding fiscal year, unless the       Noble-Cayman's:
net assets of the corporation are less than
the capital represented by issued and              - profits; or
outstanding shares having a preference on
asset distributions. Surplus is defined in         - "share premium account," which represents
the DGCL as the excess of the net assets             the excess of the price paid to Noble-Cayman
over capital, as such capital may be                 on issue of its shares over the par or
adjusted by the board. A Delaware                    "nominal" value of those shares, which is
corporation may purchase or redeem shares of         similar to the U.S. concept of additional
any class except when its capital is                 paid in capital.
impaired or would be impaired by the
purchase or redemption. A corporation may,         However, no dividends may be paid if, after
however, purchase or redeem out of capital         payment, Noble-Cayman would not be able to
shares that are entitled upon any                  pay its debts as they come due in the
distribution of its assets to a preference         ordinary course of business.
over another class or series of its shares
if the shares are to be retired and the            Under the Companies Law, shares of a Cayman
capital reduced.                                   Islands company may be redeemed or
                                                   repurchased out of profits of the company,
                                                   out of the proceeds of a fresh issue of
                                                   shares made for that purpose or out of
                                                   capital, provided the company has the
                                                   ability to pay its debts as they come due in
                                                   the ordinary course of business.

                        VACANCIES ON BOARD OF DIRECTORS

               Noble-Delaware                                      Noble-Cayman
Under the DGCL, a vacancy or a newly created       Noble-Cayman's articles provide that a
directorship may be filled by a majority of        vacancy or a newly created directorship may
the remaining directors, although less than        be filled only by a majority of the
a quorum, unless otherwise provided in the         remaining directors.
certificate of incorporation or bylaws.
Noble-Delaware's certificate of
incorporation provides that a vacancy or a
newly created directorship may be filled
only by a majority of the remaining
directors.

               REMOVAL OF DIRECTORS; STAGGERED TERM OF DIRECTORS

               Noble-Delaware                                      Noble-Cayman
Under the DGCL, except in the case of a            The Companies Law does not contain
corporation with a classified board or with        provisions specifically related to
cumulative voting, any director or the             classified boards of directors. However,
entire board may be removed, with or without       Noble-Cayman's articles provide for a
cause, by the holders of a majority of the         classified board of directors and also
shares entitled to vote at an election of          provide that directors may be removed by the
directors.                                         holders of a majority of the shares entitled
                                                   to vote on the election of directors for
Noble-Delaware's certificate of                    "cause".
incorporation provides that the board of
directors consists of three classes of             If the merger is effected, Noble-Delaware's
directors, with each class of directors            directors, including those elected at the
elected for three-year terms and one class         stockholders' meeting, will be appointed as
coming up for election by the stockholders         Noble-Cayman's directors and will serve in
each year. Noble-Delaware's certificate of         the same class of directors for the same
incorporation provides that directors of           unexpired term as they did for
Noble-Delaware may be removed at any annual        Noble-Delaware.
or special meeting of stockholders for
"cause" by the holders of a majority of the
shares entitled to vote on the election of
directors.

                        INSPECTION OF BOOKS AND RECORDS

               Noble-Delaware                                      Noble-Cayman
Under the DGCL, any stockholder may inspect        Shareholders of a Cayman Islands company
the corporation's books and records for a          have no general rights to inspect or obtain
proper purpose.                                    copies of the list of shareholders or
                                                   corporate records of the company (other than
                                                   the register of mortgages and charges).
                                                   However, Noble-Cayman's articles provide
                                                   that any shareholder may inspect Noble-
                                                   Cayman's books and records for a proper
                                                   purpose. The board of directors of
                                                   Noble-Cayman may establish procedures or
                                                   conditions regarding these inspection rights
                                                   for the following purposes:

                                                   - protecting the interests of Noble-Cayman;

                                                   - protecting the confidentiality of the
                                                     information contained in those books and
                                                     records;

                                                   - protecting the convenience of Noble-
                                                     Cayman; or

                                                   - protecting any other interest of
                                                     Noble-Cayman that the board of directors
                                                     deems proper.

                        AMENDMENT OF GOVERNING DOCUMENTS

               Noble-Delaware                                      Noble-Cayman
Under the DGCL, a certificate of                   Under the Companies Law, Noble-Cayman's
incorporation may be amended if:                   memorandum and articles may be amended only
                                                   by a special resolution. Noble-Cayman's
- the board of directors sets forth the            board of directors may not effect amendments
  proposed amendment in a resolution,              to Noble- Cayman's articles on its own. Some
  declares the advisability of the amendment       amendments to Noble-Cayman's articles
  and directs that it be submitted to a vote       require as a quorum the presence of
  at a meeting of stockholders; and                shareholders holding at least 95% of the
                                                   shares entitled to vote at that meeting. See
- the holders of a majority of shares of           "Description of Authorized Shares of Noble-
  stock entitled to vote on the matter             Cayman -- Quorum for General Meetings."
  approve the amendment, unless the
  certificate of incorporation requires the
  vote of a greater number of shares.

In addition, under the DGCL, class voting rights exist with respect to amendments to the certificate of incorporation that adversely affect the terms of the shares of a class. Class voting rights do not exist as to other extraordinary matters, unless the certificate of incorporation provides otherwise. Noble-Delaware's certificate of incorporation does not provide otherwise.

Under the DGCL, the board of directors may amend bylaws if so authorized in the certificate of incorporation. The stockholders of a Delaware corporation also have the power to amend bylaws.

Noble-Delaware's bylaws may be altered or repealed at any meeting of the stockholders, subject to the approval of the holders of at least 80% of the outstanding voting stock of Noble-Delaware. The bylaws may also be amended by action of a majority of the board of directors.

Noble-Delaware's certificate of
incorporation generally does not require a supermajority vote of stockholders in order to be amended. However, the certificate of incorporation requires the approval of at least 80% of the outstanding voting stock of Noble-Delaware in order to alter, amend, change or repeal or in order to adopt a provision inconsistent with the provisions governing fair-price protection, the staggered board, the limitation on stockholder action by written consent and the amendment of the bylaws.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

               Noble-Delaware                                      Noble-Cayman
Delaware law generally permits a corporation       Cayman Islands law does not limit the extent
to indemnify its directors and officers            to which a company's articles of association
against expenses, judgments, fines and             may provide for the indemnification of its
amounts paid in settlement actually and            directors, officers, employees and agents
reasonably incurred in connection with a           except to the extent that such provision may
third-party action, other than a derivative        be held by the Cayman Islands courts to be
action, and against expenses actually and          contrary to public policy. For instance, a
reasonably incurred in the defense or              provision purporting to provide indem-
settlement of a derivative action, provided        nification against the consequences of
that there is a determination that the             committing a crime, or against the
individual acted in good faith and in a            indemnified person's own fraud or
manner reasonably believed to be in or not         dishonesty, may be deemed contrary to public
opposed to the best interests of the               policy.
corporation. That determination must be
made, in the case of an individual who is a        Noble-Cayman's articles provide for
director or officer at the time of the             indemnification of directors and officers to
determination:                                     the fullest extent allowed by law and for
                                                   advancement of expenses to defend claims
- by a majority of the disinterested               against directors and officers.
  directors, even though less than a quorum;
                                                   Noble-Cayman intends to enter into indemnity
- by a committee of disinterested directors,       agreements with each of its directors and
  designated by a majority vote of                 those executive officers of Noble-Cayman who
  disinterested directors, even though less        were previously parties to indemnity
  than a quorum;                                   agreements with Noble-Delaware. These
                                                   indemnity agreements will be substantially
- by independent legal counsel, regardless         similar to the indemnity agreements of
  of whether a quorum of disinterested             Noble-Delaware.
  directors exists; or

- by a majority vote of the stockholders, at a meeting at which a quorum is present.

Without court approval, however, no
indemnification may be made in respect of any derivative action in which an individual is adjudged liable to the corporation.

Delaware law requires indemnification of directors and officers for expenses relating to a successful defense on the merits or otherwise of a derivative or third-party action. Delaware law permits a corporation to advance expenses relating to the defense of any proceeding to directors and officers contingent upon those individuals' commitment to repay any advances, unless it is determined ultimately that those individuals are entitled to be indemnified.

Noble-Delaware's bylaws provide for
indemnification of directors and officers to the fullest extent permitted by law and for advancement of expenses to defend claims against directors and officers.

                         LIMITED LIABILITY OF DIRECTORS

               Noble-Delaware                                      Noble-Cayman
Delaware law permits the adoption of a             The Companies Law has no equivalent
provision in a corporation's certificate of        provision to Delaware law regarding the
incorporation limiting or eliminating the          limitation of directors' liability; however,
monetary liability of a director to a              Article 111 of Noble-Cayman's articles
corporation or its stockholders by reason of       includes provisions that have been
a director's breach of the fiduciary duty of       structured to largely mirror the provisions
care. Delaware law does not permit any             of Delaware law. Cayman Islands law will
limitation of the liability of a director          not, in any event, allow the limitation of a
for:                                               director's liability for his own fraud or
                                                   dishonesty.
- breaching the duty of loyalty to the
  corporation or its stockholders;

- failing to act in good faith;

- engaging in intentional misconduct or a known violation of law;

- obtaining an improper personal benefit from the corporation; or

- paying a dividend or approving a stock repurchase that was illegal under applicable law.

Noble-Delaware's certificate of
incorporation eliminates the monetary
liability of a director to the fullest
extent permitted by Delaware law.

                              SHAREHOLDERS' SUITS

               Noble-Delaware                                      Noble-Cayman
Delaware law requires only that the                The Cayman Islands courts have recognized
stockholder bringing a derivative suit must        derivative suits by shareholders; however,
have been a stockholder at the time of the         the consideration of those suits has been
wrong complained of or that the stock was          limited. In this regard, the Cayman Islands
transferred to him by operation of law from        courts ordinarily would be expected to
a person who was such a stockholder. In            follow English precedent, which would permit
addition, the stockholder must remain a            a minority shareholder to commence an action
stockholder throughout the litigation.             against or a derivative action in the name
                                                   of the company only:

                                                   - where the act complained of is alleged to
                                                     be beyond the corporate power of the company
                                                     or illegal;

                                                   - where the act complained of is alleged to
                                                     constitute a fraud against the minority
                                                     perpetrated by those in control of the
                                                     company;

                                                   - where the act requires approval by the
                                                     shareholders of a greater percentage of the
                                                     company's shares than actually approved
                                                     it; or

                                                   - where there is an absolute necessity to
                                                     waive the general rule that a shareholder
                                                     may not bring such an action in order that
                                                     there not be a denial of justice or a
                                                     violation of the company's memorandum of
                                                     association.

  ADVANCE NOTIFICATION REQUIREMENTS FOR PROPOSALS OF STOCKHOLDERS/SHAREHOLDERS

               Noble-Delaware                                      Noble-Cayman
Noble-Delaware's bylaws require stockholders       Noble-Cayman's articles include requirements
wishing to nominate directors or propose           similar to those in Noble-Delaware's bylaws.
business for an annual stockholders' meeting
to give timely advance notice as described
under "Proposals of Shareholders."

                      STOCKHOLDER/SHAREHOLDER RIGHTS PLAN

               Noble-Delaware                                      Noble-Cayman
Noble-Delaware adopted a stockholder rights        The board of directors of Noble-Cayman has
plan in 1995. The Noble-Delaware stockholder       adopted a plan substantially similar to the
rights plan has been amended to provide that       Noble-Delaware stockholder rights plan,
the existing rights will expire immediately        which plan has been approved and adopted by
prior to the effective time of the merger.         Noble-Delaware as the sole shareholder of
This amendment of the Noble-Delaware               Noble-Cayman and provides for the issuance
stockholder rights plan will not result in         of new preferred share purchase rights that
the issuance of any preference stock               are equivalent to the Noble-Delaware
pursuant to the rights or trigger redemption       preferred stock purchase rights. The
of the rights and will effectively terminate       Noble-Cayman shareholder rights plan will
the Noble-Delaware stockholder rights plan         expire on the original expiration date of
immediately prior to the effective time of         the Noble-Delaware stockholder rights plan.
the merger. Stockholder approval of the            Initially, the new rights will attach to all
Agreement and Plan of Merger will also             Noble-Cayman ordinary shares issued at or
constitute any required stockholder approval       after the effective time of the merger. See
of the amendment to the stockholder rights         "The Merger -- Stockholder/Shareholder
plan.                                              Rights Plan" and "Description of Authorized
                                                   Shares of Noble-Cayman -- Shareholder Rights
                                                   Plan."

                          ISSUANCE OF PREFERRED SHARES

               Noble-Delaware                                      Noble-Cayman
The provisions of Noble-Delaware's                 The provisions of Noble-Cayman's articles
certificate of incorporation allow for the         are substantially similar. Such "blank
issuance of preferred stock with rights and        check" preferred share provisions could have
preferences as determined by the board of          certain "anti- takeover" effects. See
directors.                                         "Description of Authorized Shares of
                                                   Noble-Cayman -- Other Classes or Series of
                                                   Shares", and "-- Anti-Takeover Provisions."

                           THE STOCKHOLDERS' MEETING

TIME, PLACE AND DATE

     The 2002 annual meeting of stockholders of Noble-Delaware will be held at 10:00 a.m., Houston, Texas time, on April 25, 2002, at the St. Regis Hotel, 1919 Briar Oaks Lane, Houston, Texas. This proxy statement/prospectus constitutes notice of the stockholders' meeting as is required by Delaware law and our bylaws.

PROPOSALS

     At the stockholders' meeting, stockholders will be asked to vote upon the following proposals:

     - the election of two directors to the class of directors whose three-year term will expire in 2005;

     - a proposal to amend Noble-Delaware's certificate of incorporation to increase the number of authorized shares of common stock to 400,000,000 from 200,000,000;

     - a proposal to amend the 1991 Plan;

     - a proposal regarding the 1992 Plan; and

     - a proposal to adopt the Agreement and Plan of Merger.

QUORUM

     The presence, in person or by proxy, of stockholders holding a majority of the outstanding shares of Noble-Delaware common stock entitled to vote at the stockholders' meeting will constitute a quorum. Abstentions and "broker non-votes" will be counted as present for purposes of determining whether there is a quorum at the stockholders' meeting.

RECORD DATE

     Only stockholders of record at the close of business on March 7, 2002, as shown in Noble-Delaware's records, will be entitled to vote, or to grant proxies to vote, at the stockholders' meeting.

VOTE REQUIRED

     The directors nominated for election this year will be elected by a plurality of the shares of common stock of Noble-Delaware present in person or represented by proxy at the stockholders' meeting. All duly submitted and unrevoked proxies will be voted FOR the nominees selected by the board of directors, except where authorization so to vote is withheld.

     Adoption of the amendment to Noble-Delaware's certificate of incorporation and adoption of the Agreement and Plan of Merger requires the affirmative vote of the holders of a majority of the shares of Noble-Delaware common stock outstanding and entitled to vote at the stockholders' meeting. Approval of the proposals regarding the 1991 Plan and the 1992 Plan requires the affirmative vote of the holders of a majority of the outstanding shares of Noble-Delaware common stock present and entitled to vote at the stockholders' meeting.

     Under the rules of the New York Stock Exchange, brokers who hold shares in street name for customers have the authority to vote on many routine proposals when they have not received instructions from beneficial owners. Under these rules, brokers are not permitted to exercise their voting discretion with respect to proposals for non-routine matters like the amendment to Noble-Delaware's certificate of incorporation and the adoption of the Agreement and Plan of Merger. Thus, absent specific instructions from you, your broker is not empowered to vote your shares with respect to such matters (i.e., "broker non-votes"). Your broker is empowered to vote your shares with respect to the election of directors and the proposals regarding the 1991 Plan and the 1992 Plan.

     With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect. Similarly, broker non-votes and other limited proxies will have no effect on the outcome of the election of directors.

     Since the affirmative vote of the holders of a majority of the outstanding shares of Noble-Delaware common stock is required for adoption of the amendment to Noble-Delaware's certificate of incorporation and adoption of the Agreement and Plan of Merger, a broker non-vote or abstention will have the same effect as a vote against such proposals. The failure of a stockholder to submit a proxy or vote in person at the stockholders' meeting will also have the effect of a vote against the proposals to amend Noble-Delaware's certificate of incorporation and to adopt the Agreement and Plan of Merger.

     Abstentions with respect to the proposals regarding the 1991 Plan and the 1992 Plan will have the same effect as a vote against such proposals. Broker non-votes will have no effect on the outcome of the vote on such proposals. Similarly, the failure of a stockholder to submit a proxy or vote in person at the stockholders' meeting will have no effect.

     As of the record date for the stockholders' meeting, there were 132,135,326 shares of Noble-Delaware common stock outstanding and entitled to vote. As of the record date, our directors and executive officers and their affiliates directly owned, in the aggregate, approximately 2,504,644 shares of Noble-Delaware common stock, which represents approximately 1.88% of the then outstanding Noble-Delaware common stock. These persons have informed us that they intend to vote their shares FOR the election of the two directors nominated for election at the meeting, FOR the proposal to adopt the amendment of the certificate of incorporation of Noble-Delaware, FOR the proposals regarding the 1991 Plan and the 1992 Plan, and FOR the proposal to adopt the Agreement and Plan of Merger.

PROXIES AND VOTING INSTRUCTION CARDS

     Proxies. If your shares are held in your name, you can vote by proxy in three ways: by telephone, via the Internet or by completing, signing, dating and returning the enclosed proxy card. See "Proxy Voting Options" on page (ii). Shares represented by a proxy given to us and not revoked, will be voted at the meeting in accordance with the directions given. If no direction is made, the proxy will be voted FOR the election of the two directors nominated for election at the meeting, FOR the proposal to adopt the amendment of the Noble-Delaware certificate of incorporation, FOR the proposal to approve the amendment of the 1991 Plan, FOR the proposals regarding the 1992 Plan and FOR the proposal to adopt the Agreement and Plan of Merger.

     If any other matters are properly presented at the stockholders' meeting for consideration, the persons named in the proxy will have the discretion to vote on these matters in accordance with their best judgment. Proxies voted against any of our proposals will not be voted in favor of any adjournment of the stockholders' meeting for the purpose of soliciting additional proxies in favor of such proposals.

     Voting Instruction Cards. If you were a participant in the Noble Drilling Corporation 401(k) Savings Plan (the "Savings Plan") on the record date for the stockholders' meeting, you may instruct the trustee of the Savings Plan how to vote by telephone, via the Internet or by completing, signing and returning the enclosed voting instruction card. See "Proxy Voting Options" on page (ii). The trustee under the Savings Plan will vote the shares of Noble-Delaware common stock credited to a Savings Plan participant's accounts in accordance with such participant's instructions. If no such voting instructions are received from a participant, then, unless otherwise directed by the Savings Plan Committee, the trustee under the Savings Plan will vote the shares credited to such participant's account in the same proportions as the shares for which voting instructions have been received from Savings Plan participants.

     Revocation.  You may revoke your proxy at any time prior to its exercise by:

     - giving written notice of the revocation to the Secretary of Noble-Delaware;

     - appearing and voting in person at the stockholders' meeting; or

     - properly submitting a later-dated proxy. You may submit a later dated proxy by telephone, via the Internet or by completing, signing and delivering a later dated proxy card to the Secretary of Noble-Delaware at or before the stockholders' meeting.

     Your presence without voting at the stockholders' meeting will not automatically revoke your proxy, and any revocation during the meeting will not affect votes previously taken. If you hold your Noble-Delaware shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee in revoking your previously granted proxy.

     Validity. The inspectors of election will determine all questions as to the validity, form, eligibility, including time of receipt, and acceptance of proxies. Their determination will be final and binding. The board of directors of Noble-Delaware has the right to waive any irregularities or conditions as to the manner of voting. Noble-Delaware may accept your proxy by any form of communication permitted by Delaware law so long as Noble-Delaware is reasonably assured that the communication is authorized by you.

SOLICITATION OF PROXIES

     Proxies are being solicited on behalf of the board of directors of Noble-Delaware. The expenses of preparing, printing and mailing the proxy and the materials used in the solicitation will be borne by Noble-Delaware.

     Georgeson Shareholder Communications Inc. has been retained by Noble-Delaware to aid in the solicitation of proxies, for a fee of $10,000 and the reimbursement of out-of-pocket expenses. Proxies may also be solicited by personal interview, telephone, telegram and via the Internet by directors, officers and employees of Noble-Delaware, who will not receive additional compensation for those services. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Noble-Delaware shares held by those persons, and Noble-Delaware will reimburse them for reasonable expenses incurred by them in connection with the forwarding of solicitation materials.

                           PROPOSALS OF SHAREHOLDERS

     Pursuant to the merger, Noble-Cayman will become the parent holding company of the Noble corporate group of subsidiary companies, including Noble-Delaware, and the successor issuer of Noble-Delaware for purposes of U.S. securities laws.

     Any proposal by a shareholder intended to be presented at the 2003 Annual General Meeting of Shareholders of Noble-Cayman, or the Annual Meeting of Stockholders of Noble-Delaware (if the merger is not effected), must be received at our principal executive offices at 13135 South Dairy Ashford, Suite 800, Sugar Land, Texas 77478, Attn: Julie J. Robertson, Senior Vice
President -- Administration and Secretary, no later than November 26, 2002, for inclusion in the proxy materials relating to that meeting.

     Noble-Cayman's articles and Noble-Delaware's bylaws provide that all shareholder nominations for nominees for election to the board of directors must be made following written notice to our corporate secretary accompanied by certain background and other information specified in the articles or bylaws, as the case may be. In connection with any annual meeting, written notice of a shareholder's intention to make such nominations must be given to our corporate secretary not later than the date which is 90 days in advance of the annual meeting.

     In order for a shareholder to bring other business before an annual meeting of shareholders, timely notice must be received by our corporate secretary not less than 60 nor more than 120 days in advance of the meeting. The notice must include a description of the proposed item, the reasons the shareholder believes support its position concerning the item, and other specified matters. These requirements are separate from and in addition to the requirements you must meet to have a proposal included in our proxy statement. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

                                 LEGAL MATTERS

     Certain legal matters in connection with the merger have been passed upon for Noble by Baker Botts L.L.P., Dallas, Texas. Legal matters in connection with the Noble-Cayman ordinary shares have been passed upon for Noble by its Cayman Islands counsel, Maples and Calder, Cayman Islands. Maples and Calder has also rendered an opinion regarding the Cayman Islands tax consequences of the merger referred to in "Material Income Tax Consequences of the Merger -- Effect of Certain Cayman Islands Tax Laws." Thompson & Knight L.L.P., Dallas, Texas, has rendered an opinion regarding the United States federal income tax consequences of the merger referred to in "Material Income Tax Consequences of the Merger -- U.S. Federal Income Tax Consequences of the Merger."

                                    EXPERTS

     The financial statements incorporated in this proxy statement/prospectus by reference to Noble-Delaware's Annual Report on Form 10-K for the year ended December 31, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     Noble-Delaware is subject to the informational requirements of the U.S. Securities Exchange Act of 1934 and in accordance therewith files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Noble-Delaware's SEC filings also are available to the public from commercial document retrieval services and at the World Wide Web site maintained by the SEC at http://www.sec.gov. You may also inspect those reports, proxy statements and other information concerning Noble-Delaware at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which the Noble-Delaware common stock is currently listed.

     Noble-Cayman has filed a Registration Statement on Form S-4 with the SEC to register the Noble-Cayman ordinary shares and preferred share purchase rights to be issued in connection with the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Noble-Cayman in addition to being a proxy statement of Noble-Delaware for the stockholders' meeting.

     As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits thereto.

     The SEC allows Noble-Delaware to "incorporate by reference" information into this proxy statement/ prospectus, which means that Noble-Delaware can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that Noble-Delaware previously filed with the SEC. These documents contain important information about Noble-Delaware.

          1. Annual Report on Form 10-K for the year ended December 31, 2001;

          2. Current Report on Form 8-K dated January 31, 2002; and

          3. The description of the Noble-Delaware common stock and preferred stock purchase rights contained in our registration statements filed with the SEC under Section 12 of the Securities Exchange Act of 1934, dated March 14, 1996 (two registration statements) and September 3, 1997.

We are also incorporating by reference all additional documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this proxy statement/prospectus and the date of the stockholders' meeting.

     If you are a stockholder or beneficial owner, Noble-Delaware may already have sent you some of the documents incorporated by reference, but you can obtain any of them from Noble-Delaware or the SEC. Documents incorporated by reference are available from Noble-Delaware without charge, excluding exhibits unless Noble-Delaware specifically has incorporated by reference an exhibit in this proxy statement/prospectus. Stockholders, beneficial owners and any other person to whom a proxy statement/ prospectus is delivered, may obtain without charge a copy of documents that we incorporate by reference in this proxy statement/prospectus by requesting them in writing or by telephone at the following address:

                           Noble Drilling Corporation
                      13135 South Dairy Ashford, Suite 800
                            Sugar Land, Texas 77478
                           Telephone: (800) 897-2785

     If you would like to request documents from Noble-Delaware, please do so by no later than April 18, 2002, which is five business days prior to the stockholders' meeting, to enable timely delivery.

     You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to consider and vote upon the approval and adoption of the merger and the Agreement and Plan of Merger and the other proposals to be considered at the stockholders' meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. The date of this proxy statement/prospectus can be found on the first page. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of Noble-Cayman shares in the merger shall create any implication to the contrary.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     THIS PROXY STATEMENT/PROSPECTUS CONTAINS OR INCORPORATES BY REFERENCE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 WITH RESPECT TO THE RESTRUCTURING AND OUR FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS. THIS ACT PROTECTS PUBLIC COMPANIES FROM LIABILITY FOR FORWARD-LOOKING STATEMENTS IN PRIVATE SECURITIES LITIGATION IF THE FORWARD-LOOKING STATEMENT IS IDENTIFIED AND IS ACCOMPANIED BY MEANINGFUL CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS BY THEIR NATURE INVOLVE A DEGREE OF RISK AND UNCERTAINTY, INCLUDING, BUT NOT LIMITED TO, THE RISKS AND UNCERTAINTIES REFERRED TO UNDER "RISK FACTORS" AND ELSEWHERE HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE. ALL STATEMENTS REGARDING THE EXPECTED BENEFITS OF THE RESTRUCTURING ARE FORWARD-LOOKING STATEMENTS. THE FORWARD-LOOKING STATEMENTS MAY INCLUDE STATEMENTS FOR THE PERIOD FOLLOWING COMPLETION OF THE MERGER. YOU CAN FIND MANY OF THESE STATEMENTS BY LOOKING FOR WORDS SUCH AS "BELIEVES," "EXPECTS," "ANTICIPATES," "ESTIMATES," "CONTINUES," "MAY," "INTENDS," "PLANS" OR SIMILAR EXPRESSIONS IN THIS PROXY STATEMENT/PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE. YOU SHOULD BE AWARE THAT ANY FORWARD-LOOKING STATEMENTS IN THIS PROXY STATEMENT/PROSPECTUS REFLECT ONLY CURRENT EXPECTATIONS AND ARE NOT GUARANTEES OF PERFORMANCE. MANY POSSIBLE EVENTS OR FACTORS COULD AFFECT OUR FUTURE FINANCIAL RESULTS AND PERFORMANCE. THIS COULD CAUSE OUR RESULTS OR PERFORMANCE TO DIFFER MATERIALLY FROM THOSE WE EXPRESS IN OUR FORWARD-LOOKING STATEMENTS. YOU SHOULD CONSIDER THESE RISKS WHEN DECIDING HOW TO VOTE. ALSO, AS YOU MAKE YOUR DECISION HOW TO VOTE, PLEASE TAKE INTO ACCOUNT THAT FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE OF THIS PROXY STATEMENT/PROSPECTUS OR, IN THE CASE

OF DOCUMENTS INCORPORATED BY REFERENCE, THE DATE OF ANY SUCH DOCUMENT, OR IN CERTAIN CASES, AS OF A SPECIFIED DATE.

     WE HAVE IDENTIFIED FACTORS THAT COULD CAUSE ACTUAL PLANS OR RESULTS TO DIFFER MATERIALLY FROM THOSE INCLUDED IN ANY FORWARD-LOOKING STATEMENTS. THESE FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THE FOLLOWING:

     - an inability to realize expected benefits of the restructuring within the anticipated time frame, or at all;

     - changes in tax law, tax treaties or tax regulations or the interpretation or enforcement thereof, including taxing authorities not agreeing with our assessment of the effects of such laws, treaties and regulations;

     - an inability to execute any of our business strategies;

     - costs or difficulties related to the merger and related restructuring transactions, which could be greater than expected;

     - changes in the rate of economic growth in the U.S. or in other major international economies;

     - significant changes in trade, monetary or fiscal policies worldwide, including changes in interest rates;

     - currency fluctuations between the U.S. dollar and other currencies;

     - costs and effects of unanticipated legal and administrative proceedings;

     - volatility in crude oil and natural gas prices;

     - heavy demand for the equipment and services we need in order to finish on schedule any shipyard refurbishment and conversion project that we have underway or plan to begin;

     - potential deterioration in demand by our customers for our drilling services;

     - intense competition in the drilling industry;

     - political and economic conditions in markets where we from time to time operate;

     - adverse weather (such as hurricanes) and seas;

     - operational risks (such as blowouts, fires and loss of production);

     - cancellation by our customers of drilling contracts or letter agreements or letters of intent for drilling contracts or their exercise of early termination provisions generally found in our drilling contracts;

     - limitations on our insurance coverage or our inability to obtain or maintain insurance coverage at rates that we believe are commercially reasonable;

     - requirements and potential liability imposed by governmental regulation of the drilling industry (including environmental regulation);

     - changes in our customers' drilling programs or budgets due to their own internal corporate events, changes in the markets and prices for oil and gas, or shifts in the relative strengths of various geographic drilling markets brought on by things such as a general economic slowdown, or regional or worldwide recession;

     - the discovery of significant additional oil and/or gas reserves or the construction of significant oil and/or gas delivery or storage systems that impact regional or worldwide energy markets;

     - changes in oil and gas drilling technology or in our competitors' drilling rig fleets that could make our drilling rigs less competitive or require major capital investment to keep them competitive;

     - acts of war or terrorism and the aftermath of the September 11, 2001 terrorist attacks on the United States; and

     - such other risk factors as may be discussed in our reports filed with the SEC.

     We disclaim any obligation or undertaking to disseminate any updates or revisions to our statements, forward-looking or otherwise, to reflect changes in our expectations or any change in events, conditions or circumstances on which any such statements are based.

                                    ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                                                         ANNEX A
                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                               NOBLE CORPORATION,
                       NOBLE HOLDING (U.S.) CORPORATION,
                      NOBLE CAYMAN ACQUISITION CORPORATION
                                      AND
                           NOBLE DRILLING CORPORATION
                           DATED AS OF MARCH 11, 2002

                               TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----

ARTICLE I THE MERGER
SECTION 1.1    The Merger..................................................  A-1
SECTION 1.2    Filing Certificate of Merger; Effective Time................  A-2

ARTICLE II CHARTER DOCUMENTS, DIRECTORS AND OFFICERS OF SURVIVING
CORPORATION AND NOBLE-CAYMAN, AND CERTAIN REPRESENTATIONS..................  A-2
SECTION 2.1    Name of Surviving Corporation...............................  A-2
SECTION 2.2    Certificate of Incorporation of Surviving Corporation.......  A-2
SECTION 2.3    Bylaws of Surviving Corporation.............................  A-2
SECTION 2.4    Directors of Surviving Corporation..........................  A-2
SECTION 2.5    Officers of Surviving Corporation...........................  A-2
SECTION 2.6    Directors and Officers of Noble-Cayman......................  A-2
SECTION 2.7    Representations of Holdco...................................  A-2

ARTICLE III CONVERSION AND EXCHANGE OF STOCK...............................  A-3
SECTION 3.1    Conversion of Stock in the Merger...........................  A-3
SECTION 3.2    Certificates Representing Noble-Delaware Shares.............  A-3
SECTION 3.3    Dissenters' Rights..........................................  A-4

ARTICLE IV EMPLOYEE BENEFIT AND COMPENSATION PLANS AND AGREEMENTS..........  A-4
SECTION 4.1    Plans.......................................................  A-4
SECTION 4.2    Change of Control Agreements................................  A-4
SECTION 4.3    New Indemnity Agreements....................................  A-4

ARTICLE V CONDITIONS PRECEDENT.............................................  A-5

ARTICLE VI TERMINATION, AMENDMENT AND WAIVER...............................  A-6
SECTION 6.1    Termination.................................................  A-6
SECTION 6.2    Effect of Termination.......................................  A-6
SECTION 6.3    Amendment...................................................  A-6
SECTION 6.4    Waiver......................................................  A-6

ARTICLE VII COVENANTS......................................................  A-6
SECTION 7.1    Agreements of Rule 145 Affiliates...........................  A-6
SECTION 7.2    Rule 16b-3 Approval.........................................  A-7
SECTION 7.3    Guarantees..................................................  A-7
SECTION 7.4    Holdco Vote.................................................  A-7

ARTICLE VIII GENERAL PROVISIONS............................................  A-7
SECTION 8.1    Assignment; Binding Effect; Benefit.........................  A-7
SECTION 8.2    Entire Agreement............................................  A-7
SECTION 8.3    Governing Law...............................................  A-7
SECTION 8.4    Counterparts................................................  A-7
SECTION 8.5    Headings....................................................  A-8

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of March 11, 2002, among Noble Drilling Corporation, a Delaware corporation ("Noble-Delaware"), Noble Corporation, a Cayman Islands company and a direct, wholly owned subsidiary of Noble-Delaware ("Noble-Cayman"), Noble Holding (U.S.) Corporation, a Delaware corporation and a direct, wholly owned subsidiary of Noble-Cayman ("Holdco"), and Noble Cayman Acquisition Corporation, a Delaware corporation and a direct, wholly owned subsidiary of Holdco ("Merger Sub");

                                  WITNESSETH:

     WHEREAS, the Boards of Directors of each of Noble-Delaware, Noble-Cayman, Holdco and Merger Sub have determined that it is in the best interests of their respective shareholders to reorganize so that Noble-Cayman will become the parent holding company of its indirect subsidiary Noble-Delaware as a result of the merger of Merger Sub with and into Noble-Delaware (the "Merger");

     WHEREAS, the respective Boards of Directors of Noble-Delaware, Noble-Cayman, Holdco and Merger Sub have each approved the Merger, pursuant to which Noble-Delaware will be the surviving corporation and become an indirect, wholly owned subsidiary of Noble-Cayman, upon the terms and subject to the conditions set forth in this Agreement, and whereby each issued and outstanding share of common stock, par value US$0.10 per share, of Noble-Delaware ("Noble-Delaware Common Stock"), other than those treasury shares of Noble-Delaware Common Stock owned by Noble-Delaware, shall automatically become one ordinary share, par value US$0.10 per share, of Noble-Cayman ("Noble-Cayman Ordinary Shares");

     WHEREAS, pursuant to the Merger and this Agreement, the preferred stock purchase rights attached to the Noble-Delaware Common Stock issued pursuant to that certain Rights Agreement (the "Noble-Delaware Rights Agreement"), dated as of June 28, 1995, between Noble-Delaware and Liberty Bank and Trust Company of Oklahoma City, N.A., as Rights Agent, as amended (the "Noble-Delaware Rights"), will expire and a new Noble-Cayman Right (as defined below) will be issued with each Noble-Cayman Ordinary Share issued in the Merger;

     WHEREAS, the Merger requires, among other things, the adoption of this Agreement by the affirmative vote of the holders of a majority of the issued and outstanding shares of Noble-Delaware Common Stock;

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368 of the United States Internal Revenue Code of 1986, as amended, and that all parties to this Agreement will be parties to the reorganization within the meaning of
Section 368(b) thereof; and

     WHEREAS, the parties intend that this Agreement shall constitute a "plan of reorganization" within the meaning of Treasury Regulation section 1.368-3;

     NOW, THEREFORE, in consideration of the foregoing and of the covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1 The Merger. Subject to the terms and conditions of this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as defined in Section 1.2), Merger Sub shall be merged with and into Noble-Delaware in accordance with this Agreement, and the separate corporate existence of Merger Sub shall thereupon cease. Noble-Delaware shall continue as the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), becoming a direct wholly owned subsidiary of Holdco, and all the properties, rights, privileges, powers and franchises of Merger Sub shall vest in the Surviving Corporation without any transfer or assignment having occurred, and all debts, liabilities and duties of Merger Sub shall attach to the Surviving Corporation, all in accordance with the DGCL.

     SECTION 1.2 Filing Certificate of Merger; Effective Time. As soon as practicable following the satisfaction or, to the extent permitted by applicable law, waiver of the conditions set forth in Article V, if this Agreement shall not have been terminated prior thereto as provided in Section 6.1, Merger Sub and Noble-Delaware shall cause a certificate of merger (the "Certificate of Merger") meeting the requirements of Section 252 of the DGCL to be properly executed and filed in accordance with such section. The Merger shall become effective at the later of (1) the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL and (2) at such later time that the parties hereto shall have agreed upon and designated in the Certificate of Merger as the effective time of the Merger (the "Effective Time").

                                   ARTICLE II

                               CHARTER DOCUMENTS,
                           DIRECTORS AND OFFICERS OF
                    SURVIVING CORPORATION AND NOBLE-CAYMAN,
                          AND CERTAIN REPRESENTATIONS

     SECTION 2.1 Name of Surviving Corporation. The name of the Surviving Corporation shall be "Noble Drilling Corporation."

     SECTION 2.2 Certificate of Incorporation of Surviving Corporation. The Certificate of Incorporation of the Surviving Corporation shall be amended as of the Effective Time so as to contain only the provisions contained in the Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time, except that Article I of such Certificate of Incorporation of Merger Sub shall provide that the name of the Surviving Corporation shall be "Noble Drilling Corporation." Such Certificate of Incorporation, as so amended, shall continue to be the Certificate of Incorporation of the Surviving Corporation until amended as provided therein and under the DGCL.

     SECTION 2.3 Bylaws of Surviving Corporation. The bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

     SECTION 2.4 Directors of Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each such director to serve in such capacity until his earlier death, resignation or removal or until his successor is duly elected and qualified.

     SECTION 2.5 Officers of Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each such officer to serve in such capacity until the earlier of his death, resignation or removal or until his successor(s) are duly elected and qualified.

     SECTION 2.6 Directors and Officers of Noble-Cayman. Prior to the Effective Time, Noble-Delaware, in its capacity as the sole shareholder of Noble-Cayman, agrees to take or cause to be taken all such actions as are necessary to cause those persons serving as the directors and officers of Noble-Delaware immediately prior to the Effective Time to be elected or appointed as the directors and officers of Noble-Cayman, each such person to have the same office(s) with Noble-Cayman (and the same unexpired term of office in the case of directors) as he or she held with Noble-Delaware.

     SECTION 2.7 Representations of Holdco. Holdco hereby represents and warrants that it is the owner of all of the outstanding capital stock of Merger Sub, free and clear of any liens, claims or encumbrances.

                                  ARTICLE III

                        CONVERSION AND EXCHANGE OF STOCK

     SECTION 3.1 Conversion of Stock in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares:

          (a) Cancellation of Noble-Delaware Owned Stock. Each issued share of Noble-Delaware Common Stock that is owned by Noble-Delaware as a treasury share immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

          (b) Conversion of Noble-Delaware Shares. Each issued and outstanding share of Noble-Delaware Common Stock (other than the issued shares to be cancelled in accordance with Section 3.1(a)) shall be automatically cancelled and one validly issued, fully paid and nonassessable share of Noble-Cayman Ordinary Shares shall be issued in exchange therefor. In furtherance thereof, Noble-Cayman agrees to issue Noble-Cayman Ordinary Shares to the current holders of shares of Noble-Delaware Common Stock as provided hereby.

          (c) Effect on Noble-Cayman Shares In Issue. All of the issued and outstanding shares of Noble-Cayman Ordinary Shares held by Noble-Delaware prior to the Effective Time shall be repurchased by Noble-Cayman at the Effective Time in exchange for US$1,000 cash in the aggregate.

          (d) Conversion of Merger Sub Common Stock. Each issued and outstanding share of common stock, par value US$0.10 per share, of Merger Sub shall be converted into and become one share of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

          (e) Stock Based Compensation Plans. The stock based benefit and compensation plans and programs and agreements providing for the grant or award to Noble-Delaware's (and its affiliates') (i) employees of options or other rights to purchase, receive, acquire, hold or realize the benefits measured by the value of, as appropriate, Noble-Delaware Common Stock (the "Employee Stock Plans") and (ii) directors of options or other rights to purchase, receive, acquire, hold or realize the benefits measured by the value of, as appropriate, Noble-Delaware Common Stock (the "Director Stock Plans") shall be maintained and sponsored in accordance with Section 4.1 of this Agreement. The Employee Stock Plans, together with the Director Stock Plans, are referred to herein as the "Stock Plans."

          (f) Rights. Each Noble-Delaware Right shall automatically expire immediately prior to the Effective Time in accordance with the Noble-Delaware Rights Agreement, and one new right (each a "Noble-Cayman Right") will be issued with each share of Noble-Cayman Ordinary Shares issued in the Merger pursuant to a Noble-Cayman Rights Agreement to be entered into prior to the Effective Time between Noble-Cayman and UMB Bank, N.A., as Rights Agent, containing terms and conditions substantially similar to those contained in the Noble-Delaware Rights Agreement.

     SECTION 3.2  Certificates Representing Noble-Delaware Shares.

     (a) At the Effective Time, each certificate representing outstanding shares of Noble-Delaware Common Stock, other than shares to be cancelled as set forth in Section 3.1(a), shall automatically represent the same number of Noble-Cayman Ordinary Shares and the related Noble-Cayman Rights, and therefore, certificates representing Noble-Delaware Common Stock do not need, and are not required, to be exchanged for certificates representing Noble-Cayman Ordinary Shares and the related Noble-Cayman Rights. Following the Merger, certificates bearing the name of Noble-Cayman will be issued in the normal course upon surrender of certificates bearing the name of Noble-Delaware for exchange or transfer.

     (b) All Noble-Cayman Ordinary Shares issued pursuant to the Merger shall be deemed to have been issued and delivered in full satisfaction of all rights pertaining to the shares of Noble-Delaware Common Stock, subject, however, to the obligation of the Surviving Corporation (if any) to pay any dividends or make any distributions with a record date prior to the Effective Time which may have been declared or made by Noble-Delaware on such shares of Noble-Delaware Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Noble-Delaware Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates are presented to the Surviving Corporation they shall be cancelled and exchanged as provided in this Article III, except as otherwise provided by law.

     SECTION 3.3 Dissenters' Rights. There are no dissenters' rights or appraisal rights available to holders of Noble-Delaware Common Stock under the DGCL in connection with the Merger.

                                   ARTICLE IV

             EMPLOYEE BENEFIT AND COMPENSATION PLANS AND AGREEMENTS

     SECTION 4.1  Plans.

     (a) At the Effective Time, (i) Noble-Delaware shall continue to sponsor and maintain each Stock Plan listed on EXHIBIT A, attached hereto, and (ii) Noble-Cayman shall assume the rights and obligations of Noble-Delaware under each Stock Plan listed on EXHIBIT B (the "Assumed Plans").

     (b) To the extent any Stock Plan provides for the issuance or purchase of, or otherwise relates to, Noble-Delaware Common Stock, after the Effective Time such Stock Plan shall be deemed to provide for the issuance or purchase of, or otherwise relate to, Noble-Cayman Ordinary Shares and all options or awards issued, or benefits available or based upon the value of Noble-Delaware Common Stock, under such Stock Plan after the Effective Time shall entitle the holder thereof to purchase, receive, acquire, hold or realize the benefits measured by the value of, as appropriate, Noble-Cayman Ordinary Shares in accordance with the terms of such Stock Plan. The outstanding options or other awards, or benefits available, under the terms of the Stock Plans shall be exercisable, issuable or available upon the same terms and conditions as under such Stock Plans and the agreements relating thereto immediately prior to the Effective Time, except that upon the exercise, issuance or availability of such options, awards or benefits, Noble-Cayman Ordinary Shares shall be issuable, held or available in lieu of shares of Noble-Delaware Common Stock. The number of Noble-Cayman Ordinary Shares issuable or available upon the exercise, issuance or availability of such option, award or benefit, immediately after the Effective Time and the option, exercise or measurement price of each such option, award or benefit shall be the number of shares and option, exercise or measurement price in effect immediately prior to the Effective Time.

     (c) Such amendments deemed necessary or appropriate by Noble-Delaware and Noble-Cayman to effect the Merger and related reorganization transactions, including to facilitate the assignment to Noble-Cayman of the Assumed Plans, shall be adopted and entered into with respect to the Stock Plans. The Noble-Delaware stockholder approval and adoption of this Agreement shall also be deemed to satisfy any requirement of stockholder approval of (i) such amendments and (ii) the assumption by Noble-Cayman of the Assumed Plans.

     SECTION 4.2 Change of Control Agreements. Noble-Delaware shall cause those certain "change of control" agreements that are currently in place between Noble-Delaware and certain of its executive officers and key employees (the "Change of Control Agreements") to be amended so that such Change of Control Agreements shall become effective after a "change of control" of Noble-Cayman, rather than a "change of control" of Noble-Delaware. Furthermore, Noble-Cayman shall guarantee Noble-Delaware's obligations under the Change of Control Agreements.

     SECTION 4.3 New Indemnity Agreements. Noble-Cayman shall offer to enter into indemnity agreements (the "New Indemnity Agreements") with each executive officer and director of Noble-Cayman who, immediately prior to the Effective Time, is a party to an indemnity agreement with Noble-Delaware (each an "Old Indemnity Agreement") and the terms and conditions of the New Indemnity Agreements shall be identical in all material respects to those set forth in the Old Indemnity Agreements.

                                   ARTICLE V

                              CONDITIONS PRECEDENT

     The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver of the following conditions:

          (a) This Agreement, the Merger and the other transactions contemplated hereby shall have been adopted and approved by the affirmative vote of holders of a majority of the issued and outstanding shares of Noble-Delaware Common Stock entitled to vote thereon at the record date for such actions as set by the Board of Directors of Noble-Delaware.

          (b) None of the parties hereto shall be subject to any decree, order or injunction of a court of competent jurisdiction, U.S. or foreign, which prohibits the consummation of the Merger.

          (c) The registration statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "SEC") by Noble-Cayman in connection with the offer and issuance of the Noble-Cayman Ordinary Shares shall have become effective under the Securities Act of 1933, as amended (the "Securities Act"), and no stop order with respect thereto shall be in effect.

          (d) The Noble-Cayman Ordinary Shares to be issued pursuant to the Merger shall have been authorized for listing on the New York Stock Exchange, subject to official notice of issuance.

          (e) Other than the filing of the Certificate of Merger provided for under Article I, all material consents, appeals, authorizations of, or filings or registrations with and notices to any governmental or regulatory authority required of Noble-Delaware, Noble-Cayman or any of their subsidiaries to consummate the Merger and the other transactions contemplated hereby, including without limitation any filings required under applicable state securities and "Blue Sky" laws and any consents or filings with the United States Maritime Administration (or any agency thereof), shall have been made or obtained.

          (f) Any consents required under instruments evidencing indebtedness and any consents required under any contracts to which Noble-Delaware or any subsidiary of Noble-Delaware is a party, shall have been obtained.

          (g) Noble-Delaware and Noble-Cayman shall have received an opinion from Thompson & Knight L.L.P., in form and substance reasonably satisfactory to Noble-Delaware and Noble-Cayman, dated as of the date of the Effective Time, confirming the matters discussed under the caption "Material Income Tax Consequences of the Merger -- U.S. Federal Income Tax Consequences of the Merger" in the proxy statement/prospectus included in the Registration Statement.

          (h) Noble-Delaware and Noble-Cayman shall have received an opinion from Maples and Calder, in form and substance reasonably satisfactory to Noble-Delaware and Noble-Cayman, dated as of the date of the Effective Time, confirming the matters discussed under "Material Income Tax Consequences of the Merger -- Effect of Cayman Islands Tax Laws on Noble-Cayman" in the proxy statement/prospectus included in the Registration Statement.

          (i) Noble-Delaware and Noble-Cayman shall have received an opinion of Baker Botts L.L.P., in form and substance reasonably satisfactory to them, dated as of the date of the Effective Time, substantially to the effect that:

             (i) Each of Noble-Delaware, Merger Sub and Holdco is a corporation duly incorporated and validly existing under the laws of the State of Delaware;

             (ii) Each of Noble-Delaware, Merger Sub and Holdco has the corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder; and

             (iii) The execution and delivery by each of Noble-Delaware, Merger Sub and Holdco of, and the performance by each of them of its obligations under, this Agreement has been duly authorized by all necessary corporate action on the part of each of Noble-Delaware, Merger Sub and Holdco under their respective Certificates of Incorporation and Bylaws, and under the DGCL.

          (j) Noble-Delaware and Noble-Cayman shall have received an opinion of Maples and Calder, in form and substance reasonably satisfactory to Noble-Delaware and Noble-Cayman, dated as of the date of the Effective Time, substantially to the effect that:

             (i) Noble-Cayman is a company duly incorporated and validly existing under the laws of the Cayman Islands;

             (ii) Noble-Cayman has the corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder; and

             (iii) The execution and delivery by Noble-Cayman of, and the performance by Noble-Cayman of its obligations under, this Agreement has been duly authorized by all necessary corporate action on the part of Noble-Cayman under its Memorandum and Articles of Association and under the Cayman Islands Companies Law.

          (k) The representations and warranties of the parties set forth herein shall be true and correct in all material respects and the covenants of the parties set forth herein shall have been performed in all material respects.

                                   ARTICLE VI

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 6.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of Noble-Delaware, by action of the Board of Directors of Noble-Delaware.

     SECTION 6.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Noble-Delaware, Noble-Cayman, Holdco or Merger Sub.

     SECTION 6.3 Amendment. This Agreement may be amended by the parties hereto at any time before or after any required approval or adoption by the stockholders of Noble-Delaware of this Agreement or matters presented in connection with this Agreement; provided, however, that after any such approval or adoption, there shall be made no amendment requiring further approval or adoption by such stockholders under applicable law until such further approval is obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 6.4 Waiver. At any time prior to the Effective Time, the parties may waive compliance by the other parties with any of the agreements contained in this Agreement, or may waive any of the conditions to consummation of the Merger contained in this Agreement. Any agreement on the part of a party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                  ARTICLE VII

                                   COVENANTS

     SECTION 7.1 Agreements of Rule 145 Affiliates. Prior to the Effective Time, Noble-Delaware shall cause to be prepared and delivered to Noble-Cayman a list identifying all persons who, immediately prior to the Effective Time, Noble-Delaware believes may be deemed to be "affiliates" of Noble-Delaware, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Rule 145 Affiliates"). Noble-Cayman shall be entitled to place a restrictive legend on any certificate(s) representing Noble-Cayman Ordinary Shares received by such Rule 145 Affiliates. Noble-Delaware shall use its best efforts to cause each person who is identified as a Rule 145 Affiliate in such list to deliver to Noble-Cayman, at or prior to the Effective Time, a written agreement, in the form to be approved by the parties hereto, that such Rule 145 Affiliate will not sell, pledge, transfer or otherwise dispose of any Noble-Cayman Ordinary Shares issued to such Rule 145 Affiliate pursuant to the Merger, except pursuant to an effective registration statement or in compliance with Rule 145 or an exemption from the registration requirements of the Securities Act.

     SECTION 7.2 Rule 16b-3 Approval. Noble-Delaware, Noble-Cayman, Holdco and Merger Sub shall take all such steps as may be required to cause the transactions contemplated by Sections 3.1 hereof and any other dispositions of Noble-Delaware equity securities (including derivative securities) or acquisitions of Noble-Cayman equity securities (including derivative securities) in connection with this Agreement by each individual who (i) is a director or officer of Noble-Delaware, or (ii) at the Effective Time, will become a director or officer of Noble-Cayman, to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

     SECTION 7.3 Guarantees. At or immediately after the Effective Time, Noble-Cayman and Holdco agree to assume and thereafter perform or guaranty such debt of Noble-Delaware, including, without limitation, Noble-Delaware's existing unsecured revolving $200,000,000 bank credit facility, Noble-Delaware's project financing commitments regarding the semisubmersibles Noble Jim Thompson and Noble Paul Wolff and the indenture governing Noble-Delaware's 6.95% Senior Notes due 2009 and 7.50% Senior Notes due 2019, as Noble-Cayman, Noble-Delaware and Holdco shall mutually agree.

     SECTION 7.4 Holdco Vote. Prior to the date of the meeting of stockholders of Noble-Delaware to consider and vote upon the adoption of this Agreement, Holdco, in its capacity as sole stockholder of Merger Sub, shall have adopted this Agreement.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     SECTION 8.1 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Article IV and Article VII (collectively, the "Third Party Provisions"), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Third Party Provisions may be enforced only by the specifically intended beneficiaries thereof.

     SECTION 8.2 Entire Agreement. This Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     SECTION 8.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

     SECTION 8.4 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     SECTION 8.5 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

     IN WITNESS WHEREOF, Noble-Delaware, Noble-Cayman, Holdco and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          "NOBLE-DELAWARE"
                                          NOBLE DRILLING CORPORATION

                                          By:    /s/ ROBERT D. CAMPBELL
                                            ------------------------------------
                                          Name: Robert D. Campbell
                                          Title:  President

                                          "NOBLE-CAYMAN"
                                          NOBLE CORPORATION

                                          By:    /s/ ROBERT D. CAMPBELL
                                            ------------------------------------
                                          Name: Robert D. Campbell
                                          Title:  President

                                          "HOLDCO"
                                          NOBLE HOLDING (U.S.) CORPORATION

                                          By:    /s/ JULIE J. ROBERTSON
                                            ------------------------------------
                                          Name: Julie J. Robertson
                                          Title:  Vice President and Secretary

                                          "MERGER SUB"
                                          NOBLE CAYMAN ACQUISITION CORPORATION

                                          By:   /s/ TIMOTHY S. THOMASSON
                                            ------------------------------------
                                          Name: Timothy S. Thomasson
                                          Title:  Controller and Assistant
                                                  Treasurer

                                   EXHIBIT A

Noble Drilling Corporation 401(k) Savings Plan(1)
Noble Drilling Field Hourly Employees' Retirement Plan(1)
Noble Drilling Corporation Salaried Employees' Retirement Plan(1)
Noble Drilling Corporation Retirement Restoration Plan
Noble Drilling Corporation 401(k) Savings Restoration Plan(2)
Noble International Employees' Retirement Plan

---------------

     (1) Noble-Delaware will continue to be the sponsor of the trusts associated with each of these plans.

     (2) Noble-Cayman will become the grantor of the "rabbi" trust associated with the Noble Drilling Corporation 401(k) Savings Restoration Plan.

                                   EXHIBIT B

Noble Drilling Corporation 1991 Stock Option and Restricted Stock Plan
Noble Drilling Corporation Equity Compensation Plan for Non-Employee Directors Noble Drilling Corporation 1992 Nonqualified Stock Option Plan for Non-Employee Directors

                                    ANNEX B

                           MEMORANDUM OF ASSOCIATION
                                       OF
                                  NOBLE-CAYMAN

                    THE COMPANIES LAW (2001 SECOND REVISION)
                             OF THE CAYMAN ISLANDS
                           COMPANY LIMITED BY SHARES

                           MEMORANDUM OF ASSOCIATION
                                       OF
                               NOBLE CORPORATION

     1  The name of the Company is NOBLE CORPORATION.

     2 The registered office of the Company shall be at the offices of M&C Corporate Services Limited, Ugland House, P.O. Box 309 GT, George Town, Grand Cayman, Cayman Islands, or at such other place as the Directors may from time to time decide.

     3 The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law (2001 Second Revision) or as revised, or any other law of the Cayman Islands.

     4 The liability of each Member is limited to the amount from time to time unpaid on such Member's shares.

     5 The share capital of the Company is US$55,000,000 divided into 400,000,000 Ordinary Shares of a par value of US$0.10 each and 15,000,000 Preferred Shares of a par value of US$1.00 each.

     6 The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

     7 Capitalised terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

WE, the subscriber to this Memorandum of Association, wish to be formed into a company pursuant to this Memorandum of Association, and we agree to take the number of shares shown opposite our name.

DATED this 12th day of February 2002.

SIGNATURE, ADDRESS AND                             NUMBER OF SHARES
DESCRIPTION OF SUBSCRIBER                               TAKEN
-------------------------                          ----------------
Noble Drilling Corporation                               One
13135 South Dairy Ashford, Suite 800
Sugar Land, Texas 77478
U.S.A.

acting by M&C Corporate Services Limited, its
attorney-in-fact, acting by:

/s/  GARETH GRIFFITHS
------------------------------------------------
Gareth Griffiths

/s/  MELANIE JONES
------------------------------------------------
Melanie Jones

/s/  FAITH J. ANDREJAK-ZAMORA
------------------------------------------------
Faith J. Andrejak-Zamora
Witness to the above signatures

I, CINDY Y. JEFFERSON-BULGIN Dep., Registrar of Companies in and for the Cayman Islands, DO HEREBY CERTIFY that this is a true and correct copy of the Memorandum of Association of this Company duly incorporated on the 12th day of February 2002.

                                          /s/  CINDY Y. JEFFERSON-BULGIN
                                          --------------------------------------
                                          REGISTRAR OF COMPANIES

                                    ANNEX C

                            ARTICLES OF ASSOCIATION
                                       OF
                                  NOBLE-CAYMAN

                    THE COMPANIES LAW (2001 SECOND REVISION)
                             OF THE CAYMAN ISLANDS
                           COMPANY LIMITED BY SHARES

                            ARTICLES OF ASSOCIATION
                                       OF
                               NOBLE CORPORATION

                                 INTERPRETATION

     1 In these Articles Table A in the Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

"ARTICLES"                       means these articles of association of the
                                 Company.

"AUDITOR"                        means the person for the time being performing
                                 the duties of auditor of the Company (if any).

"BOARD", "BOARD OF DIRECTORS"
or "DIRECTORS"                   means the directors for the time being of the
                                 Company.

"COMPANY"                        means Noble Corporation.

"DIVIDEND"                       includes an interim dividend.

"ELECTRONIC RECORD"              has the same meaning as in the Electronic
                                 Transactions Law (2000 Revision).

"MEMBER"                         has the same meaning as in the Statute.

"MEMORANDUM"                     means the memorandum of association of the
                                 Company.

"ORDINARY RESOLUTION"            means a resolution passed by a simple majority
                                 of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

"REGISTER OF MEMBERS"            means the register maintained in accordance
                                 with the Statute and includes (except where otherwise stated) any duplicate Register of Members.

"REGISTERED OFFICE"              means the registered office for the time being
                                 of the Company.

"SEAL" means the common seal of the Company and includes every duplicate seal.

"SECRETARY"                      includes an assistant secretary and any person
                                 appointed to perform the duties of secretary of the Company.

"SHARE" and "SHARES"             means a share or shares in the Company and
                                 includes a fraction of a share.

"SPECIAL RESOLUTION"             has the same meaning as in the Statute.

"STATUTE"                        means the Companies Law (2001 Second Revision)
                                 of the Cayman Islands.

"U.S." or "UNITED STATES"        means the United States of America.

     2  In the Articles:

          2.1 words importing the singular number include the plural number and vice-versa;

          2.2  words importing the masculine gender include the feminine gender;

          2.3 words importing persons include corporations, partnerships, unincorporated associations and other entities;

          2.4 "written" and "in writing" include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

          2.5 references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

          2.6 any phrase introduced by the terms "including", "include", "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms; and

          2.7 headings are inserted for reference only and shall be ignored in construing these Articles.

                            COMMENCEMENT OF BUSINESS

     3 The business of the Company may be commenced as soon after incorporation as the Directors shall see fit.

     4 The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

                                ISSUE OF SHARES

     5 Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and without prejudice to any rights attached to any existing shares, the Directors may allot, issue, grant options over or otherwise dispose of shares (including fractions of a share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper.

     6  The Company shall not issue shares to bearer.

                                PREFERRED SHARES

     7 The Directors may provide, out of the unissued Preferred Shares, for series of Preferred Shares. Before any Preferred Shares of any such series are issued, the Directors shall fix, by resolution or resolutions, the following provisions of the Preferred Shares thereof:

          7.1 the designation of such series, the number of Preferred Shares to constitute such series and the subscription price thereof if different from the par value thereof;

          7.2 whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

          7.3 the Dividends, if any, payable on such series, whether any such Dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such Dividends shall be payable, the preference or relation which such Dividends shall bear to the Dividends payable on any shares of any other class or any other series of Preferred Shares;

          7.4 whether the Preferred Shares of such series shall be subject to redemption by the Company, and, if so, the times, prices and other conditions of such redemption;

          7.5 the amount or amounts payable upon Preferred Shares of such series upon, and the rights of the holders of such series in, a voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Company;

          7.6 whether the Preferred Shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the Preferred Shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

          7.7 whether the Preferred Shares of such series shall be convertible into, or exchangeable for, shares of any other class or any other series of Preferred Shares or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

          7.8 the limitations and restrictions, if any, to be effective while any Preferred Shares of such series are outstanding upon the payment of Dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of, the Ordinary Shares or shares of any other class of shares or any other series of Preferred Shares;

          7.9 the conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issue of any additional shares, including additional shares of such series or of any other class of shares or any other series of Preferred Shares; and

          7.10 any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.

Without limiting the foregoing, the voting powers of any series of Preferred Shares may include the right, in the circumstances specified in the resolution or resolutions providing for the issuance of such Preferred Shares, to elect one or more Directors who shall be in addition to the number of Directors of the Company fixed pursuant to Article 52 hereof and who shall serve for such term and have such voting powers as shall be stated in the resolution or resolutions providing for the issuance of such Preferred Shares. The term of office and voting powers of any Director elected in the manner provided in the immediately preceding sentence of this Article 7 may be greater than or less than those of any other Director or class of Directors.

     8 The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Shares, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Shares shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which Dividends thereon shall be cumulative.

                                ORDINARY SHARES

     9 Each holder of Ordinary Shares shall be entitled to one vote for each Ordinary Share held of record on all matters on which Members generally are entitled to vote. Subject to the provisions of law and the rights of the holders of any class or series of shares having a preference as to Dividends over the Ordinary Shares then outstanding, Dividends may be paid on the Ordinary Shares at such times and in such amounts as the Board of Directors shall determine. Upon the dissolution, liquidation or winding up of the Company, after any preferential amounts to be distributed to the holders of any class or series of shares having a preference over the Ordinary Shares then outstanding have been paid or declared and set apart for payment, the holders of the Ordinary Shares shall be entitled to receive all the remaining assets of the Company available for distribution to its Members ratably in proportion to the number of shares held by them, respectively. The Ordinary Shares are not redeemable.

                              REGISTER OF MEMBERS

     10 The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

                               FIXING RECORD DATE

     11 In order that the Company may determine the Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or entitled to receive payment of any Dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of shares or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other action. A determination of Members entitled to notice of or to vote at a meeting of the Members shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

     12 If no record date is fixed for the determination of Members entitled to receive payment of a Dividend, the date on which the resolution of the Directors declaring such Dividend is adopted shall be the record date for such determination of Members.

                            CERTIFICATES FOR SHARES

     13 A Member shall be entitled to a share certificate only if the Directors resolve that share certificates shall be issued. Share certificates representing shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by the Chairman of the Board or the Chief Executive Officer or the President or a Vice President, and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer of the Company, and sealed with the seal of the Company, which may be by a facsimile thereof. Any or all such signatures may be facsimiles if countersigned by a transfer agent or registrar. Although any officer, transfer agent or registrar whose manual or facsimile signature is affixed to such a certificate ceases to be such officer, transfer agent or registrar before such certificate has been issued, it may nevertheless be issued by the Company with the same effect as if such officer, transfer agent or registrar were still such at the date of its issue. The Register of Members and blank share certificates shall be kept by the Secretary or by a transfer agent or by a registrar or by any other officer or agent designated by the Board. All certificates for shares shall be consecutively numbered or otherwise identified and shall specify the shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to these Articles, no new certificate shall be issued until the former certificate representing a like number of relevant shares shall have been surrendered and cancelled.

     14 The Company shall not be bound to issue more than one certificate for shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

     15 The holder of any share of the Company shall immediately notify the Company of any loss, theft, destruction or mutilation of the certificate therefor; the Company may issue to such holder a new certificate or certificates for shares, upon the surrender of the mutilated certificate or, in the case of loss, theft or destruction of the certificate, upon satisfactory proof of such loss, theft or destruction; the Board of Directors, or a committee designated thereby, or the transfer agent and registrar for the shares, may, in their discretion, require the owner of the lost, stolen or destroyed certificate, or such person's legal representative, to give the Company a bond in such sum and with such surety or sureties as they may direct to indemnify the Company and said transfer agent and registrar against any claim that may be made on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

     The Board of Directors may make such additional rules and regulations as it may deem expedient concerning the issue and transfer of certificates representing shares of each class of the Company and may make such rules and take such action as it may deem expedient concerning the issue of certificates in lieu of certificates claimed to have been lost, destroyed, stolen or mutilated.

                               TRANSFER OF SHARES

     16 Shares are transferable subject to the consent of the Directors who may, in their absolute discretion, decline to register any transfer of shares without giving any reason. If the Directors refuse to register a transfer they shall notify the transferee within two months of such refusal. The Secretary of the Company, or a transfer agent appointed in respect of the relevant shares, shall register a transfer of shares on surrender by the transferee of the certificate or certificates for such shares properly endorsed or accompanied by a duly executed share transfer. The person in whose name shares stand on the books of the Company shall be deemed the owner thereof for all purposes as regards the Company; provided, however, that whenever any transfer of shares shall be made for collateral security and not absolutely, and written notice thereof shall be given to the Secretary or to such transfer agent, such fact shall be stated in the entry of the transfer. No transfer of shares shall be valid until it shall have been entered in the Register of Members of the Company by an entry showing from and to whom transferred.

     17 Each Member shall designate to the Secretary or transfer agent of the Company an address at which notices of meetings and all other corporate notices may be served or mailed to such person, and, if any Member shall fail to designate such address, corporate notices may be served upon such person by mail directed to such person at such person's post office address, if any, as the same appears on the share record books of the Company or at such person's last known post office address.

     18 The instrument of transfer of any share shall be in writing and shall be executed by or on behalf of the transferor or by such transferor's attorney thereunto authorised by a power of attorney duly executed and filed with the Secretary of the Company or a transfer agent for the relevant shares (and if the Directors so require, signed by the transferee). The transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the Register of Members.

                      REDEMPTION AND REPURCHASE OF SHARES

     19 Subject to the provisions of the Statute and these Articles, the Company may issue shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company.

     20 20.1 Subject to the provisions of the Statute, the Company may purchase its own shares (including any redeemable shares). (This authorisation is in accordance with section 37(2) of the Statute or any modification or re-enactment thereof for the time being in force.)

          20.2 In such manner as is referred to in Section 37(3)(d) of the Statute or any modification or re-enactment thereof for the time being in force, this Article authorises the purchase by the Company in accordance with provisions of the Statute of such of its own shares (including any redeemable shares) as the Directors may from time to time determine and agree with the holder or holders thereof in such manner, including at such price and on all such other terms, as the Directors may from time to time determine and agree as aforesaid, and whether or not the Company has made a similar offer to all or any of the other Members. The Company may deduct from the price for such shares the aggregate amount of any outstanding debts, liabilities and engagements to or with the Company (whether presently payable or not) by the holder of such shares, either alone or jointly with any other person.

     21 The Company may make a payment in respect of the redemption or purchase of its own shares in any manner permitted by the Statute, including out of capital.

                         VARIATION OF RIGHTS OF SHARES

     22 If at any time the share capital of the Company is divided into different classes or series of shares, the rights attached to any class or series (unless otherwise provided by the terms of issue of the shares of that class or series) may, whether or not the Company is being wound-up, be varied with the sanction of a Special Resolution passed at a general meeting of the holders of the shares of that class or series.

     23 The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one class or series of shares. Separate general meetings of the holders of a class or series of shares may be called only by (a) the Chairman of the Board, (b) the Chief Executive Officer, (c) the President, or (d) a majority of the entire Board of Directors (unless otherwise specifically provided by the terms of issue of the shares of such class or series). Nothing in this Article 23 or Article 22 shall be deemed to give any Member or Members the right to call a class or series meeting.

     24 The rights conferred upon the holders of the shares of any class or series issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class or series, be deemed to be varied by the creation or issue of further shares ranking prior to or pari passu therewith. The rights of the holders of Ordinary Shares shall not be deemed varied by the creation or issue of shares with preferred or other rights, which may be effected by the Directors as provided in these Articles without any vote or consent of the holders of Ordinary Shares.

                          COMMISSION ON SALE OF SHARES

     25 The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe, whether absolutely or conditionally, for any shares of the Company. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up shares. The Company may also on any issue of shares pay such brokerage or underwriting commission or discount as may be lawful.

                           NON-RECOGNITION OF TRUSTS

     26 The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any share other than an absolute right to the entirety thereof in the registered holder.

 AMENDMENTS OF MEMORANDUM AND ARTICLES OF ASSOCIATION AND ALTERATION OF CAPITAL

     27  The Company may by Ordinary Resolution:

          27.1 increase the share capital by such sum as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

          27.2 consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

          27.3 by subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the Memorandum or into shares without par value; and

          27.4 cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person.

     28 All new shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

     29 Subject to the provisions of the Statute and the provisions of these Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

          29.1  change its name;

          29.2  alter or add to these Articles;

          29.3 alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

          29.4 reduce its share capital and any capital redemption reserve fund.

                               REGISTERED OFFICE

     30 Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office.

                                GENERAL MEETINGS

     31 All general meetings other than annual general meetings shall be called extraordinary general meetings.

     32 The Company shall in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held on the fourth Thursday in April in each year, if not a legal holiday under the laws of the place where the meeting is to be held, and, if a legal holiday, then on the next succeeding day not a legal holiday under the laws of such place, or on such other date and at such hour as may from time to time be fixed by the Directors, the Chairman of the Board, the Chief Executive Officer or the President.

     33 Except as otherwise required by law and subject to the rights of the holders of any class or series of shares having a preference over the Ordinary Shares as to Dividends or upon liquidation, extraordinary general meetings of the Members for any purpose or purposes may be called only by (a) the Chairman of the Board, (b) the Chief Executive Officer, (c) the President or (d) a majority of the entire Board of Directors. Only such business as is specified in the notice of any extraordinary general meeting of the Members shall come before such meeting.

     34 In order for business to be properly brought before a general meeting by a Member, the business must be legally proper and written notice thereof must have been filed with the Secretary of the Company not less than 60 nor more than 120 days prior to the meeting. Each such notice shall set forth: (a) the name and address of the Member who intends to make the proposal as the same appear in the Company's records; (b) the class and number of shares of the Company that are owned by such Member; and (c) a clear and concise statement of the proposal and the Member's reasons for supporting it. The filing of a Member notice as required above shall not, in and of itself, constitute the making of the proposal described therein. If the chairman of the meeting determines that any proposed business has not been properly brought before the meeting, he shall declare such business out of order; and such business shall not be conducted at the meeting.

     35 Except as otherwise provided by law, written notice of each meeting of the Members, whether annual or extraordinary, shall be given, either by personal delivery or by mail, not less than 10 nor more than 60 days before the date of the meeting to each Member of record entitled to notice of the meeting. If mailed, such notice shall be deemed given when deposited in the United States mail, postage prepaid, directed to the Member at such Member's address as it appears on the records of the Company. Each such notice shall state the place, date and hour of the meeting, and the purpose or purposes for which the

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meeting is called. Notice of any meeting of Members shall not be required to be given to any Member who shall attend such meeting in person or by proxy without protesting, prior to or at the commencement of the meeting, the lack of proper notice to such Member, or who shall waive notice thereof as provided in Article
108. Notice of adjournment of a meeting of Members need not be given if the time and place to which it is adjourned are announced at such meeting, unless the adjournment is for more than 30 days or, after adjournment, a new record date is fixed for the adjourned meeting.

     36 In the absence of a quorum, the holders of a majority of the votes entitled to be cast by the Members, present in person or represented by proxy, may adjourn the meeting from time to time. At any such adjourned meeting at which a quorum may be present, any business may be transacted which might have been transacted at the meeting as originally called.

     37 At each meeting of the Members, the Chairman of the Board, or, in the absence of the Chairman of the Board, the Chief Executive Officer or the President, shall act as chairman. The order of business at each such meeting shall be as determined by the chairman of the meeting. The chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Company, restrictions on entry to such meeting after the time prescribed for the commencement thereof, and the opening and closing of the voting polls. The chairman of the meeting shall announce at each such meeting the date and time of the opening and the closing of the voting polls for each matter upon which the Members will vote at such meeting.

     38 It shall be the duty of the Secretary or other officer of the Company who has charge of the Register of Members to prepare and make, at least 10 days before each meeting of the Members, a complete list of the Members entitled to vote thereat, arranged in alphabetical order, and showing the address of each Member and the number of shares registered in such Member's name. Such list shall be produced and kept available at the times and places required by law.

     39 Except as otherwise provided by law or these Articles, each holder of record of any class or series of shares having a preference over the Ordinary Shares of the Company as to Dividends or upon liquidation shall be entitled at each meeting of Members to such number of votes for each share as may be fixed in these Articles or in the resolution or resolutions adopted by the Directors providing for the issuance of such shares, and each holder of record of Ordinary Shares shall be entitled at each meeting of Members to one vote for each share, in each case, registered in such Member's name on the books of the Company:

          39.1 on the date fixed pursuant to Article 11 as the record date for the determination of Members entitled to notice of and to vote at such meeting; or

          39.2 if no such record date shall have been so fixed, then at the close of business on the day next preceding the date on which notice of such meeting is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

     40 Each Member entitled to vote at any meeting of Members may authorise not in excess of three persons to act for such Member by a proxy signed by such Member or such Member's attorney-in-fact. A proxy need not be a Member of the Company. Any such proxy shall be delivered to the secretary of such meeting at or prior to the time designated for holding such meeting but, in any event, not later than the time designated in the order of business for so delivering such proxies. No such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

     41 The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked.

     42 Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

     43 At each meeting of the Members, all corporate actions, other than the election of directors, to be taken by vote of the Members (except as otherwise required by law and except as otherwise provided in these Articles) shall be authorised by a majority of the votes cast by the Members entitled to vote thereon, present in person or represented by proxy. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of the directors. Where a separate vote by a class or classes or series is required, the affirmative vote of the majority of shares of such class or classes or series present in person or represented by proxy at the meeting shall be the act of such class or series (unless provided otherwise in the resolutions providing for the issuance of such series).

     44 Unless required by law or determined by the chairman of the meeting to be advisable, the vote on any matter, including the election of directors, need not be by written ballot. In the case of a vote by written ballot, each ballot shall be signed by the Member voting, or by such Member's proxy, and shall state the number of shares voted.

     45 Either the Board of Directors or, in the absence of an appointment of inspectors by the Board, the Chairman of the Board, the Chief Executive Officer or the President shall, in advance of each meeting of the Members, appoint one or more inspectors to act at such meeting and make a written report thereof. In connection with any such appointment, one or more persons may, in the discretion of the body or person making such appointment, be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at any meeting of Members, the chairman of such meeting shall appoint one or more inspectors to act at such meeting. Each such inspector shall perform such duties as are required by law and as shall be specified by the Board, the Chairman of the Board, the Chief Executive Officer, the President or the chairman of the meeting. Each such inspector, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his ability. Inspectors need not be Members. No director or nominee for the office of director shall be appointed such an inspector.

                        PROCEEDINGS AT GENERAL MEETINGS

     46 No business shall be transacted at any general meeting unless a quorum is present. Except as otherwise provided by law or by these Articles, the holders of a majority of the votes entitled to be cast by the Members entitled to vote, which if any vote is to be taken by classes or series shall mean the holders of a majority of the votes entitled to be cast by the Members of each such class or series, present in person or represented by proxy, shall constitute a quorum for the transaction of business at any meeting of the Members.

     47 47.1 Members present in person or by proxy holding at least 95% of the issued shares entitled to vote at a meeting is the required quorum at a general meeting to consider or adopt a Special Resolution to amend, vary, suspend the operation of or disapply any of the provisions of Articles 31-49, Articles 52-60, Article 62, Article 63 or Article 64. However, Members present, in person or by proxy, holding a majority of the issued shares entitled to vote at the meeting is a quorum if:

             (a) in the case of a Special Resolution to amend, vary, suspend the operation of or disapply Articles 31-49, 52-60 or 64, a majority of the Board of Directors has, at or prior to the meeting, recommended a vote in favour of the Special Resolution; or

             (b) in the case of a Special Resolution to amend, vary, suspend the operation of or disapply Article 62, a majority of the Disinterested Directors (as defined in such Article) has, at or prior to the meeting, recommended a vote in favour of the Special Resolution; or

             (c) in the case of a Special Resolution to amend, vary, suspend the operation of or disapply Article 63, other than a Special Resolution referred to in Article 47.2 below,

                (i) a majority of the Board of Directors has, at or prior to the meeting, recommended a vote in favour of the Special Resolution; and

                (ii) the favourable Board of Directors' recommendation is made at a time when a majority of the Board of Directors then in office were Directors prior to any person becoming an Interested Member (as defined in Article 63) during the previous three years or were recommended for election or elected to succeed those Directors by a majority of those Directors.

          47.2 In addition, Members present, in person or by proxy, holding a majority of the issued shares entitled to vote at a meeting is also the required quorum to consider or adopt a Special Resolution to delete Article 63 if:

             (a) the resolution will not be effective until 12 months after the passing of the resolution; and

             (b) the restrictions in Article 63 will otherwise continue to apply to any Business Combination between the Company and any person who became an Interested Member (as defined in Article 63) on or prior to the passing of the resolution.

     48 The Members present at a duly constituted general meeting may continue to transact business until adjournment, despite the withdrawal of Members that leave less than a quorum.

     49 Subject to the rights of the holders of the Preferred Shares or any other class or series of shares having a preference over the Ordinary Shares as to Dividends or upon liquidation, any action required or permitted to be taken by the Members of the Company must be effected at a duly called annual or extraordinary general meeting of Members of the Company and may not be effected by any consent in writing by such Members.

                               CORPORATE MEMBERS

     50 Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

                          SHARES THAT MAY NOT BE VOTED

     51 Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

                                   DIRECTORS

     52 Except as otherwise provided in any resolution or resolutions adopted by the Directors pursuant to the provisions of Article 7 relating to the rights of the holders of any class or series of shares having a preference over the Ordinary Shares as to Dividends or upon liquidation, the number of Directors of the Company shall be fixed from time to time by resolution adopted by vote of a majority of the entire Board of Directors, provided that the number so fixed shall not be less than three. The first Directors of the Company shall be determined in writing by, or appointed by a resolution of, the subscribers.

     53 The Directors, other than those who may be elected by the holders of shares of any class or series of shares having a preference over the Ordinary Shares as to Dividends or upon liquidation pursuant to the terms of any resolution or resolutions providing for the issuance of such shares adopted by the Board, shall be classified, with respect to the time for which they severally hold office, into three classes as follows: one class of three Directors shall be originally elected for a term expiring at the annual general meeting to be held in 2003, another class of three Directors shall be originally elected for a term expiring at the annual general meeting to be held in 2004, and another class of two Directors shall be originally elected for a term expiring at the annual general meeting to be held in 2005, with each class to hold office until its successors are elected and qualified. Any newly created directorships resulting from any increase in the number of Directors shall be allocated to the classes of Directors described in the immediately preceding sentence in such manner so as to maintain, as nearly as possible, the equality in number of the Directors in each class. At each annual general meeting of the Members of the Company, the successors of the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual general meeting held in the third year following the year of their election. No decrease in the number of Directors constituting the Board of Directors shall shorten the terms of any incumbent Director.

     54 Each Director shall be at least 21 years of age. A person shall be eligible to be elected a Director of the Company until the annual general meeting of the Company next succeeding such person's 70th birthday, and any person serving as a Director on such Director's 70th birthday shall be eligible to complete such Director's term as such. Directors need not be Members of the Company.

     55 Subject to the rights of the holders of any class or series of shares having a preference over the Ordinary Shares as to Dividends or upon liquidation, at each annual general meeting of the Members, there shall be elected the Directors of the class the term of office of which shall then expire.

     56 In any election of Directors, the persons receiving a plurality of the votes cast, up to the number of Directors to be elected in such election, shall be deemed elected.

     57 Subject to the rights of the holders of any class or series of shares having a preference over the Ordinary Shares as to Dividends or upon liquidation, nominations for the election of Directors may be made by the Board of Directors or by any Member entitled to vote for the election of Directors. Any Member entitled to vote for the election of Directors at a meeting may nominate persons for election as Directors only if written notice of such Member's intent to make such nomination is given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not later than (a) with respect to an election to be held at an annual general meeting of Members, 90 days in advance of such meeting, and (b) with respect to an election to be held at an extraordinary general meeting of Members for the election of Directors, the close of business on the seventh day following the date on which notice of such meeting is first given to Members. Each such notice shall set forth: (i) the name and address of the Member who intends to make the nomination of the person or persons to be nominated; (ii) a representation that the Member is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the Member and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Member; (iv) such other information regarding each nominee proposed by such Member as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the United States Securities and Exchange Commission had each nominee been nominated, or intended to be nominated, by the Board of Directors; and (v) the consent of each nominee to serve as a Director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

     58 Any Director of the Company may at any time resign by giving written notice to the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President or the Secretary of the Company. Such resignation shall take effect at the time specified therein or, if the time be not specified, upon receipt thereof; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

     59 Subject to the rights of the holders of the Preferred Shares or any other class or series of shares having a preference over the Ordinary Shares as to Dividends or upon liquidation, any Director may be removed from office only for cause and only by the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of Voting Shares (as defined in Article 62), voting together as a single class. For purposes of this Article, "cause" shall mean the wilful and continuous failure of a Director substantially to perform such Director's duties to the Company (other than any such failure resulting from incapacity due to physical or mental illness) or the wilful engaging by a Director in gross misconduct materially and demonstrably injurious to the Company.

     60 Subject to the rights of the holders of any class or series of shares having a preference over the Ordinary Shares as to Dividends or upon liquidation, newly created directorships resulting from any increase in the number of Directors may be filled by the Board of Directors, or if not so filled, by the Members at the next annual general meeting or extraordinary general meeting called for that, and any vacancies on the Board of Directors resulting from death, resignation, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining Director, or if not so filled, by the Members at the next annual general meeting or extraordinary general meeting called for that purpose. Any Director elected in accordance with the preceding sentence of this Article shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director's successor shall have been elected and qualified.

                              POWERS OF DIRECTORS

     61 Subject to the provisions of the Statute, the Memorandum and the Articles, including, without limitation, Article 62, Article 63 and Article 64 and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company and do all such lawful acts and things as are not by law or by these Articles directed or required to be exercised or done by the Members. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

     62 62.1 The Directors shall not, to the extent it is within their power, take or permit to be taken any of the following actions:

             (a) any merger or consolidation of the Company with (i) any Interested Member or (ii) any other company (whether or not itself an Interested Member) that is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Member; or

             (b) (i) any sale, lease, exchange, mortgage, pledge, transfer, dividend or distribution (other than on a pro rata basis to all Members) or other disposition (in one transaction or a series of transactions) to or with any Interested Member or any Affiliate or Associate of any Interested Member of any assets of the Company or of any Subsidiary having an aggregate Fair Market Value of US$1,000,000 or more, or (ii) any merger or consolidation of any Subsidiary of the Company having assets with an aggregate Fair Market Value of US$1,000,000 or more with
        (A) any Interested Member or (B) any other company (whether or not itself an Interested Member) that is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Member; or

             (c) the issuance or transfer by the Company or any Subsidiary (in one transaction or a series of transactions) to any Interested Member or any Affiliate or Associate of any Interested Member of any securities of the Company or any Subsidiary in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of

        US$1,000,000 or more, other than the issuance of securities upon the conversion of convertible securities of the Company or any Subsidiary; or

             (d) the adoption of any plan or proposal for the liquidation or dissolution of the Company proposed by or on behalf of any Interested Member or any Affiliate or Associate of any Interested Member; or

             (e) any reclassification of securities (including any reverse stock split), or recapitalisation of the Company, or any merger or consolidation of the Company with any of its Subsidiaries, or any other transaction (whether or not with or into or otherwise involving any Interested Member), that in any such case has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or series of shares or securities convertible into shares of the Company or any Subsidiary that is directly or indirectly beneficially owned by any Interested Member or any Affiliate or Associate of any Interested Member; or

             (f) any series or combination of transactions directly or indirectly having the same effect as any of the foregoing; or

             (g) any agreement, contract or other arrangement providing directly or indirectly for any of the foregoing;

        without the affirmative vote of the holders of at least 80 percent of the combined voting power of the then outstanding shares of all classes and series of the Company entitled to vote generally in the election of directors ("Voting Shares"), voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by these Articles or by any resolution or resolutions of the Directors adopted pursuant to Article 7 or in any agreement with any national securities exchange or otherwise.

        The term "Business Combination" as used in this Article 62 shall mean any transaction that is referred to in any one or more of the preceding paragraphs (a) through (g) of this Article 62.1.

          62.2 The provisions of one or more of the preceding paragraphs (a) through (g) of Article 62.1 shall not be applicable to any particular Business Combination, if all the conditions specified in either of the following paragraphs (a) or (b) of this Article 62.2 are met:

             (a) such Business Combination shall have been approved by a majority of the Disinterested Directors; or

             (b) all of the six conditions specified in the following clauses
        (i) through (vi) shall have been met:

                (i) the transaction constituting the Business Combination shall provide for a consideration to be received by holders of Ordinary Shares in exchange for all their Ordinary Shares, and the aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of any consideration other than cash to be received per share by holders of Ordinary Shares in such Business Combination shall be at least equal to the higher of the following:

                    (A) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers'
               fees) paid in order to acquire any Ordinary Shares beneficially owned by the Interested Member that were acquired (I) within the two-year period immediately prior to the Announcement Date or
               (II) in the transaction in which it became an Interested Member, whichever is higher; and

                    (B) the Fair Market Value per share of Ordinary Shares on
               the Announcement Date or on the Determination Date, whichever is higher; and

                (ii) the transaction constituting the Business Combination shall provide for a consideration to be received by holders of any class or series of outstanding Voting Shares other than Ordinary Shares in exchange for all their shares of such Voting Shares, and the aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of any consideration other than cash to be received per share by holders of shares of such Voting Shares in such Business Combination shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph (b)(ii) shall be required to be met with respect to every class and series of such outstanding Voting Shares, whether or not the Interested Member beneficially owns any shares of a particular class or series of Voting Shares):

                    (A) (if applicable) the highest per share (including any
               brokerage commissions, transfer taxes and soliciting dealers'
               fees) paid in order to acquire any shares of such class or series of Voting Shares beneficially owned by the Interested Member that were acquired (I) within the two-year period immediately prior to the Announcement Date or (II) in the transaction in which it became an Interested Member, whichever is higher;

                    (B) (if applicable) the highest preferential amount per
               share to which the holders of shares of such class or series of Voting Shares are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company; and

                    (C) the Fair Market Value per share of such class or series of Voting Shares on the Announcement Date or on the Determination Date, whichever is higher; and

                (iii) the consideration to be received by holders of a particular class or series of outstanding Voting Shares (including Ordinary Shares) shall be in cash or in the same form as was previously paid in order to acquire shares of such class or series of Voting Shares that are beneficially owned by the Interested Member, and if the Interested Member beneficially owns shares of any class or series of Voting Shares that were acquired with varying forms of consideration, the form of consideration to be received by holders of such class or series of Voting Shares shall be either cash or the form used to acquire the largest number of shares of such class or series of Voting Shares beneficially owned by it; and

                (iv) after such Interested Member has become an Interested Member and prior to the consummation of such Business Combination:

                    (A) except as approved by a majority of the Disinterested
               Directors, there shall have been no failure to declare and pay at the regular dates therefor the full amount of any Dividends (whether or not cumulative) payable on the outstanding Preferred Shares or any class or series of shares having a preference over the Ordinary Shares as to Dividends or upon liquidation;

                    (B) there shall have been (I) no reduction in the annual
               rate of Dividends paid on the Ordinary Shares (except as necessary to reflect any subdivision of the Ordinary Shares), except as approved by a majority of the Disinterested Directors, and (II) an increase in such annual rate of Dividends (as necessary to prevent any such reduction) in the event of any reclassification (including any reverse stock split), recapitalisation, reorganisation or any similar transaction that has the effect of reducing the number of outstanding Ordinary Shares, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors; and

                    (C) such Interested Member shall not have become the
               beneficial owner of any additional Voting Shares except as part of the transaction that resulted in such Interested Member becoming an Interested Member; and

                (v) after such Interested Member has become an Interested Member, such Interested Member shall not have received the benefit, directly or indirectly (except proportionately as a Member), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Company, whether in anticipation of or in connection with such Business Combination or otherwise; and

                (vi) a proxy or information statement describing the proposed Business Combination and complying with the requirements of the U.S. Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed Members of the Company at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

          62.3  For purposes of this Article 62:

             (a) A "person" shall mean any individual, firm, corporation, company, partnership, trust or other entity.

             (b) "Interested Member" shall mean any person (other than the Company or any Subsidiary) who or that:

                (i) is the beneficial owner, directly or indirectly, of five percent or more of the combined voting power of the then outstanding Voting Shares; or

                (ii) is an Affiliate of the Company and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of five percent or more of the combined voting power of the then outstanding Voting Shares; or

                (iii) is an assignee of or has otherwise succeeded to the beneficial ownership of any shares of Voting Shares that were at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Member, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the U.S. Securities Act of 1933.

             (c) A person shall be a "beneficial owner" of any Voting Shares:

                (i) that such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

                (ii) that such person or any of its Affiliates or Associates has
           (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote or to direct the vote pursuant to any agreement, arrangement or understanding; or

                (iii) that are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Voting Shares.

             (d) For the purposes of determining whether a person is an Interested Member pursuant to paragraph (b) of this Article 62.3, the number of Voting Shares deemed to be outstanding shall include shares deemed owned by such person through application of paragraph (c) of this
        Article 62.3 but shall not include any other Voting Shares that may be issuable to other persons pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, exchange rights, warrants or options, or otherwise.

             (e) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the U.S. Securities Exchange Act of 1934, as in effect on January 1, 2002.

             (f) "Subsidiary" shall mean any company a majority of whose outstanding shares or stock having ordinary voting power in the election of Directors is owned by the Company, by a Subsidiary or by the Company and one or more Subsidiaries; provided, however, that for the purposes of the definition of Interested Member set forth in paragraph (b) of this Article 62.3, the term "Subsidiary" shall mean only a company of which a majority of each class of equity security is owned by the Company, by a Subsidiary or by the Company and one or more Subsidiaries.

             (g) "Disinterested Director" means any member of the Board of Directors of the Company who is unaffiliated with, and not a nominee of, the Interested Member and was a member of the Board of Directors prior to the time that the Interested Member became an Interested Member, and any successor of a Disinterested Director who is unaffiliated with, and not a nominee of, the Interested Member and is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.

             (h) "Fair Market Value" means: (i) in the case of shares or stock, the highest closing sale price during the 30-day period immediately preceding the date in question of such share or stock on the New York Stock Exchange Composite Tape, or, if such share or stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such share or stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such share or stock is listed, or, if such share or stock is not listed on any such exchange, the highest closing sale price or bid quotation with respect to such share or stock during the 30-day period immediately preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or, if no such prices or quotations are available, the fair market value on the date in question of a share of such share or stock as determined by a majority of the Disinterested Directors in good faith; and (ii) in the case of property other than cash or shares or stock, the fair market value of such property on the date in question as determined by a majority of the Disinterested Directors in good faith.

             (i) "Announcement Date" means the date of first public announcement of the proposal of the Business Combination.

             (j) "Determination Date" means the date on which the Interested Member became an Interested Member.

          62.4 A majority of the Disinterested Directors of the Company shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article 62, including, without limitation, (a) whether a person is an Interested Member, (b) the number of Voting Shares beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another person, (d) whether the requirements of Article 62.2 have been met with respect to any Business Combination, and (e) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Company or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of US$1,000,000 or more; and the good faith determination of a majority of the Disinterested Directors on such matters shall be conclusive and binding for all purposes of this Article 62.

     63 63.1 The Company shall not engage in any Business Combination with any Interested Member for a period of 3 years following the date that such Member became an Interested Member, unless:

             (a) prior to such date the Board of Directors approved either the Business Combination or the transaction which resulted in the Member becoming an Interested Member, or

             (b) upon consummation of the transaction which resulted in the Member becoming an Interested Member, the Interested Member owned at least 85% of the Voting Shares of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee share plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

             (c) on or subsequent to such date the Business Combination is approved by the Board of Directors and authorised at a general meeting of Members, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding Voting Shares which are not owned by the Interested Member.

          63.2 The restrictions contained in this Article 63 shall not apply if:

             (a) a Member becomes an Interested Member inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the Member ceases to be an Interested Member and (ii) would not, at any time within the 3 year period immediately prior to a Business Combination between the Company and such Member, have been an Interested Member but for the inadvertent acquisition of ownership; or

             (b) the Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this Article 63.2(b); (ii) is with or by a person who either was not an Interested Member during the previous 3 years or who became an Interested Member with the approval of the Board of Directors; and
        (iii) is approved or not opposed by a majority of the members of the Board of Directors then in office (but not less than 1) who were Directors prior to any person becoming an Interested Member during the previous 3 years or were recommended for election or elected to succeed such Directors by a majority of such Directors. The proposed transactions referred to in the preceding sentence are limited to a (A) a merger or consolidation of the Company (except for a merger in respect of which, pursuant to Section 251(f) of the General Corporation Law of the State of Delaware, U.S., no vote of the Members would be required if the Company were incorporated under the law of such State); (B) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) of assets of the Company or of any direct or indirect majority-owned subsidiary of the Company (other than to any direct or indirect wholly-owned subsidiary or to the Company) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the Company determined on a consolidated basis or the aggregate market value of all the outstanding shares of the Company; or (C) a proposed tender or exchange offer for 50% or more of the outstanding Voting Shares of the Company. The Company shall give not less than 20 days notice to all Interested Members prior to the consummation of any of the transactions described in clauses (A) and (B) of the second sentence of this Article 63.2(b).

             (c) As used in this Article 63, the term:

                (i) "affiliate" means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

                (ii) "associate" when used to indicate a relationship with any person means (A) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of Voting Shares, (B) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (C) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

                (iii) "Business Combination", when used in reference to the Company and any Interested Member of the Company, means:

                    (A) any merger or consolidation of the Company or any direct or indirect majority-owned subsidiary of the Company with (I) the Interested Member, or (II) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Member and as a result of such merger or consolidation Article 63.1 is not applicable to the surviving entity;

                    (B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or series of transactions), except proportionately as a Member of the Company, to or with the Interested Member, of assets of the Company or of any direct or indirect majority-owed subsidiary of the Company which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Company determined on a consolidated basis or the aggregate market value of all the Voting Shares of the Company;

                    (C) any transaction which results in the issuance or
               transfer by the Company or by any direct or indirect majority-owned subsidiary of the Company of any shares of the Company or of such subsidiary to the Interested Member, except
               (I) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Company or any such subsidiary which securities were outstanding prior to the time that the Interested Member became such, (II) pursuant to a merger which could be accomplished under Section 251(g) of the General Corporation Law of the State of Delaware, U.S. if the Company were incorporated under the laws of such State, (III) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of such Company or any such subsidiary which security is distributed, pro rata to all holders of a class or series of shares of such Company subsequent to the time the Interested Shares became such, (IV) pursuant to an exchange offer by the Company to purchase made on the same terms to all holders of said shares, or (V) any issuance or transfer of shares by the Company, provided however, that in no case under (III)-(V) above shall there be an increase in the Interested Member's proportionate share of the shares of any class or series of the Company or of the voting shares of the Company;

                    (D) any transaction involving the Company or any direct or indirect majority owned subsidiary of the Company which has the effect, directly or indirectly, of increasing the proportionate share of the shares of any class or series, or securities convertible into the shares of any class or series, of the Company or of any such subsidiary which is owned by the Interested Member, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares not caused, directly or indirectly, by the Interested Member; or

                    (E) any receipt by the Interested Member of the benefit,
               directly or indirectly (except proportionately as a Member of the Company) of any loans, advance, guarantees, pledges or other financial benefits (other than those expressly permitted in subparagraphs (A)-(D) above) provided by or through the Company or any direct or indirect majority owned subsidiary.

                (iv) "control," including the term "controlling", "controlled by" and "under common control with," means the possession, directly or indirectly, of the power to direct or cause the direction of the management and polices of a person whether through the ownership of Voting Shares, by contract or otherwise. A person who is the owner of 20% or more of the outstanding Voting Shares of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds Voting Shares, in good faith and not for the purpose of circumventing this Article, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

                (v) "Interested Member" means any person (other than the Company and any direct or indirect majority-owned subsidiary of the Company) that

                    (A) is the owner of 15% or more of the outstanding Voting
               Shares of the Company, or

                    (B) is an affiliate or associate of the Company and was the owner of 15% or more of the outstanding Voting Shares of the Company at any time within the 3 year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Member;

               and the affiliates and associates of such person; provided, however, that the term "Interested Member" shall not include any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the Company provided that such person shall be an Interested Member if thereafter such person acquires additional Voting Shares of the Company, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an Interested Member, the Voting Shares of the Company deemed to be outstanding shall include shares deemed to be owned by the person through application of Article 63.2(c)(viii) but shall not include any other unissued shares of the Company which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

                (vi) "person" means any individual, corporation, partnership, unincorporated association or other entity.

                (vii) "Voting Shares" means with respect to any company or corporation, shares of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a company or corporation, any equity interest entitled to vote generally in the election of the governing body of such entity.

                (viii) "owner" including the terms "own" and "owned" when used with respect to any shares means a person that individually or with or through any of its affiliates or associates:

                    (A) beneficially owns such shares directly or indirectly; or

                    (B) has (I) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of shares tendered pursuant to a tender or exchange offer made by such person or any of such person's affiliates or associates until such tendered stock is accepted for purchase or exchange; or (II) the right to vote such shares pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any shares because of such person's right to vote such shares if the agreement, arrangement or understanding to vote such shares arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

                    (C) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (II) of clause
               (B) of this Article 63.2(c)(viii)), or disposing of such shares with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such shares.

     64 In addition to any approval of Members required pursuant to the terms of any class or series of shares other than Ordinary Shares, the approval of the holders of a majority of the issued shares generally entitled to vote at a meeting called for such purpose, following approval by the Board of Directors, shall be required in order for the Company to "sell, lease, or exchange all or substantially all of its property and assets" (as that phrase is interpreted for the purposes of Section 271 of the General Corporation Law of the State of Delaware, U.S., as amended or re-enacted from time to time), provided that the foregoing approval by Members shall not be required in the case of any transaction between the Company and any entity the Company "directly or indirectly controls" (as that phrase is defined in Rule 405 under the United States Securities Act of 1933, as amended or re-enacted from time to time).

                            PROCEEDINGS OF DIRECTORS

     65 Except as otherwise provided by law or these Articles, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board, and, except as so provided, the vote of a majority of the Directors present at any meeting at which a quorum is present shall be the act of the Board. In the absence of a quorum, a majority of the Directors present may adjourn the meeting to another time and place. At any adjourned meeting at which a quorum is present, any business that might have been transacted at the meeting as originally called may be transacted.

     66 The Board of Directors may hold its meetings at such place or places as the Board may from time to time determine or as shall be specified or fixed in the respective notices or waivers of notice thereof.

     67 Regular meetings of the Board of Directors shall be held at such times and places as the Board shall from time to time by resolution determine. If any day fixed for a regular meeting shall be a legal holiday under the laws of the place where the meeting is to be held, the meeting that would otherwise be held on that day shall be held at the same hour on the next succeeding business day.

     68 Special meetings of the Board of Directors shall be held whenever called by the Chairman of the Board, the Chief Executive Officer or the President or by a majority of the Directors.

     69 Notice of regular meetings of the Board of Directors or of any adjourned meeting thereof need not be given. Notice of each special meeting of the Board shall be mailed or transmitted by delivery service to each Director, addressed to such Director at such Director's residence or usual place of business, at least two days before the day on which the meeting is to be held or shall be sent to such Director at such place by telegraph or facsimile telecommunication or be given personally or by telephone, not later than the day before the meeting is to be held, but notice need not be given to any Director who shall, either before or after the meeting, submit a signed waiver of such notice or who shall attend such meeting without protesting, prior to or at its commencement, the lack of notice to such Director. Every such notice shall state the time and place but need not state the purpose of the meeting.

     70 The Board of Directors may adopt such rules and regulations not inconsistent with the provisions of law or these Articles for the conduct of its meetings and management of the affairs of the Company as the Board may deem proper.

     71 Any one or more members of the Board of Directors or any committee thereof may participate in any meeting of the Board or of any such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

     72 Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if all of the members of the Board or of any such committee consent thereto in writing and the writing or writings are filed with the minutes of proceedings of the Board or of such committee.

     73 Each Director who shall not at the time also be a salaried officer or employee of the Company or any of its subsidiaries (an "Outside Director"), in consideration of such person serving as a Director, shall be entitled to receive from the Company such amount per annum and such fees for attendance at meetings of the Board of Directors or of committees of the Board, or both, as the Board shall from time to time determine. In addition, each Director, whether or not an Outside Director, shall be entitled to receive from the Company reimbursement for the reasonable expenses incurred by such person in connection with the performance of such person's duties as a Director. Nothing contained in this Article shall preclude any Director from serving the Company or any of its subsidiaries in any other capacity and receiving proper compensation therefor.

     74 The Board of Directors may appoint one or more directors emeritus as it shall from time to time determine. Each director emeritus appointed shall hold office at the pleasure of the Board of Directors. A director emeritus shall be entitled, but shall have no obligation, to attend and be present at the meetings of the Board of Directors, although a meeting of the Board of Directors may be held without notice to any director emeritus and no director emeritus shall be considered in determining whether a quorum of the Board of Directors is present. A director emeritus shall advise and counsel the Board of Directors on the business and operations of the Company as requested by the Board of Directors; however, a director emeritus shall not be entitled to vote on any matter presented to the Board of Directors. A director emeritus, in consideration of such person serving as a director emeritus, shall be entitled to receive from the Company such fees for attendance at meetings of the Board of Directors as the Board shall from time to time determine. In addition, a director emeritus shall be entitled to receive from the Company reimbursement for the reasonable expenses incurred by such person in connection with the performance of such person's duties as a director emeritus.

                                   COMMITTEES

     75 The Board of Directors may designate an Executive Committee which shall consist of three or more of the Directors of the Company. The Board may designate one or more Directors as alternate members of the Executive Committee, who may replace any absent or disqualified member at any meeting of the Executive Committee. In the absence or disqualification of a member of the Executive Committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. The Executive Committee shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company, and may authorise the seal of the Company to be affixed to all papers that may require it, except that neither the Executive Committee nor any other committee of the Board shall have the power or authority in reference to approving or adopting, or recommending to the Members, any action or matter expressly required by the Statute to be submitted to Members for approval.

     76 The Board shall have power at any time to change the membership of the Executive Committee, to fill all vacancies in it and to discharge it, either with or without cause.

     77 The Board of Directors may designate one or more committees other than the Executive Committee, each of which shall consist of one or more of the Directors of the Company. The Board may designate one or more Directors as alternate members of any such committee, who may replace any absent or disqualified member at any meeting of such committee. In addition, in the absence or disqualification of a member of any such committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Each such committee of the Board, except as otherwise provided by law, or these Articles, shall have and may exercise such authority of the Board as may be specified in the resolution or resolutions of the Board designating such committee. The Board shall have power at any time to change the membership of, to fill all vacancies in and to discharge any such committee, either with or without cause.

     78 Regular meetings of any committee of the Board of Directors (including the Executive Committee), of which no notice shall be necessary, may be held at such times and places as shall be fixed by resolution adopted by a majority of the members thereof. Special meetings of any committee of the Board of Directors (including the Executive Committee) shall be called at the request of any member thereof. Notice of each special meeting of any committee of the Board of Directors (including the Executive Committee) shall be sent by mail, delivery service, facsimile telecommunication, telegraph or telephone, or be delivered personally to each member thereof not later than the day before the day on which the meeting is to be held, but notice need not be given to any member who shall, either before or after the meeting, submit a signed waiver of such notice or who shall attend such meeting without protesting, prior to or at its commencement, the lack of such notice to such member. Any special meeting of any committee of the Board (including the Executive Committee) shall be a legal meeting without any notice thereof having been given, if all the members thereof shall be present thereat. Notice of any adjourned meeting of any committee of the Board (including the Executive Committee) need not be given. Any committee of the Board (including the Executive Committee) may adopt such rules and regulations not inconsistent with the provisions of law or these Articles for the conduct of its meetings as such committee may deem proper. A majority of the members of any committee of the Board (including the Executive Committee) shall constitute a quorum for the transaction of business at any meeting, and the vote of a majority of the members thereof present at any meeting at which a quorum is present shall be the act of such committee. Each committee of the Board of Directors (including the Executive Committee) shall keep written minutes of its proceedings and shall report on such proceedings to the Board.

                                    OFFICERS

     79 The officers of the Company shall be a Chairman of the Board, a Chief Executive Officer, a President, one or more Vice Presidents, a Treasurer, a Secretary, a Controller, and such other officers or agents with such titles and such duties as the Board of Directors may from time to time determine, each to have such authority, functions or duties as in these Articles provided or as the Board may from time to time determine, and each to hold office for such term as may be prescribed by the Board and until such person's successor shall have been chosen and shall qualify, or until such person's death or resignation, or until such person's removal in the manner hereinafter provided. The Chairman of the Board and the Chief Executive Officer shall be elected by the Directors. One person may hold the offices and perform the duties of any two or more of said officers; provided, however, that no officer shall execute, acknowledge or verify any instrument in more than one capacity if such instrument is required by law or these Articles to be executed, acknowledged or verified by two or more officers. The Board may from time to time authorise any officer to appoint and remove any such other officers and agents and to prescribe their powers and duties. The Board may require any officer or agent to give security for the faithful performance of such person's duties.

     80 Any officer may be removed, either with or without cause, by the Board of Directors at any meeting thereof called for that purpose, or, except in the case of any officer elected by the Board, by any committee or superior officer upon whom such power may be conferred by the Board.

     81 Any officer may resign at any time by giving notice to the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the Secretary of the Company. Any such resignation shall take effect at the date of receipt of such notice or at any later date specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

     82 A vacancy in any office because of death, resignation, removal or any other cause may be filled for the unexpired portion of the term in the manner prescribed in these Articles for election to such office.

     83 The Chairman of the Board shall, if present, preside at meetings of the Members, meetings of the Board and meetings of the Executive Committee. The Chairman of the Board shall counsel with and advise the Chief Executive Officer and President and shall exercise or perform such other powers and duties as may from time to time be assigned to the Chairman of the Board by the Board or the Executive Committee.

     84 The Chief Executive Officer shall have the general control and management of the business and affairs of the Company, subject to the direction and control of the Board of Directors. The Chief Executive Officer shall see that all orders and resolutions of the Board of Directors are carried into effect, and shall exercise or perform such other powers and duties as may from time to time be assigned to the Chief Executive Officer by the Board or the Executive Committee. The Chief Executive Officer may sign and execute in the name of the Company deeds, mortgages, bonds, contracts or other instruments authorised by the Board or any committee thereof empowered to authorise the same.

     85 The President shall exercise or perform such powers and duties as may from time to time be assigned to the President by the Chief Executive Officer or the Board of Directors. The President may sign and execute in the name of the Company deeds, mortgages, bonds, contracts or other instruments authorised by the Chief Executive Officer, the Board or any committee thereof empowered to authorise the same.

     86 Each Vice President shall have such powers and duties as shall be prescribed by the President, the Chief Executive Officer, the Chairman of the Board or the Board of Directors. Any Vice President may sign and execute in the name of the Company deeds, mortgages, bonds, contracts or other instruments authorised by the Board or any committee thereof empowered to authorise the same.

     87 The Treasurer shall perform all duties incident to the office of Treasurer and such other duties as from time to time may be assigned to the Treasurer by the President, the Chief Executive Officer, the Chairman of the Board or the Board of Directors.

     88 It shall be the duty of the Secretary to act as secretary at all meetings of the Board of Directors, of the Executive Committee and of the Members and to record the proceedings of such meetings in a book or books to be kept for that purpose; the Secretary shall see that all notices required to be given by the Company are duly given and served; the Secretary shall be custodian of the seal of the Company and shall affix the seal or cause it to be affixed to all certificates of shares of the Company (unless the seal of the Company on such certificates shall be a facsimile, as hereinafter provided) and to all documents, the execution of which on behalf of the Company under its seal is duly authorised in accordance with the provisions of these Articles. The Secretary shall have charge of the Register of Members and also of the other books, records and papers of the Company and shall see that the reports, statements and other documents required by law are properly kept and filed; and the Secretary shall in general perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to such person by the President, the Chief Executive Officer, the Chairman of the Board or the Board of Directors.

     89 The Controller shall perform all of the duties incident to the office of the Controller and such other duties as from time to time may be assigned to such person by the President, the Chief Executive Officer, the Chairman of the Board or the Board of Directors.

     90 The Assistant Treasurers, the Assistant Secretaries and the Assistant Controllers shall perform such duties as shall be assigned to them by the Treasurer, Secretary or Controller, respectively, or by the President, the Chief Executive Officer, the Chairman of the Board or the Board of Directors.

                                      SEAL

     91 The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer or other person appointed by the Directors for the purpose.

     92 The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

     93 A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

                      DIVIDENDS, DISTRIBUTIONS AND RESERVE

     94 Subject to the Statute and this Article, the Directors may declare Dividends and distributions on shares in issue and authorise payment of the Dividends or distributions out of the funds of the Company lawfully available therefor. No Dividend or distribution shall be paid except out of the realised or unrealised profits of the Company, or out of the share premium account or as otherwise permitted by the Statute.

     95 Except as otherwise provided by the rights attached to shares, all Dividends shall be declared and paid according to the par value of the shares that a Member holds.

     96 The Directors may deduct from any Dividend or distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

     97 The Directors may declare that any Dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

     98 Any Dividend, distribution, interest or other monies payable in cash in respect of shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, bonuses, or other monies payable in respect of the share held by them as joint holders.

     99  No Dividend or distribution shall bear interest against the Company.

     100 Any Dividend which cannot be paid to a Member and/or which remains unclaimed after six months from the date of declaration of such Dividend may, in the discretion of the Directors, be paid into a separate account in the Company's name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend shall remain as a debt due to the Member. Any Dividend which remains unclaimed after a period of six years from the date of declaration of such Dividend shall be forfeited and shall revert to the Company.

                                 CAPITALISATION

     101 The Directors may capitalise any sum standing to the credit of any of the Company's reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of Dividend and to apply such sum on their behalf in paying up in full unissued shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provisions as they think fit for the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

                                BOOKS OF ACCOUNT

     102 The Directors shall cause proper books of account to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place and the assets and liabilities of the Company. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company's affairs and to explain its transactions.

     103 The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

     104 The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

                                     AUDIT

     105 The Directors may appoint an Auditor of the Company who shall hold office until removed from office by a resolution of the Directors, and may fix his or their remuneration.

     106 Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

     107 Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

                                WAIVER OF NOTICE

     108 Whenever any notice whatsoever is required to be given by these Articles or by law, the person entitled thereto may, either before or after the meeting or other matter in respect of which such notice is to be given, waive such notice in writing, which writing shall be filed with or entered upon the records of the meeting or the records kept with respect to such other matter, as the case may be, and in such event such notice need not be given to such person and such waiver shall be deemed equivalent to such notice.

                                   WINDING UP

     109 If the Company shall be wound up, and the assets available for distribution amongst the Members shall be insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the shares held by them. If in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the shares held by them at the commencement of the winding up subject to a deduction from those shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise. This Article is without prejudice to the rights of the holders of shares issued upon special terms and conditions.

     110 If the Company shall be wound up the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

                     INDEMNITY AND LIMITATION OF LIABILITY

     111 No Director shall be personally liable to the Company or its Members for monetary damages for breach of fiduciary duty as a Director, except for liability (a) for any breach of the Director's duty of loyalty to the Company or to its Members, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law or (c) for any transaction from which the Director derived an improper personal benefit.

     112 The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that such person is or was a Director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a Director, officer, employee or agent of another company, corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

     113 The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a Director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a Director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, against expenses

(including attorneys' fees) actually and reasonably incurred by such person in connection with the defence or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the such court shall deem proper.

     114 Any indemnification under Article 112 or Article 113 (unless ordered by a court) shall be made by the Company only as authorised in the specific case upon a determination that indemnification of the present or former Director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Article 112 or Article
113. Such determination shall be made, with respect to a person who is a Director or officer at the time of such determination, (a) by a majority vote of the Directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (b) by a committee of such Directors designated by majority vote of such Directors, even though less than a quorum, or (c) if there are not such Directors, or if such Directors so direct, by independent legal counsel in a written opinion, or (d) by the Members.

     115 Notwithstanding the provisions of Article 112 or Article 113, to the extent that a present or former Director or officer of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in either of such Articles or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     116 Expenses (including attorneys' fees) incurred by a present or former officer or Director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of such officer or Director to repay all such amounts advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Company under Articles 112 through 121 or otherwise. Such expenses (including attorneys' fees) incurred by present or former employees or agents of the Company other than officers or Directors may be so paid upon such terms and conditions, if any, as the Company deems appropriate.

     117 The indemnification and advancement of expenses provided by, or granted pursuant to, the provisions of Article 116 shall not be deemed exclusive of any other rights to which any person seeking indemnification or advancement of expenses may be entitled under any law, agreement, vote of Members or disinterested Directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office. All rights to indemnification and advancement of expenses under Article 116 shall be deemed to be provided by a contract between the Company and the Director, officer, employee or agent, as the case may be, who served in such capacity at any time while these Articles and other relevant provisions of the Statute and other applicable law, if any, are in effect. Any repeal or modification thereof shall not affect any rights or obligations then existing.

     118 The Company may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a Director, officer, employee or agent of another company, corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Company would have the power to indemnify such person against such liability under the applicable provisions of the Statute.

     119 For purposes of Articles 112 through 121, references to "the Company" shall include, in addition to the resulting company or, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent company or corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another company corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of Articles 112 through 121 with respect to the resulting or surviving corporation as such person would have with respect to such constituent company or corporation if its separate existence had continued.

     120 For purposes of Articles 112 through 121, references to "other enterprise" shall include employee benefit plans; references to "fines" shall include any excise tax assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the Company" shall include any service as a Director, officer, employee or agent of the Company that imposes duties on, or involves services by, such Director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Company" as referred to in Articles 112 through 121.

     121 The indemnification and advancement of expenses provided by, or granted pursuant to, Articles 112 through 121 shall, unless otherwise provided when authorised or ratified, continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                                 FINANCIAL YEAR

     122 Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

                        TRANSFER BY WAY OF CONTINUATION

     123 If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

                        INSPECTION OF BOOKS AND RECORDS

     124 A Member may inspect the Company's books and records for a proper purpose. The Directors shall in their sole discretion determine whether a purpose is a proper purpose. The Directors may establish procedures or conditions regarding the inspection rights of the Members for the purpose of protecting the interests of the Company, protecting the confidentiality of the information contained in the Company's books and records, the convenience of the Company or protecting any other interests of the Company that the Directors deem proper.

                                 MISCELLANEOUS

     125 The Board of Directors or any committee thereof shall designate the officers, employees and agents of the Company who shall have power to execute and deliver deeds, contracts, mortgages, bonds, debentures, notes, cheques, drafts and other orders for the payment of money and other documents for and in the name of the Company and may authorise such officers, employees and agents to delegate such power (including authority to redelegate) by written instrument to other officers, employees or agents of the Company. Such delegation may be by resolution or otherwise and the authority granted shall be general or confined to specific matters, all as the Board or any such committee may determine. In the absence of such designation referred to in the first sentence of this Article, the officers of the Company shall have such power so referred to, to the extent incident to the normal performance of their duties.

     126 All funds of the Company not otherwise employed shall be deposited from time to time to the credit of the Company or otherwise as the Board of Directors or any committee thereof or any officer of the Company to whom power in that respect shall have been delegated by the Board or any such committee shall select.

     127 All cheques, drafts and other orders for the payment of money out of the funds of the Company, and all notes or other evidence of indebtedness of the Company, shall be signed on behalf of the Company in such manner as shall from time to time be determined by resolution of the Board of Directors or of any committee thereof.

     128 The Board of Directors or any committee thereof shall designate the officers of the Company who shall have authority from time to time to appoint an agent or agents of the Company to exercise in the name and on behalf of the Company the powers and rights that the Company may have as the holder of shares, stock or other securities in any other companies or corporation, and to vote or consent in respect of such shares, stock or securities; such designated officers may instruct the person or persons so appointed as to the manner of exercising such powers and rights; and such designated officers may execute or cause to be executed in the name and on behalf of the Company and under its corporate seal, or otherwise, such written proxies, powers of attorney or other instruments as they may deem necessary or proper in order that the Company may exercise its said powers and rights.

DATED this 12th day of February 2002.

Noble Drilling Corporation
13135 South Dairy Ashford, Suite 800
Sugar Land, Texas 77478

acting by M&C Corporate Services Limited,
its attorney-in-fact, acting by:

/s/ GARETH GRIFFITHS
---------------------------------------------------------
Gareth Griffiths

/s/ MELANIE JONES
---------------------------------------------------------
Melanie Jones

/s/ FAITH J. ANDREJAK-ZAMORA
---------------------------------------------------------
Faith J. Andrejak-Zamora
Witness to the above signatures

I, CINDY Y. JEFFERSON-BULGIN Dep., Registrar of Companies in and for the Cayman Islands DO HEREBY CERTIFY that this is a true and correct copy of the Articles of Association of this Company duly incorporated on the 12th day of February 2002.

                                             /s/ CINDY Y. JEFFERSON-BULGIN
                                          --------------------------------------
                                                  REGISTRAR OF COMPANIES

                                    ANNEX D

                           AMENDMENT OF THE 1992 PLAN

                                AMENDMENT NO. 2
                             DATED JANUARY 31, 2002
                                     TO THE
                           NOBLE DRILLING CORPORATION
                      1992 NONQUALIFIED STOCK OPTION PLAN
                           FOR NON-EMPLOYEE DIRECTORS

     WHEREAS, Noble Drilling Corporation, a Delaware corporation (the "Company"), established the 1992 Nonqualified Stock Option Plan for Non-Employee Directors (the "Plan"), and reserved the right of the Board of Directors of the Company (the "Board of Directors") under Section 5.01 thereunder to amend the Plan, subject to stockholder approval; and

     WHEREAS, in April 2000, the Plan was amended by the Board of Directors, subject to stockholder approval, to increase the number of shares subject to annual grants of options under the Plan; and

     WHEREAS, the Company desires to further amend certain provisions of the Plan, as provided herein, in order to enable the Company to continue to attract and retain qualified, non-employee directors, by increasing the aggregate number of shares of common stock of the Company ("Common Stock") authorized for grants under the Plan and by increasing the number of shares of Common Stock subject to annual grants of options under the Plan;

     NOW THEREFORE, BE IT RESOLVED, that pursuant to Section 5.01 of the Plan, the Board of Directors hereby amends the Plan as follows:

          1. The second sentence of Section 3.02(b) of the Plan is deleted in its entirety and the following is substituted in its place:

             "Thereafter, each Non-Employee Director serving on a Grant Date shall automatically be granted, as of such date, an Option to purchase 7,500 shares of Common Stock."

          2. The first sentence of Section 4.01 of the Plan is deleted in its entirety and the following is substituted in its place:

             "The total number of shares of Common Stock as to which Options may be granted shall be 650,000, in the aggregate, except as such number of shares shall be adjusted from and after the Effective Date in accordance with the provisions of Section 4.02 hereof."

     RESOLVED FURTHER, that this Amendment No. 2 shall amend only those provisions of the Plan set forth herein, and those Sections, paragraphs and sentences not expressly amended hereby shall remain in full force and effect.

     RESOLVED FURTHER, that this Amendment No. 2 shall be effective immediately upon its approval by the stockholders of the Company.

                                    ANNEX E

                              AMENDED AND RESTATED
                         CHARTER OF THE AUDIT COMMITTEE

                                 CHARTER OF THE
                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                         OF NOBLE DRILLING CORPORATION

                       (EFFECTIVE AS OF JANUARY 31, 2002)

I.  PURPOSE

     The primary purpose of the Audit Committee (the "Audit Committee" or the "Committee") of the Board of Directors (the "Board") of Noble Drilling Corporation (the "Corporation") is to assist the Board in fulfilling its oversight responsibility by reviewing: the Corporation's financial reports (and other financial information) provided by the Corporation to the United States Securities and Exchange Commission and the investing public, the Corporation's systems of internal control regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Corporation's auditing, accounting and financial reporting processes generally. Consistent with this, the Committee should encourage continuous improvements in the Corporation's policies, procedures and practices and in compliance at all levels.

     The Committee assists the Board and Management in assuring appropriate corporate governance, functioning in an oversight role, recognizing that the Corporation's management is responsible for preparing the Corporation's financial statements, and the independent auditors are responsible for auditing those statements. The Committee is not providing any expert or special assurance as to the Corporation's financial statements or any professional certification as to the independent auditor's work.

     The Corporation's independent auditors are ultimately accountable to the Board and the Audit Committee, and the Board and the Audit Committee have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors.

II.  COMPOSITION

     The Audit Committee shall be appointed by the Board from its members and shall be composed of a minimum of three directors, all of whom shall be financially literate, with at least one having accounting or related financial management expertise, in each case as determined by the Board in its business judgment. Each member of the Committee shall be independent (as defined below) and free from any relationships that, in the opinion of the Board, would interfere with the exercise of objective judgment as a Committee member.

     An independent director is one who:

          Is not and has not been employed by the Corporation for at least three years prior to election to the Audit Committee.

          Is not and has not been for at least three years prior to election to the Audit Committee an executive officer of the Corporation, whether or not he or she is or was employed by the Corporation.

          Is not a member of the immediate family of an individual who is, or has been at any time during the past three years, employed by the Corporation or any of its affiliates as an executive officer.

          Is not employed as an executive of another company where any of the Corporation's executives serve on that company's compensation committee.

          Is not a person who (i) is a partner, controlling shareholder, or executive officer of an organization that has a business relationship with the Corporation, or (ii) has a direct business relationship with the Corporation, unless, in each case, the Board of Directors determines in its business judgment that the relationship does not interfere with the director's exercise of independent judgment. In making a determination regarding the independence of a director pursuant to this paragraph, the Board of Directors should consider, among other things, the materiality of the relationship to the Corporation, to the director and, if applicable, to the organization with which the director is affiliated. For purposes of this paragraph, "business relationships" can include commercial, industrial, banking, consulting, legal, accounting and other relationships. A director can have this relationship directly with the Corporation, or the director can be a partner, officer or employee of an organization that has such a relationship. The director may serve on the Audit Committee without the above-referenced Board of Directors' determination after three years following the termination of, as applicable, either (1) the relationship between the organization with which the director is affiliated and the Corporation, (2) the relationship between the director and his or her partnership status, shareholder interest or executive officer position, or
     (3) the direct business relationship between the director and the Corporation.

          The members of the Audit Committee shall be appointed at the annual meeting of the Board following the annual meeting of the Corporation's stockholders and each member shall serve until the next such annual meeting of the Board, or until his or her successor shall be duly appointed. Unless a Chairperson of the Committee is selected by the full Board, the members of the Committee may designate a Chairperson by majority vote of the entire Committee.

III.  RESPONSIBILITIES

     The following shall be recurring responsibilities of the Audit Committee in carrying out its oversight function. The duties and responsibilities of the Audit Committee should remain flexible in order to best react to changing conditions and to enable the Committee to assure the Board and stockholders that the Corporation's financial systems and public reporting practices are in accordance with all requirements. These responsibilities are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate.

          1. Recommend to the Board the appointment or termination of the Corporation's independent auditors;

          2. Review the adequacy of the Corporation's system of internal controls including the reliability of its financial reporting systems; confer with the Corporation's independent auditors with respect to their assessment of the adequacy of such controls and systems; and review management's response to any material weakness in the Corporation's internal controls which may be identified by the independent auditors;

          3. Confer with the Corporation's independent auditors concerning the scope of their audit of the financial statements of the Corporation and its subsidiaries; review and approve the independent auditors' engagement letter; provide sufficient opportunity for the independent auditors to meet with the members of the Committee without members of management present; direct the attention of the independent auditors to specific matters or areas deemed by the Committee to be of special significance to the Corporation and its subsidiaries; authorize such auditors to perform such supplemental reviews or audits as the Committee may deem necessary or appropriate; receive periodically from the independent auditors a formal written statement delineating all relationships between the independent auditors and the Corporation; and engage in active dialogue with the independent auditors on all matters which could affect the independence of the auditors;

          4. Review the Corporation's significant accounting principles and policies and significant changes thereto; review proposed and implemented changes in accounting standards and principles which have or may have a material impact on the Corporation's financial statements; review significant management judgments and accounting estimates used in financial statement preparation; and review the accounting for significant corporate transactions;

          5. Review with the independent auditors any disagreements with management or difficulties they may have encountered in performing their audits of the financial statements of the Corporation and its subsidiaries;

          6. Review the scope of audit and non-audit services provided to the Corporation and its subsidiaries by the independent auditors and the fees for such services;

          7. Review with management and the independent auditors the audited financial statements to be included in the Corporation's Annual Report on Form 10-K; and review and consider with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61 ("SAS No. 61"), including deficiencies in internal controls, fraud, illegal acts, management judgments and estimates, audit adjustments, audit difficulties, and the independent auditors' judgments about the quality of the Corporation's accounting practices;

          8. Review with the independent auditors and management the Corporation's interim financial results to be included in each quarterly report on Form 10-Q, including any matters required to be discussed by SAS No. 61, prior to the Corporation's filing of the related Form 10-Q with the Securities and Exchange Commission;

          9. Confer with the director of internal audit, management and the independent auditors as requested by any of them or by the Committee, and at least annually, and review their reports with respect to the functioning, quality and adequacy of programs for compliance with the Corporation's policies and procedures regarding business ethics, compliance with applicable laws and regulations (such as environmental laws and regulations), financial controls and internal auditing, including information regarding violations or probable violations of such policies; and report the foregoing to the Board with such recommendations as the Committee may deem appropriate;

          10. Review with the director of internal audit, at least annually, the activities, budget, staffing and structure of the internal auditing function of the Corporation and its subsidiaries, and any recommendations of the Committee with respect to improving the performance of or strengthening that function;

          11. Initiate, when appropriate, investigations of matters within the scope of the Committee's general responsibilities;

          12. Review and reassess the adequacy of this charter annually; and

          13. Prepare reports of the Committee that are required by the rules of the Securities and Exchange Commission to be included in the Corporation's annual stockholders meeting proxy statement, as well as any other reports required by the Securities and Exchange Commission or the New York Stock Exchange.

IV.  MEETINGS

     The Audit Committee shall meet a minimum of three times annually.

V.  REPORTING

     The proceedings of all meetings of the Audit Committee will be documented in the minutes, which will be approved by the Committee and presented at meetings of the full Board.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Cayman Islands law does not limit the extent to which a company's articles of association may provide for the indemnification of its directors, officers, employees and agents except to the extent that such provision may be held by the Cayman Islands courts to be contrary to public policy.

     Noble-Cayman's articles of association provide the following:

     Article 111 of Noble-Cayman's articles of association provides that no Noble-Cayman director will be personally liable to Noble-Cayman or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to Noble-Cayman or to its shareholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law or (c) for any transaction from which the director derived an improper personal benefit.

     Article 112 of Noble-Cayman's articles of association provides that Noble-Cayman will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Noble-Cayman), by reason of the fact that such person is or was a director, officer, employee or agent of Noble-Cayman, or is or was serving at the request of Noble-Cayman as a director, officer, employee or agent of another company, corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Noble-Cayman, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of Noble-Cayman, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

     Article 113 of Noble-Cayman's articles of association provides that Noble-Cayman shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Noble-Cayman to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of Noble-Cayman, or is or was serving at the request of Noble-Cayman as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defence or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Noble-Cayman, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Noble-Cayman unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the such court shall deem proper.

     Any indemnification under Article 112 or Article 113 of Noble-Cayman's articles of association (unless ordered by a court) shall be made by Noble-Cayman only as authorised in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Article 112 or Article 113 of Noble-Cayman's articles of association. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (a) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (b) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (c) if there are not such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (d) by the shareholders.

     To the extent that a present or former director or officer of Noble-Cayman has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in either of Articles 112 or 113 or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     Expenses (including attorneys' fees) incurred by a present or former officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by Noble-Cayman in advance of the final disposition of such action, suit or proceeding upon receipt by Noble-Cayman of an undertaking by or on behalf of such officer or director to repay all such amounts advanced if it shall ultimately be determined that such person is not entitled to be indemnified by Noble-Cayman under its articles of association or otherwise. Such expenses (including attorneys' fees) incurred by present or former employees or agents of Noble-Cayman other than officers or directors may be so paid upon such terms and conditions, if any, as Noble-Cayman deems appropriate.

     The indemnification and advancement of expenses shall not be deemed exclusive of any other rights to which any person seeking indemnification or advancement of expenses may be entitled under any law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

     Noble-Cayman intends to enter into an indemnity agreement with each of its directors and officers to supplement the indemnification protection available under Noble-Cayman's articles of association referred to above. These indemnity agreements will generally provide that Noble-Cayman will indemnify the parties thereto to the fullest extent permitted by law.

     Noble-Cayman will also maintain insurance to protect itself and its directors, officers, employees and agents against expenses, liabilities and losses incurred by such persons in connection with their services in the foregoing capacities.

     The foregoing summaries are necessarily subject to the complete text of Noble-Cayman's articles of association and the indemnity agreements referred to above and are qualified in their entirety by reference thereto.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits.

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
   2.1     --  Agreement and Plan of Merger dated as of March 11, 2002 between Noble Corporation, Noble Cayman Acquisition
               Corporation, Noble Holding (U.S.) Corporation and Noble
               Drilling Corporation (included as Annex A to the proxy
               statement/prospectus that constitutes part of this
               registration statement)
   3.1     --  Certificate of Incorporation of Noble Holding (U.S.)
               Corporation
   3.2     --  Bylaws of Noble Holding (U.S.) Corporation
   3.3     --  Memorandum of Association for Noble Corporation (included as
               Annex B to the proxy statement/prospectus that constitutes part of this registration statement)
   3.4     --  Articles of Association for Noble Corporation (included as
               Annex C to the proxy statement/prospectus that constitutes part of this registration statement)
   3.5     --  Specimen Ordinary Share Certificate, par value US $0.10 per share, of Noble Corporation
   4.1     --  Rights Agreement between Noble Corporation and UMB Bank,
               N.A., as Rights Agent

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
   5.1     --  Opinion of Maples and Calder, regarding the legality of securities to be issued by Noble Corporation
   8.1     --  Opinion of Maples and Calder, regarding certain Cayman
               Islands tax matters (included in Exhibit 5.1)
   8.2     --  Opinion of Thompson & Knight L.L.P., regarding certain U.S.
               tax matters
  23.1     --  Consent of PricewaterhouseCoopers LLP
  23.2     --  Consent of Maples and Calder (included in Exhibit 5.1)
  23.3     --  Consent of Thompson & Knight L.L.P. (included in Exhibit
               8.2)
  99.1     --  Proxy card for use in connection with the Stockholders'
               Meeting of Noble Drilling Corporation
  99.2     --  Voting instruction card for use in connection with the
               Stockholders' Meeting of Noble Drilling Corporation
  99.3     --  Consent of Michael A. Cawley
  99.4     --  Consent of Lawrence J. Chazen
  99.5     --  Consent of Luke R. Corbett
  99.6     --  Consent of Marc E. Leland
  99.7     --  Consent of Jack E. Little
  99.8     --  Consent of William A. Sears

     (b) Financial Statement Schedules.

All schedules are omitted because they are not applicable.

ITEM 22.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

          (1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

          (3) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (4) That every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
     1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (6) To deliver or cause to be delivered with the prospectus to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Christ Church, Country of Barbados, on March 8, 2002.

                                          NOBLE CORPORATION

                                          By:       /s/ JAMES C. DAY
                                            ------------------------------------
                                                        James C. Day
                                                 Chairman of the Board and
                                                  Chief Executive Officer

     Each person whose signature appears below appoints James C. Day and Robert
D. Campbell and each of them, each of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign (i) any and all amendments (including post-effective amendments) to this registration statement and (ii) any registration statement of the type contemplated by Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on March 8, 2002 in the capacities indicated.

                      SIGNATURE                                             TITLE
                      ---------                                             -----




                  /s/ JAMES C. DAY                         Chairman of the Board, Chief Executive
-----------------------------------------------------     Officer and Director (Principal Executive
                    James C. Day                                          Officer)




               /s/ ROBERT D. CAMPBELL                              President and Director
-----------------------------------------------------
                 Robert D. Campbell




                 /s/ MARK A. JACKSON                       Senior Vice President -- Finance, Chief
-----------------------------------------------------   Financial Officer, Treasurer, Controller and
                   Mark A. Jackson                      Assistant Secretary (Principal Financial and
                                                                     Accounting Officer)




               /s/ JULIE J. ROBERTSON                     Senior Vice-President -- Administration,
-----------------------------------------------------              Secretary and Director
                 Julie J. Robertson

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
   2.1     --  Agreement and Plan of Merger dated as of March 11, 2002 between Noble Corporation, Noble Cayman Acquisition
               Corporation, Noble Holding (U.S.) Corporation and Noble
               Drilling Corporation (included as Annex A to the proxy
               statement/prospectus that constitutes part of this
               registration statement)
   3.1     --  Certificate of Incorporation of Noble Holding (U.S.)
               Corporation
   3.2     --  Bylaws of Noble Holding (U.S.) Corporation
   3.3     --  Memorandum of Association for Noble Corporation (included as
               Annex B to the proxy statement/prospectus that constitutes part of this registration statement)
   3.4     --  Articles of Association for Noble Corporation (included as
               Annex C to the proxy statement/prospectus that constitutes part of this registration statement)
   3.5     --  Specimen Ordinary Share Certificate, par value US $0.10 per share, of Noble Corporation
   4.1     --  Rights Agreement between Noble Corporation and UMB Bank,
               N.A., as Rights Agent
   5.1     --  Opinion of Maples and Calder, regarding the legality of securities to be issued by Noble Corporation
   8.1     --  Opinion of Maples and Calder, regarding certain Cayman
               Islands tax matters (included in Exhibit 5.1)
   8.2     --  Opinion of Thompson & Knight L.L.P., regarding certain U.S.
               tax matters
  23.1     --  Consent of PricewaterhouseCoopers LLP
  23.2     --  Consent of Maples and Calder (included in Exhibit 5.1)
  23.3     --  Consent of Thompson & Knight L.L.P. (included in Exhibit
               8.2)
  99.1     --  Proxy card for use in connection with the Stockholders'
               Meeting of Noble Drilling Corporation
  99.2     --  Voting instruction card for use in connection with the
               Stockholders' Meeting of Noble Drilling Corporation
  99.3     --  Consent of Michael A. Cawley
  99.4     --  Consent of Lawrence J. Chazen
  99.5     --  Consent of Luke R. Corbett
  99.6     --  Consent of Marc E. Leland
  99.7     --  Consent of Jack E. Little
  99.8     --  Consent of William A. Sears